                                               Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-91297


         PROXY STATEMENT                                PROSPECTUS
         LCB CORPORATION                       REGIONS FINANCIAL CORPORATION
                                             1,231,542 SHARES OF COMMON STOCK

                 MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

     The Boards of Directors of LCB Corporation and Regions Financial Corporation have approved a merger agreement that provides for the acquisition of LCB Corporation by Regions with Regions as the surviving corporation in the merger. Regions is a regional bank holding company headquartered in Birmingham, Alabama. Regions has banking operations in Alabama, Arkansas, Florida, Georgia, Louisiana, South Carolina, Tennessee, and Texas. Regions has assets of about $41.2 billion, deposits of about $29.8 billion, and stockholders' equity of about $3.0 billion.

     If the merger is completed, LCB Corporation stockholders will receive
15.789 shares of Regions common stock for each share of LCB Corporation common stock they own. Regions stockholders will continue to own their existing shares of Regions common stock after the merger. Shares of Regions common stock are traded on the Nasdaq National Market under the trading symbol "RGBK."

     We cannot complete the merger unless the stockholders of LCB Corporation approve the merger agreement that contains the terms of the merger. LCB Corporation has scheduled a special meeting for its stockholders to vote on the merger.

     YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting of the stockholders, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your shares of LCB Corporation common stock represented by that proxy will be counted as a vote in favor of the merger agreement. If you do not return your card, the effect will be a vote against the merger agreement.

     The date, time, and place of the special meeting of stockholders is as follows:

                           4:00 p.m., January 4, 2000

   Main Office, Lincoln County Bank, 302 East College Street, Fayetteville,
                                Tennessee 37334

     This Proxy Statement-Prospectus provides you with detailed information about the proposed merger. You can also get information about Regions from documents filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully. Your Board of Directors strongly supports the merger and recommends that you vote in favor of the merger agreement.

     SHARES OF REGIONS COMMON STOCK ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE REGIONS COMMON STOCK TO BE ISSUED UPON COMPLETION OF THE MERGER OR DETERMINED IF THIS PROXY STATEMENT-PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Proxy Statement-Prospectus is dated December 6, 1999, and was first mailed to stockholders on or about December 6, 1999.

     We have not authorized anyone to give any information or make any representation about the merger or our companies that differs from, or adds to, the information in this Proxy Statement-Prospectus or in Regions' documents that are publicly filed with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.

     If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this Proxy Statement-Prospectus or to ask for proxies, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this Proxy Statement-Prospectus does not extend to you.

     The information contained in this Proxy Statement-Prospectus speaks only as of its date unless the information specifically indicates that another date applies.

     Information in this Proxy Statement-Prospectus about Regions Financial Corporation has been supplied by Regions, and information about LCB Corporation has been supplied by LCB Corporation.

                                LCB CORPORATION
            302 EAST COLLEGE STREET, FAYETTEVILLE, TENNESSEE, 37334

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                           TO BE HELD JANUARY 4, 2000


     LCB Corporation will hold a special meeting of stockholders at Lincoln County Bank's main office, located at 302 East College Street, Fayetteville, Tennessee, 37334 on January 4, 2000, at 4:00 p.m., local time. At the Special Meeting the following matters will be presented for stockholder vote:

     1. Merger. The Agreement and Plan of Merger, dated as of July 8, 1999, by and between LCB Corporation and Regions Financial Corporation. If the agreement is approved and the merger is completed, (1) LCB Corporation will merge with and into Regions with Regions as the surviving corporation and (2) each share of LCB Corporation common stock (excluding certain shares held by LCB Corporation, Regions, or their respective subsidiaries and excluding all shares held by stockholders who perfect their dissenters' rights) will be converted into 15.789 shares of Regions common stock, with cash to be paid in lieu of any remaining fractional share interest, all as described more fully in the accompanying Proxy Statement-Prospectus; and

     2. Other Business. Such other business as may properly come before the special meeting, including adjourning the special meeting to permit, if necessary, further solicitation of proxies.

     Only stockholders of record at the close of business on December 1, 1999, will receive notice of and may vote at the special meeting or any adjournment or postponement thereof.

     You have a right to dissent from the merger and obtain payment of the fair value of your LCB Corporation shares in cash by complying with the applicable provisions of Tennessee law, which are attached to the accompanying Proxy Statement-Prospectus as Appendix B.

     Your Board of Directors unanimously recommends that you vote FOR the proposals listed above.

     We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the special meeting in person. The proxy may be revoked by the person executing the proxy by filing with the Secretary of LCB Corporation an instrument of revocation or a duly executed proxy bearing a later date or by electing to vote in person at the special meeting.

                                          By Order of the Board of Directors



                                          Mary Jane Caldwell
                                          Corporate Secretary


 December 6, 1999

                               TABLE OF CONTENTS

SUMMARY......................................................................................................     1
         The Companies ......................................................................................     1
         The Merger .........................................................................................     1
         Comparative Per Share Market Price Information......................................................     2
         Reasons for the Merger .............................................................................     2
         The Special Meeting ................................................................................     2
         Recommendations to Stockholders ....................................................................     2
         Record Date; Voting Power ..........................................................................     3
         Vote Required ......................................................................................     3
         Conditions to Completion of the Merger .............................................................     3
         Termination of the Merger Agreement ................................................................     4
         Federal Income Tax Consequences ....................................................................     4
         Accounting Treatment ...............................................................................     4
         Interests of Persons in the Merger That Are Different from Yours ...................................     4
         Dissenters' Appraisal Rights .......................................................................     5
         Regulatory Approvals ...............................................................................     5
         Comparative Per Share Data..........................................................................     5
         Selected Financial Data.............................................................................     6
THE SPECIAL MEETING..........................................................................................    11
         General.............................................................................................    11
         Record Date; Vote Required..........................................................................    12
THE MERGER...................................................................................................    13
         General.............................................................................................    13
         Background of the Merger............................................................................    13
         LCB Corporation's Reasons for the Merger............................................................    14
         Regions' Reasons for the Merger.....................................................................    15
         Effective Time of the Merger........................................................................    16
         Distribution of Regions Stock Certificates and Payment For Fractional Shares........................    16
         Conditions to Consummation of the Merger............................................................    17
         Regulatory Approvals................................................................................    18
         Waiver, Amendment, and Termination of the Merger Agreement..........................................    19
         Conduct of Business Pending the Merger..............................................................    19
         Management Following the Merger.....................................................................    21
         Interests of Certain Persons in the Merger..........................................................    21
         Dissenting Stockholders.............................................................................    21
         Federal Income Tax Consequences of the Merger.......................................................    24
         Accounting Treatment................................................................................    26
         Expenses and Fees...................................................................................    26
         Resales of Regions Common Stock.....................................................................    26
EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS...............................................................    27
         Antitakeover Provisions Generally...................................................................    27
         Authorized Capital Stock............................................................................    28
         Amendment of Certificate or Articles of Incorporation and Bylaws....................................    29
         Classified Board of Directors and Absence of Cumulative Voting......................................    29
         Removal of Directors................................................................................    30
         Limitations on Director Liability...................................................................    30
         Indemnification.....................................................................................    30
         Special Meetings of Stockholders....................................................................    31

         Actions by Stockholders Without a Meeting...........................................................    31
         Stockholder Nominations.............................................................................    32
         Mergers, Consolidations, and Sales of Assets Generally..............................................    32
         Business Combinations with Certain Persons..........................................................    33
         Dissenters' Rights..................................................................................    34
         Stockholders' Rights to Examine Books and Records...................................................    35
         Dividends...........................................................................................    35
COMPARATIVE MARKET PRICES AND DIVIDENDS......................................................................    36
LCB CORPORATION MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATIONS.......................................................    38
INFORMATION ABOUT LCB CORPORATION............................................................................    49
         Business and Properties.............................................................................    49
         Competition.........................................................................................    50
         Legal Proceedings...................................................................................    50
         Management..........................................................................................    50
         Transactions with Management........................................................................    51
         Voting Securities and Principal Stockholders........................................................    52
INFORMATION ABOUT REGIONS....................................................................................    53
         General.............................................................................................    53
         Recent Developments.................................................................................    54
SUPERVISION AND REGULATION...................................................................................    55
         General.............................................................................................    55
         Payment of Dividends................................................................................    56
         Capital Adequacy....................................................................................    57
         Prompt Corrective Action............................................................................    58
         FDIC Insurance Assessments..........................................................................    59
DESCRIPTION OF REGIONS COMMON STOCK..........................................................................    60
STOCKHOLDER PROPOSALS........................................................................................    60
FORWARD LOOKING STATEMENTS...................................................................................    60
EXPERTS  61
OPINIONS 62
WHERE YOU CAN FIND MORE INFORMATION..........................................................................    62
INDEX TO LCB CORPORATION FINANCIAL STATEMENTS................................................................   F-1
APPENDIX A-Agreement and Plan of Merger......................................................................   A-1
APPENDIX B- Copy of Chapter 23 of the Tennessee Business Corporation Act,
     pertaining to dissenters' rights........................................................................   B-1

                                    SUMMARY

     This summary highlights selected information from this Proxy
Statement-Prospectus. It does not contain all of the information that is important to you. You should carefully read this entire document and the documents to which we have referred in order to understand fully the merger and to obtain a more complete description of the legal terms of the merger. Each item in this summary includes a page reference that directs you to a more complete description in this document of the topic discussed.

THE COMPANIES (PAGES 49 AND 53)

REGIONS FINANCIAL CORPORATION
417 North 20th Street
Birmingham, Alabama 35203
(205) 944-1300

     Regions is a regional bank holding company headquartered in Birmingham, Alabama and incorporated in Delaware. Regions provides banking and other financial services. Regions has banking operations in Alabama, Arkansas, Florida, Georgia, Louisiana, South Carolina, Tennessee, and Texas. As of September 30, 1999, Regions' total assets were about $41.2 billion, deposits were about $29.8 billion and stockholders' equity was about $3.0 billion.

     The section of this Proxy Statement-Prospectus under the caption "Where You Find More Information" at page 62 refers you to places where you can find more information about Regions.

LCB CORPORATION
302 East College Street
Fayetteville, Tennessee, 37334
(931) 433-7041

     LCB Corporation is a bank holding company headquartered in Fayetteville, Tennessee and incorporated in Tennessee. LCB Corporation owns Lincoln County Bank and the Bank of Huntland, which are commercial banks serving customers primarily in Lincoln and Franklin Counties in Middle Tennessee. As of September 30, 1999, LCB Corporation's total assets were about $175 million, deposits were about $154 million, and stockholders' equity was about $18 million.

THE MERGER (PAGE 13)

     LCB Corporation will merge into Regions Financial Corporation. Regions will be the surviving corporation in the merger. When the merger is completed, you will receive 15.789 shares of Regions stock for each share of LCB Corporation common stock that you own. You will not receive a fraction of a share. Instead, you will receive a cash payment for any fraction of a share to which you may become entitled.

     If you elect to dissent from the merger under Tennessee law and follow the required procedures, you will receive a cash payment for you shares of LCB Corporation common stock instead of receiving Regions common stock. More information about your rights to dissent from the merger, and the procedures you must follow should you choose to do so, is included under the heading "The Merger -- Dissenting Stockholders" at page 21.

     We have attached the merger agreement to this Proxy Statement-Prospectus as Appendix A. We encourage you to read the merger agreement. It is the legal document that establishes the terms and conditions of the merger.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

     Shares of Regions are quoted on the Nasdaq National Market under the trading symbol "RGBK." Shares of LCB Corporation are not quoted on any established market. On July 7, 1999, the last full trading day prior to the public announcement of the merger, Regions stock closed at $38.94 per share. On December 3, 1999, the last practicable date before we mailed this Proxy Statement-Prospectus, Regions stock closed at $27.94 per share. There have been no recent sales of LCB Corporation common stock.

     Based on the exchange ratio in the merger, which is 15.789 shares of Regions common stock for each share of LCB Corporation common stock, the market value of the consideration that LCB Corporation stockholders will receive in the merger for each share of LCB Corporation common stock would be $614.82 based on Regions' July 7, 1999 closing price and $441.14 based on Regions' December 3, 1999 closing price. Of course, the market price of Regions common stock will fluctuate prior to and after completion of the merger, while the exchange ratio is fixed. Therefore, you should obtain current stock price quotations for Regions common stock.

REASONS FOR THE MERGER (PAGE 14)

     Before deciding to approve and recommend the merger, your Board of Directors considered the financial condition and prospects of LCB Corporation, information about Regions, the financial terms of the merger, the likelihood the bank regulators will approve the merger, the federal income tax consequences of the merger, the advice of your Board's legal and financial advisors, and other factors. Your Board of Directors decided the merger is advisable and is in your best interests as stockholders.

     To review the background of and reasons for the merger in greater detail, please see the discussion under the headings "The Merger--Background of the Merger" and "The Merger--LCB Corporation's Reasons for the Merger" at pages 13 and 14.

THE SPECIAL MEETING (PAGE 11)

     The LCB Corporation special meeting will be held at Lincoln County Bank's main office, 302 East College Street, Fayetteville, Tennessee, 37334, at 4:00 p.m. on January 4, 2000. At the special meeting, LCB Corporation stockholders will be asked to approve the merger agreement.

RECOMMENDATIONS TO STOCKHOLDERS (PAGE 14)

     Your Board of Directors believes that the merger is fair to you and in your best interests. The Board unanimously recommends that you vote "FOR" the proposal to approve the merger agreement.

RECORD DATE; VOTING POWER (PAGE 12)

     You can vote at the LCB Corporation Special Meeting if you owned LCB Corporation common stock as of the close of business on December 1, 1999, the record date. On that date, 78,000 shares of LCB Corporation common stock were outstanding and therefore are allowed to vote at the special meeting. You will be able to cast one vote for each share of LCB Corporation common stock you owned on December 1, 1999.

     Regions stockholders will not vote on the merger.

VOTE REQUIRED (PAGE 12)

     For the special meeting to be held, a quorum must be present. A quorum is established when a majority of shares of LCB Corporation common stock are represented at the special meeting either in person or by proxy. To approve the merger, LCB Corporation stockholders who hold a majority of the outstanding shares of common stock on the record date must vote for the merger. If you do not vote, this will have the same effect as a vote against the merger.

     All together, the directors and officers of LCB Corporation hold approximately 65.1% of the votes entitled to be voted at the LCB Corporation special meeting. The members of your Board of Directors have agreed to vote all of their shares in favor of the merger.

CONDITIONS TO COMPLETION OF THE MERGER (PAGE 17)

     The completion of the merger depends on a number of conditions being met, including the following:

-        LCB Corporation stockholders approving the merger;

- Receipt of all required regulatory approvals and the expiration of any regulatory waiting periods;

- The absence of any governmental or court order blocking completion of the merger, or of any proceedings by a government body trying to block it;

- Receipt of an opinion of counsel that the U.S. federal income tax treatment to you the stockholders and to LCB Corporation in the merger will generally be tax-free as we have described it to you in this Proxy Statement-Prospectus; and

- Filing with the National Association of Securities Dealers, Inc. of Regions' notification for listing of additional shares on the Nasdaq National Market for the shares of Regions common stock to be issued in the merger.

     In cases where the law permits, a party to the merger agreement could elect to waive a condition that has not been satisfied and complete the merger although it is entitled not to. We cannot be certain whether or when any of the conditions we've listed will be satisfied (or waived, where permissible), or that the merger will be completed.

TERMINATION OF THE MERGER AGREEMENT (PAGE 19)

     We can agree at any time to terminate the merger agreement without completing the merger, even if you, the stockholders, have already voted to approve it.

     In addition, either of us can terminate the merger agreement in the following circumstances:

- After a final decision by a governmental authority to prohibit the merger, or after the rejection of an application for a governmental approval required to complete the merger;

-        If the merger is not completed by March 31, 2000;

-        If the LCB Corporation stockholders do not approve the merger; or

- If the other party violates, in a significant way as described in the merger agreement, and does not properly cure any of its representations, warranties or obligations under the merger agreement and the party seeking termination is not in violation of the merger agreement.

FEDERAL INCOME TAX CONSEQUENCES (PAGE 24)

     We have structured the merger with the intent that you will not recognize any gain or loss for U.S. federal income tax purposes in the merger when you exchange all of your shares of LCB Corporation common stock for shares of Regions common stock in the merger, except in connection with cash received instead of fractional shares. We have conditioned the merger on our receipt of legal opinions that this will be the case, but these opinions will not bind the Internal Revenue Service, which could take a different view.

     THIS TAX TREATMENT MAY NOT APPLY TO CERTAIN LCB CORPORATION STOCKHOLDERS, INCLUDING THE TYPES OF LCB CORPORATION STOCKHOLDERS DISCUSSED ON PAGE 24, AND WILL NOT APPLY TO ANY LCB CORPORATION STOCKHOLDER WHO DISSENTS FROM THE MERGER UNDER TENNESSEE LAW. DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO YOU CAN BE COMPLICATED. YOUR INDIVIDUAL TAX CONSEQUENCES WILL DEPEND ON YOUR SPECIFIC SITUATION AND MANY VARIABLES NOT WITHIN OUR CONTROL. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES.

ACCOUNTING TREATMENT (PAGE 26)

     We expect the merger to qualify for purchase accounting treatment, meaning that the assets and liabilities of LCB Corporation will be recorded at their estimated fair values and added to those of Regions.

INTERESTS OF PERSONS IN THE MERGER THAT ARE DIFFERENT FROM YOURS (PAGE 21)

     Some of the officers of LCB Corporation have benefit and compensation plans that provide them with interests in the merger that are different from, or in addition to, their interests as stockholders of LCB Corporation. In particular, members of LCB Corporation's Board and its officers are entitled to indemnification under the merger agreement.

     For more information concerning these matters, please refer to the discussion under the heading "The Merger-Interests of Certain Persons in the Merger" on page 21.

DISSENTERS' APPRAISAL RIGHTS (PAGE 34)

     Tennessee law permits you to dissent from the merger and to have the fair value of your stock appraised by a court and paid to you in cash. To do this, you must follow certain procedures, including the filing of certain notices and refraining from voting your shares in favor of the merger. If you dissent from the merger, your shares of LCB Corporation common stock will not be exchanged for shares of Regions common stock in the merger, and your only right will be to receive the appraised value of your shares in cash.

REGULATORY APPROVALS (PAGE 18)

     We cannot complete the merger unless we obtain the approval of the Board of Governors of the Federal Reserve System. The U.S. Department of Justice has input into the Federal Reserve Board's approval process. Federal law requires us to wait for up to 30 days before completing the merger after the Federal Reserve Board has approved it, which the Federal Reserve Board may shorten to 15 days.

     In addition, the merger is subject to the approval of or notice to the Commissioner of Financial Institutions of the state of Tennessee.

     We have filed all of the required notices with these regulatory authorities. The Federal Reserve Board has issued its approval of the merger. While we do not know of any reason why we should not obtain the remaining regulatory approval in a timely manner, we cannot be certain when, or if, we will obtain it.

COMPARATIVE PER SHARE DATA

     The following table shows information about our companies' income per share, dividends per share and book value per share, and similar information reflecting the merger of our two companies (which is referred to as "pro forma" information). In presenting the comparative pro forma information for certain time periods, we assumed that our companies had been merged throughout those periods.

     In presenting the comparative pro forma information, we also assumed that Regions will record LCB Corporation assets and liabilities at their estimated fair values and add them to the assets and liabilities of Regions for accounting and financial reporting purposes (a method which is referred to as the "purchase" method of accounting).

     The information listed as "equivalent pro forma" was computed by multiplying the pro forma amounts by the exchange ratio of 15.789. It is intended to reflect the fact that LCB Corporation stockholders will be receiving 15.789 shares of Regions common stock for each share of LCB Corporation common stock exchanged in the merger.

     The pro forma information, while helpful in illustrating the financial attributes of the combined company under one set of assumptions, does not attempt to predict or suggest future results. Also, the information we've set forth for the nine-month period ended September 30, 1999 does not indicate what the results will be for the full 1999 fiscal year.

     The information in the following table is based on the historical financial information of our companies. See "Where You Can Find More Information" at page 62 and "Index to LCB Corporation Financial Statements" at page F-1.

                                                            NINE MONTHS ENDED               YEAR ENDED
                                                               SEPTEMBER 30,                DECEMBER 31,
                                                            -----------------           -------------------
                                                            1999         1998                   1998
                                                            ----         ----                   ----
                                                                (Unaudited)              (Unaudited except
                                                                                         Regions historical)

NET INCOME PER COMMON SHARE
Regions historical......................................     $  1.78    $  1.34                 $  1.92
Regions historical-diluted..............................        1.76       1.32                    1.88
LCB historical .........................................       25.38      26.12                   37.95
LCB historical-diluted..................................       25.38      26.12                   37.95
Regions and LCB pro forma combined(1)...................        1.78                               1.92
Regions and LCB pro forma combined
-diluted(1).............................................        1.76                               1.89
LCB pro forma equivalent(2).............................       28.10                              30.31
LCB pro forma equivalent
-diluted(2).............................................       27.79                              29.84
DIVIDENDS DECLARED PER COMMON SHARE
Regions historical......................................         .75        .69                     .92
LCB historical..........................................       31.50      15.00                   15.00
LCB pro forma equivalent(3).............................       11.84      10.89                   14.53
BOOK VALUE PER COMMON SHARE (PERIOD END)
Regions historical......................................       13.77
LCB historical..........................................      227.87
Regions and LCB pro forma combined(1)...................       13.86
LCB pro forma equivalent(2).............................      218.84


(1) Represents the combined results of Regions and LCB Corporation as if the merger were consummated on January 1, 1998 (or September 30, 1999, in the case of Book Value Per Share Data), and were accounted for as a purchase.
(2) Represents pro forma combined information multiplied by the Exchange Ratio of 15.789 shares of Regions common stock for each share of LCB Corporation common stock.
(3) Represents historical dividends declared per share by Regions multiplied by the Exchange Ratio of 15.789 shares of Regions common stock for each share of LCB Corporation common stock.

SELECTED FINANCIAL DATA

     The following tables show summarized historical financial data for each of our companies.

     The information in the following tables is based on the historical financial information of our companies. All of the summary financial information provided in the following tables should be read in connection with this historical financial information and with the more detailed financial information we have provided in this Proxy Statement-Prospectus, which you can find beginning at page F-1 and in the documents of Regions incorporated by reference. See "Where You Can Find More Information" at page 62. The financial information as of or for the interim periods ended September 30, 1999 and 1998 has not been audited and, in the respective opinions of management, reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. In addition, the financial information of LCB Corporation as of and for the fiscal period ended December 31, 1998 has not been audited, and, in the opinion of management, reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data.

Selected Historical Financial Data of Regions

                                             NINE MONTHS
                                         ENDED SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                                         -------------------      -------------------------------------------------------------
                                          1999       1998           1998         1997         1996          1995           1994
                                          ----       ----           ----         ----         ----          ----           ----
                                            (Unaudited)
                                                               (In thousands, except per share data and ratios)

INCOME STATEMENT DATA:
Total interest income ...............  $ 2,096,563  $ 1,932,506  $ 2,597,786  $ 2,276,584  $ 1,954,283  $  1,750,427   $ 1,385,512
Total interest expense ..............    1,031,252      948,247    1,272,968    1,097,376      942,459       861,242       598,160
Net interest income .................    1,065,311      984,259    1,324,818    1,179,208    1,011,824       889,185       787,352
Provision for loan losses ...........       75,389       41,482       60,505       89,663       46,026        37,493        22,058
Net interest income after
     loan loss provision ............      989,922      942,777    1,264,313    1,089,545      965,798       851,692       765,294
Total noninterest income before
     security gains (losses) ........      398,137      340,835      467,695      406,484      341,792       280,834       251,837
Security gains (losses) .............           41        3,127        7,002          498        3,311          (697)          681
Total noninterest expense ...........      788,019      839,939    1,103,708      901,776      837,034       720,825       653,506
Income tax expense ..................      203,754      152,095      213,590      197,222      156,008       134,529       115,853
Net income ..........................      396,327      294,705      421,712      397,529      317,859       276,475       248,453
PER SHARE DATA:
Net income ..........................  $      1.78  $      1.34  $      1.92  $      1.89  $      1.64  $       1.45   $      1.36
Net income -- diluted ...............         1.76         1.32         1.88         1.86         1.61          1.43          1.34
Cash dividends ......................          .75          .69          .92          .80          .70           .66           .60
Book value ..........................        13.77        13.38        13.61        12.75        11.82         10.74          9.58
OTHER INFORMATION:
Average number of shares outstanding       222,697      220,220      220,114      209,781      194,241       190,896       182,903
Average number of shares outstanding,
    -- diluted ......................      225,350      223,935      223,781      213,750      197,751       193,579       185,110
STATEMENT OF CONDITION DATA
(PERIOD END):
Total assets ........................  $41,229,164  $35,076,264  $36,831,940  $31,414,058  $26,993,344  $ 24,419,249   $22,184,508
Securities ..........................    9,499,770    7,696,008    7,969,137    6,315,923    5,742,375     5,618,839     5,143,226
Loans, net of unearned income .......   27,511,472   23,852,206   24,365,587   21,881,123   18,395,552    16,156,312    14,726,649
Total deposits ......................   29,804,048   27,184,895   28,350,066   25,011,021   22,019,412    19,982,533    18,048,906
Long-term debt ......................      371,148      424,176      571,040      445,529      570,545       762,521       766,774
Stockholders' equity ................    3,019,937    2,957,653    3,000,401    2,679,821    2,274,563     2,047,398     1,785,026
PERFORMANCE RATIOS:
Return on average assets(1) .........         1.36%        1.17%        1.24%(a)     1.35%        1.25%(b)      1.19%         1.23%
Return on average stockholders'
     equity(1) ......................        17.16        13.79        14.62(a)     15.38        14.71(b)      14.30         14.88
Net interest margin(1) ..............         4.28         4.01         4.25         4.41         4.36          4.27          4.33
Efficiency (2) ......................        53.23        54.00        60.82(a)     57.78        61.84(b)      61.61         62.89
Dividend payout .....................        42.13        51.49        47.92        42.33        42.68         45.52         44.12
ASSET QUALITY RATIOS:
Net charge-offs to average loans,
     net of unearned income(1) ......          .34%         .22%         .28%         .27%         .18%          .15%          .18%
Problem assets to net loans and
     other real estate (3) ..........          .67          .67          .60          .78          .63           .69           .91
Nonperforming assets to net loans
     and other real estate (4) ......          .96          .90         1.15          .91          .83           .81           .98
Allowance for loan losses to loans,
     net of unearned income .........         1.20         1.36         1.29         1.39         1.38          1.43          1.41
Allowance for loan losses to
     nonperforming assets (4) .......       125.57       150.72       112.27       151.89       166.41        177.53        144.04

                                          NINE MONTHS
                                      ENDED SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                                      -------------------     ---------------------------------------------------
                                        1999       1998        1998        1997       1996        1995       1994
                                        ----       ----        ----        ----       ----        ----       ----
                                          (Unaudited)
                                                        (In thousands, except per share data and ratios)
LIQUIDITY AND CAPITAL RATIOS:
Average stockholders' equity to
  average assets..................       7.93%       8.51%       8.47%      8.75%       8.50%      8.36%      8.23%
Average loans to average deposits.      90.56       86.91       86.93      84.94       82.42      82.23      75.90
Tier 1 risk-based capital (5).....       9.42       10.66       10.26      10.48       10.81      11.14      10.69
Total risk-based capital (5)......      11.17       12.74       12.17      12.93       13.59      14.61      14.29
Tier 1 leverage (5)...............       6.67        7.39        7.40       7.52        7.44       7.49       8.21

-------------------
(1)  Interim period ratios are annualized.
(2) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.
(3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.
(4) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.
(5) The required minimum Tier 1 and total capital ratios are 4% and 8%, respectively. The minimum leverage ratio of Tier 1 capital to total assets is 3% to 5%. The ratios for prior periods have not been restated to reflect the combination with First National Bancorp and First Commercial Corporation, accounted for as a pooling of interests, or any other pooling-of-interests transactions.

(a) Ratios for 1998 excluding $80.7 million (after tax) for nonrecurring merger and consolidation charges are as follows: Return on average assets
     - 1.48%, Return on average stockholders' equity - 17.42%, and Efficiency - 54.13%.
(b) Ratios for 1996 excluding $20.2 million (after-tax) charge for SAIF assessment and merger expenses are as follows: Return on average assets - 1.33%, Return on average stockholders' equity - 15.64%, and Efficiency - 60.93%.

Selected Historical Financial Data of LCB Corporation

                                            NINE MONTHS
                                        ENDED SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                                        -------------------     ---------------------------------------------------
                                         1999         1998        1998       1997       1996        1995       1994
                                         ----         ----        ----       ----       ----        ----       ----
                                           (Unaudited)                             (Unaudited)
                                                      (In thousands, except per share data and ratios)
INCOME STATEMENT DATA:
Total interest income ..............  $  11,868    $  11,357    $ 15,363   $ 13,628   $ 12,994   $ 12,055   $ 10,503
Total interest expense .............      4,354        4,251       5,774      5,505      5,348      4,777      3,609
Net interest income ................      7,514        7,106       9,589      8,123      7,646      7,278      6,894
Provision for loan losses ..........        143           16          16        113        305        324        370
Net interest income after
     loan loss provision ...........      7,371        7,090       9,573      8,010      7,341      6,954      6,524
Total noninterest income excluding
     security gains ................        960          991       1,442      1,490      1,237      1,340      1,497
Security gains .....................         12           69         161         13          4          7          1
Total noninterest expense ..........      5,102        4,972       6,713      5,523      4,787      4,787      4,887
Income tax expense .................      1,261        1,097       1,463      1,228      1,255      1,069      1,022
Minority interest ..................         --           44          40        114         95         94         86
Net income .........................      1,980        2,037       2,960      2,648      2,445      2,351      2,027
PER SHARE DATA:
Net income .........................  $   25.38    $   26.12    $  37.95   $  33.95   $  31.35   $  30.14   $  25.99
Cash dividends .....................      31.50        15.00       15.00      15.00       7.00       6.00       6.00
Book value .........................     227.87       233.36      243.91     220.59     200.40     176.35     144.19
OTHER INFORMATION:
Average number of shares outstanding         78           78          78         78         78         78         78
STATEMENT OF CONDITION DATA
(PERIOD END):
Total assets .......................  $ 175,418    $ 167,765    $180,961   $157,357   $151,980   $141,385   $129,808
Securities .........................     37,378       33,439      33,405     32,954     29,403     22,604     20,449
Federal funds sold .................      4,876        6,333      12,985      7,711     14,785     10,090      7,175
Loans, net of unearned income ......    114,489      111,078     112,575    100,272     90,587     94,921     89,710
Allowance for Loan Losses ..........      1,781        1,665       1,442      1,618      1,570      1,503      1,651
Total deposits .....................    154,103      145,847     158,363    137,410    134,426    125,904    116,487
Long-term debt .....................        600          890         890         --          5         10        615
Stockholders' equity ...............     17,774       18,202      19,025     17,206     15,631     13,755     11,247
PERFORMANCE RATIOS:
Return on average assets(1) ........       1.51%        1.69%       1.81%      1.72%      1.67%      1.77%      1.60%
Return on average stockholders'
     equity(1) .....................      14.38        15.38       16.34      16.18      16.77      18.53      18.48
Net interest margin(1) .............       6.33         6.78        6.72       5.81       5.80       6.07       6.08
Efficiency (2) .....................      61.15        61.01       60.07      58.06      55.78      57.67      60.92
Dividend payout ....................     124.11        57.43       39.53      44.18      22.33      19.91      23.09
ASSET QUALITY RATIOS:
Net charge-offs to average loans,
     net of unearned income(1) .....       (.23)%       (.04)%       .18%       .07%       .25%       .51%       .12%
Problem assets to net loans and
     other real estate (3) .........        .68          .96         .96        .56        .66        .78       1.93
Nonperforming assets to net loans
     and other real estate (4) .....       1.70         1.58        1.41        .95       1.04       1.06       2.21
Allowance for loan losses to loans,
     net of unearned income ........       1.56         1.50        1.28       1.61       1.73       1.58       1.84
Allowance for loan losses to
     nonperforming assets (4) ......      86.00        95.14       90.58     169.42     166.67     149.11      83.01

                                          NINE MONTHS
                                       ENDED SEPTEMBER 30,                   YEAR ENDED DECEMBER 31,
                                       -------------------     --------------------------------------------------
                                        1999        1998        1998       1997        1996      1995        1994
                                        ----        ----        ----       ----        ----      ----        ----
                                           (Unaudited)                             (Unaudited)
                                                     (In thousands, except per share data and ratios)
LIQUIDITY AND CAPITAL RATIOS:
Average stockholders' equity to
  average assets..................      10.49%      11.02%      11.07%     10.65%       9.94%     9.57%       8.66%
Average loans to average deposits.      73.51       75.34       75.48      71.68       73.54     79.38       77.26
Tier 1 risk-based capital (5).....      13.84       14.15       14.49      16.43       15.05       n/a         n/a
Total risk-based capital (5)......      15.10       15.40       15.74      17.69       16.30       n/a         n/a
Tier 1 leverage (5)...............       9.88       10.53       10.90      11.59       10.49       n/a         n/a

-------------------
(1) Interim period ratios are annualized.
(2) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.
(3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.
(4) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.
(5) The required minimum Tier 1 and total capital ratios are 4% and 8%, respectively. The minimum leverage ratio of Tier 1 capital to total assets is 3% to 5%.

                              THE SPECIAL MEETING


GENERAL

     This Proxy Statement-Prospectus is being furnished to the stockholders of LCB Corporation in connection with the solicitation by the LCB Corporation Board of Directors of proxies for use at a special meeting of stockholders. At the special meeting, LCB Corporation stockholders will be asked to vote upon a proposal to approve the agreement and plan of merger dated as of July 8, 1999, by and between LCB Corporation and Regions Financial Corporation.

     The special meeting will be held at 4:00 p.m., local time, on January 4, 2000, at the main office of Lincoln County Bank, located at 302 East College Street, Fayetteville, Tennessee, 37334.

     LCB Corporation stockholders are requested promptly to sign, date, and return the accompanying proxy card to LCB Corporation in the enclosed postage-paid, addressed envelope. A stockholder's failure to return a properly executed proxy card or to vote at the special meeting will have the same effect as a vote against the merger agreement.

     Any LCB Corporation stockholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to LCB Corporation a signed proxy card bearing a later date, provided that such notice or proxy card is actually received by LCB Corporation before the vote of stockholders or in open meeting prior to the taking of the stockholder vote at the special meeting. Any notice of revocation should be sent to LCB Corporation, 302 East College Street, Fayetteville, Tennessee, 37334, Attention: Mary Jane Caldwell, Corporate Secretary. A proxy will not be revoked by death of the stockholder executing the proxy, or if the stockholder becomes incompetent after submitting a signed proxy, unless, before the vote, notice of such death or incapacity is filed with the Secretary. The shares of LCB Corporation common stock represented by properly executed proxies received at or prior to the special meeting and not subsequently revoked will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTERS THAT PROPERLY MAY COME BEFORE THE SPECIAL MEETING. IF NECESSARY, AND UNLESS CONTRARY INSTRUCTIONS ARE GIVEN OR YOU HAVE VOTED AGAINST THE MERGER, THE PROXY HOLDER ALSO MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING TO PERMIT FURTHER SOLICITATION OF PROXIES IN ORDER TO OBTAIN SUFFICIENT VOTES TO APPROVE THE MERGER AGREEMENT. As of the date of this Proxy Statement-Prospectus, LCB Corporation is unaware of any other matter to be presented at the special meeting.

     LCB Corporation will solicit proxies by mail, and possibly by telephone or telegram or in person by the directors, officers, and employees of LCB Corporation, who will receive no additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses.

     LCB Corporation stockholders should not forward any stock certificates with their proxy cards.

RECORD DATE; VOTE REQUIRED

     LCB Corporation's Board of Directors has established the close of business on December 1, 1999, as the record date for determining the LCB Corporation stockholders entitled to notice of and to vote at the special meeting. Only LCB Corporation stockholders of record as of the record date will be entitled to vote at the special meeting. As of the record date, there were approximately 25 holders of 78,000 shares of the $1.00 par value Class A common stock of LCB Corporation outstanding and entitled to vote at the special meeting. Each share is entitled to one vote. For information as to persons known by LCB Corporation to beneficially own more than 5.0% of the outstanding shares of LCB Corporation common stock as of the record date, see "Information About LCB Corporation-Voting Securities and Principal Stockholders" at page 52.

     The presence, in person or by proxy, of a majority of the outstanding shares of LCB Corporation common stock is necessary to constitute a quorum of the stockholders. A quorum must be present before a vote on the merger agreement can be taken at the special meeting. For these purposes, shares of LCB Corporation common stock that are present, or represented by proxy, at the special meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the merger agreement for any reason, including broker nonvotes. Generally, a broker who holds shares of LCB Corporation common stock in "street" name on behalf of a beneficial owner lacks authority to vote such shares in the absence of specific voting instructions from the beneficial owner.

     Once a quorum is established, approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of LCB Corporation common stock entitled to vote at the special meeting. If you sign, date and mail your proxy card without indicating how you want to vote, your shares represented by that proxy will be voted in favor of the merger. Your failure to vote, in person or by proxy, for any reason, including failure to return a properly executed proxy, an abstention, or a broker nonvote, has the same effect as a vote against the merger agreement.

     The directors and executive officers of LCB Corporation and their affiliates beneficially owned, as of the record date, 50,750 shares (or approximately 65.1% of the outstanding shares) of LCB Corporation common stock. The directors of LCB Corporation have agreed to vote those shares of LCB Corporation common stock over which they have voting control (other than in a fiduciary capacity) in favor of the merger. The directors and executive officers of Regions and their affiliates beneficially owned, as of the record date, no shares of LCB Corporation common stock. As of the record date, no subsidiary of either LCB Corporation or Regions held any shares of LCB Corporation common stock in a fiduciary capacity for others.

                                   THE MERGER

     The following material describes certain aspects of the merger of LCB Corporation with and into Regions. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the merger agreement, which is attached as Appendix A to this Proxy Statement-Prospectus and incorporated herein by reference. All stockholders are urged to read the Appendices in their entirety.

GENERAL

     The merger agreement provides generally for the acquisition of LCB Corporation by Regions pursuant to the merger of LCB Corporation into Regions. Regions will be the surviving corporation in the merger.

     On the date and at the time that the merger becomes effective, each share of LCB Corporation common stock (excluding shares held by LCB Corporation, Regions, or their respective subsidiaries, other than shares LCB Corporation, Regions, or their subsidiaries hold in a fiduciary capacity or as a result of debts previously contracted, and excluding all shares held by stockholders who perfect their dissenters' rights) issued and outstanding at the effective time of the merger will be converted into 15.789 shares of the $.625 par value common stock of Regions. Each share of Regions common stock outstanding immediately prior to the effective time of the merger will remain outstanding and unchanged as a result of the merger.

     No fractional shares of Regions common stock will be issued in connection with the merger. Instead of issuing fractional shares, Regions will make a cash payment equal to the fractional part of a share which a LCB Corporation stockholder would otherwise receive multiplied by the closing price of Regions common stock on the Nasdaq National Market (as reported by The Wall Street Journal, or, if not reported thereby, by another authoritative source selected by Regions), on the last trading day prior to the time we complete the merger.

BACKGROUND OF THE MERGER


         For the past decade, LCB Corporation's subsidiary Lincoln County Bank has been the leader in deposit size, loan portfolio size, and asset size in the financial industry in Lincoln County, Tennessee. Also during this decade, every other local financial institution has become affiliated with an out-of-county or out-of-state institution, leaving LCB Corporation as the only locally owned financial institution. This situation, together with an improved economy in Lincoln County and Franklin County, Tennessee, resulted in favorable financial performances when compared with LCB Corporation's peers.

         The Board of Directors of LCB Corporation was well aware its two subsidiary banks, Lincoln County Bank in Fayetteville and Bank of Huntland in Franklin County, would be very marketable due to the market share each held in their respective communities and the geographic location of both counties in Tennessee. The proximity of both counties to the growing North Alabama market enhanced the value to LCB Corporation's shareholders.

         Regions was well aware of the success that LCB Corporation had achieved in the past several years as a result of the friendship of Joe Hinds, Jr., regional President of Regions' north region, and Charles Gleghorn, Chairman of LCB Corporation. Mr. Hinds had expressed on several occasions over the years Regions' potential interest in a combination with LCB Corporation and had asked Mr. Gleghorn on other occasions about the possibility of the two companies beginning merger discussions. During the first few months of 1999, Mr. Gleghorn began to evaluate the concept of LCB Corporation merging with Regions. The Board of Directors of LCB Corporation was aware of this process.

         Mr. Gleghorn and the Board of Directors decided during the first half of April 1999, to contact only one institution as a possible merger candidate, Regions. Mr. Gleghorn contacted Joe Hinds the last week of April 1999 to begin discussing this possibility.

         Mr. Gleghorn met with Mr. Hinds and other Regions executives Carl E. Jones, Jr., Chief Executive Officer, and Richard Horsley, Executive Financial Officer, during the first week of June 1999 to discuss the merger possibility. The details of the merger were negotiated, and the Board of Directors of LCB Corporation voted to enter into an Agreement and Plan of Merger with Regions.

     Both parties signed the merger agreement as of July 8, 1999.

LCB CORPORATION'S REASONS FOR THE MERGER.

     In approving the merger, the LCB Corporation directors considered a number of factors. Without assigning any relative or specific weights to the factors, the LCB Corporation Board of Directors considered the following material factors:

- the Board's familiarity with and review of LCB Corporation's business, operations, earnings, and financial condition;

- the Board's review, based in part on the presentation by LCB Corporation's management regarding its due diligence of Regions, of the business, operations, earnings and financial conditions of Regions on both a historical and prospective basis, the enhanced opportunities for operating efficiencies (particularly in terms of integration of operations, data processing and support functions) that could result from the merger, the enhanced opportunities for growth that the merger would make possible and the respective contributions the parties would bring to a combined institution;

- The Board's belief that the terms of the merger agreement are attractive in that the agreement allows LCB Corporation's stockholders to become stockholders in Regions, an institution whose recent earnings performance has been strong;

- the Board's review of alternatives to the merger (including the alternatives of remaining independent and growing internally, remaining independent for a period of time and then selling the company, and remaining independent and growing through future acquisitions);

- the Board's review of possible affiliation partners of LCB Corporation other than Regions, the prospects of such other possible affiliation partners, and the likelihood of any such affiliation;

- the Board's belief, based upon an analysis of the anticipated financial effects of the merger, that upon consummation of the merger, Regions and its banking subsidiaries would be well capitalized institutions, the financial positions of which would be in excess of all applicable regulatory capital requirements;

- the Board's belief that, in light of the reasons discussed above, Regions was the most attractive choice as a long term affiliation partner of LCB Corporation;

- the expectation that the merger will generally be a tax-free transaction of LCB Corporation and its stockholders to the extent such stockholders receive shares of Regions common stock;

- the current and prospective economic and regulatory environment and competitive constraints facing the banking and financial institutions in LCB Corporation's market area; and

- the recent business combinations involving financial institutions, either announced or completed, during the past year in the United States, the State of Tennessee, and contiguous states and the effect of such combinations on competitive conditions in LCB Corporation's market area.

     The terms of the merger were the result of arms-length negotiations between representatives of LCB Corporation and representatives of Regions. Based upon the consideration of the foregoing factors, the Board of Directors of LCB Corporation unanimously approved the merger as being in the best interests of LCB Corporation and its stockholders. Each member of the Board of Directors of LCB Corporation has agreed to vote those shares of LCB Corporation common stock over which such member has voting authority (other than in a fiduciary capacity) in favor of the merger.

     LCB Corporation's Board of Directors unanimously recommends that LCB Corporation stockholders vote FOR approval of the agreement and plan of merger.

REGIONS' REASONS FOR THE MERGER

     In approving the agreement and plan of merger and the merger, the Regions Board considered a number of factors concerning the benefits of the merger, including the following:

- Information Concerning LCB Corporation: The Regions Board considered information concerning the business, operations, earnings, asset quality, and financial condition of LCB Corporation, and aspects of the LCB Corporation franchise, including the market position of LCB Corporation in each of the markets in which it operates and the compatibility of the community bank orientation of the operations of LCB Corporation to that of Regions. The Regions Board concluded that LCB Corporation is a sound, well managed financial institution which is well positioned in its market areas and which presents an attractive opportunity for Regions to add to its franchise as an adjunct to its Middle Tennessee and North Alabama markets.

- Financial Terms of the Merger: The Regions Board considered various financial aspects of the merger as reported by Regions' management including (1) the anticipated effect of the merger on Regions' per share earnings (with the merger anticipated to have no significant effect on Regions' earnings per share), (2) the anticipated effect of the merger on Regions' book value per share (with the merger anticipated not to dilute significantly Regions' book value per share), (3) a comparison of LCB Corporation to selected peer banks and a comparison of pricing aspects of the merger to pricing characteristics of other merger transactions involving financial institutions, and (4) the anticipated accounting treatment of the merger as a purchase.

- Nonfinancial Terms of the Merger. The Regions Board considered various nonfinancial aspects of the merger, including the treatment of the merger as a tax-free exchange of LCB Corporation common stock for Regions common stock for federal income tax purposes and the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay.

     The foregoing discussion of the information and factors considered by the Regions Board is not intended to be exhaustive but includes all material factors considered by the Regions Board. In reaching its determination to approve the merger and the merger agreement, the Regions Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. After deliberating with respect to the merger, and considering, among other things, the matters discussed above, the Regions Board determined that the merger is in the best interests of Regions and its stockholders and unanimously approved the merger agreement.

EFFECTIVE TIME OF THE MERGER

     After all conditions to the merger are satisfied or waived, the merger will become effective when Regions files certain certificates with the Secretaries of State of Delaware and Tennessee. The effective time of the merger will occur on the date and at the time that the such certificates are filed and declared effective. Unless otherwise agreed upon by Regions and LCB Corporation, and subject to the satisfaction or waiver of the conditions to the obligations of the parties to effect the merger, the parties will use their reasonable efforts to cause the effective time of the merger to occur not later than the last business day of the month in which the last of the following events occur: (1) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the merger and (2) the date on which the agreement and plan of merger is approved by the requisite vote of LCB Corporation stockholders; or such later date within 30 days thereof as may be specified by Regions.

     No assurance can be provided that the necessary stockholder and regulatory approvals can be obtained or that other conditions precedent to the merger can or will be satisfied. Regions and LCB Corporation anticipate that all conditions to consummation of the merger will be satisfied so that the merger can be consummated during the fourth quarter of 1999. However, delays in the consummation of the merger could occur.

     The Board of Directors of either Regions or LCB Corporation generally may terminate the merger agreement if the merger is not consummated by March 31, 2000, unless the failure to consummate by that date is the result of a breach of the merger agreement by the party seeking termination. See "-Conditions to Consummation of the Merger" and "-Waiver, Amendment, and Termination of the Agreement" at page 19.

DISTRIBUTION OF REGIONS STOCK CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES

     Promptly after the effective time of the merger, Regions will cause an exchange agent selected by Regions to mail to the former LCB Corporation stockholders a form letter of transmittal, together with instructions for the exchange of such stockholders' certificates representing shares of LCB Corporation common stock for certificates representing shares of Regions common stock.

     LCB CORPORATION STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. Upon surrender to the Exchange Agent of certificates for LCB Corporation common stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of LCB Corporation common stock surrendering such items a certificate or certificates representing the number of shares of Regions common stock to which such holder is entitled, if any, and a check for the amount to be paid instead of any fractional share interest, without interest. After the effective time of the merger, to the extent permitted by law, LCB Corporation stockholders of record as of the effective time will be entitled to vote at any meeting of holders of Regions common stock the number of whole shares of Regions common stock into which their LCB Corporation common stock has been converted, regardless of whether such stockholders have surrendered their LCB Corporation common stock certificates. No dividend or other distribution payable after the effective time of the merger with respect to Regions common stock, however, will be paid to the holder of any unsurrendered LCB Corporation certificate until the holder duly surrenders such certificate. Upon such surrender, all undelivered dividends and other distributions and, if applicable, a check for the amount to be paid instead of any fractional share interest will be delivered to such stockholder, in each case without interest.

     After the effective time of the merger, a LCB Corporation stockholder will be unable to transfer shares of LCB Corporation common stock. If certificates representing shares of LCB Corporation common stock are presented for transfer after the effective time of the merger, they will be canceled and exchanged for the shares of Regions common stock and a check for the amount due instead of fractional shares, if any, deliverable in respect thereof.

CONDITIONS TO CONSUMMATION OF THE MERGER

     Consummation of the merger is subject to a number of conditions, including, but not limited to:

- approval from the Board of Governors of the Federal Reserve System and the expiration of all applicable waiting periods associated with such approval, without any conditions or restrictions (excluding requirements relating to the raising of additional capital or the disposition of assets or deposits) that would, in the reasonable good faith judgment of Regions' Board of Directors, so materially adversely impact the economic or business benefits of the transactions contemplated by the merger agreement that consummation of the merger would not be advisable;

- the approval by the holders of the requisite number of shares of LCB Corporation common stock;

- the absence of any action by any court or governmental authority restricting, prohibiting, or making illegal the completion of the merger and the other transactions contemplated by the merger agreement;

- the receipt of a satisfactory opinion of counsel that the merger qualifies for federal income tax treatment as a reorganization under Section 368(a) of the Code, with the effects described under "-- Federal Income Tax Consequences of the Merger" at page 24, including, among others, that the exchange of LCB Corporation common stock for Regions common stock will not give rise to recognition of gain or loss to LCB Corporation stockholders, except to the extent of any cash received; and

- filing with the NASD notification for listing of additional shares on the Nasdaq National Market for the shares of Regions common stock to be issued in the merger.

     Completion of the merger also is subject to the satisfaction or waiver of various other conditions specified in the agreement and plan of merger which are customary in transactions of this nature, including, among others: (1) the delivery by Regions and LCB Corporation of opinions of their respective counsel and certificates executed by their respective duly authorized officers as to the satisfaction of certain conditions and obligations set forth in the agreement and plan of merger, (2) as of the effective time of the merger, the accuracy of certain representations and warranties and the compliance in all material respects with the agreements and covenants of each party, and (3) the receipt by LCB Corporation and Regions of all other consents necessary to complete the merger or to prevent any material default under any contract or permit.

REGULATORY APPROVALS

     The merger may not proceed in the absence of receipt of the requisite regulatory approvals. There can be no assurance that such regulatory approvals will be obtained or as to the timing of such approvals. It is also possible that any such approval may be accompanied by a conditional requirement which causes such approvals to fail to satisfy the conditions set forth in the agreement and plan of merger. Applications for the approvals described below have been submitted to the appropriate regulatory agencies.

     Regions and LCB Corporation are not aware of any material governmental approvals or actions that are required for consummation of the merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

     The merger requires the prior approval of the Federal Reserve Board, pursuant to Section 3 of the Bank Holding Company Act of 1956. In granting its approval under Section 3 of the Bank Holding Company Act, the Federal Reserve Board must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve Board from approving the merger (1) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (2) if its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would be a restraint of trade in any other manner, unless the Federal Reserve Board finds that any anticompetitive effects are clearly outweighed by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. Under the Bank Holding Company Act, the merger may not be consummated until the 30th day following the date of Federal Reserve Board approval, which may be shortened by the Federal Reserve Board to the 15th day, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the Federal Reserve Board's approval, unless a court specifically orders otherwise.

     The merger also is subject to review of the Tennessee Commissioner of Financial Institutions.

WAIVER, AMENDMENT, AND TERMINATION OF THE MERGER AGREEMENT

     Prior to the effective time of the merger, and to the extent permitted by law, any provision of the agreement and plan of merger generally may be (1) waived by the party benefitted by the provision or (2) amended by a written agreement between Regions and LCB Corporation upon approval of their respective Boards of Directors; provided, however, that after approval by the LCB Corporation stockholders, no amendment that pursuant to the Tennessee Business Corporation Act requires further approval of the LCB Corporation stockholders, including decreasing the consideration to be received by LCB Corporation stockholders, may be made without the further approval of such stockholders.

     The agreement and plan of merger may be terminated, and the merger abandoned, at any time prior to the effective time of the merger, either before or after approval by LCB Corporation stockholders, under certain circumstances, including:

-    by mutual consent of the Boards of Directors of Regions and LCB
     Corporation;

- by the Board of Directors of either party upon final denial of any required consent of any regulatory authority, if such denial is nonappealable or was not appealed within the time limit for appeal;

- by the Board of Directors of either party, if the holders of the requisite number of shares of LCB Corporation common stock shall not have approved the merger;

- by the Board of Directors of either party (provided the terminating party is not in material breach of any representation, warranty, covenant, or agreement included in the merger agreement), in the event of any inaccuracy in any representation or warranty by the other party which meets certain standards specified in the agreement and plan of merger and cannot be or has not been cured within 30 days after the giving of written notice to the breaching party;

- by the Board of Directors of either party (provided the terminating party is not in material breach of any representation or warranty included in the merger agreement), in the event of a breach by the other party of any covenant or agreement included in the agreement and plan of merger that cannot be cured within 30 days after giving notice to the breaching party; and

- by the Board of Directors of either party if the merger shall not have been consummated by March 31, 2000, but only if the failure to consummate the merger by such date has not been caused by the terminating party's breach of the agreement and plan of merger.

     If the agreement and plan of merger is terminated, the parties will have no further obligations, except with respect to certain provisions, including those providing for payment of expenses and restricting disclosure of confidential information. Further, termination generally will not relieve the parties from the consequences of any uncured willful breach of the agreement and plan of merger giving rise to such termination.

CONDUCT OF BUSINESS PENDING THE MERGER

     Each of LCB Corporation and Regions generally has agreed to operate its business only in the usual, regular, and ordinary course, and to preserve intact its business organizations and assets and maintain its rights and franchises. Each has also agreed to take no action which would materially adversely affect the ability of either party to obtain any consents required for the merger or to perform its covenants and agreements under the agreement and plan of merger and to complete the merger. However, Regions and its subsidiaries are not prevented from discontinuing or disposing of any of its assets or business. Nor is Regions prevented from acquiring or agreeing to acquire any other entity or any assets thereof, if such action is, in the judgment of Regions, desirable in the conduct of the business of Regions and its subsidiaries.

     LCB Corporation. In addition, LCB Corporation has agreed not to take certain actions relating to the operation of its business and the business of its subsidiaries before the merger is completed without the prior written consent of Regions, which Regions has agreed shall not be unreasonably withheld. The actions LCB Corporation has agreed not to take and to cause its subsidiaries not to take are in the general categories of:

-    amending its charter, bylaws, or other governing instruments;

-    incurring indebtedness;

- acquiring any of its outstanding shares or making distributions in respect to its outstanding shares, except for regular dividends computed at an annual rate of $18.00 per share of LCB common stock;

-    issuing additional securities;

-    reclassifying capital stock or selling or encumbering assets;

-    acquiring or investing in other entities;

- increasing employees' salaries and benefits or accelerating the vesting of any stock-based compensation or employee benefits;

- selling, leasing, disposing of or encumbering any of its assets including the capital stock of its subsidiaries, loans and real estate;

-    entering into or amending employment contracts;

-    adopting employee benefit plans or amending existing plans;

-    changing accounting methods or practices;

-    commencing or settling litigation; or

- entering into, modifying, amending, or terminating material contracts except in the ordinary course of business.

The specific agreements not to take certain actions of such character, including the exceptions and contractually permitted actions, are set forth in the merger agreement, which is attached as Appendix A. See Article 7 of the agreement and plan of merger.

     In addition, LCB Corporation has agreed not to solicit, directly or indirectly, any acquisition proposal from any other person or entity. LCB Corporation also has agreed not to negotiate with respect to any such proposal, provide nonpublic information to any party making such a proposal, or enter into any agreement with respect to any such proposal, except in compliance with the fiduciary obligations of its Board of Directors. In addition, LCB Corporation has agreed to use reasonable efforts to cause its advisors and other representatives not to engage in any of the foregoing activities.

MANAGEMENT FOLLOWING THE MERGER

     Upon consummation of the merger, the present officers and directors of Regions will retain their respective positions with Regions. Information pertaining to the directors and executive officers of Regions, executive compensation, certain relationships and related transactions, and other related matters is included in Regions' Annual Report on Form 10-K for the year ended December 31, 1998, incorporated herein by reference. See "Where You Can Find More Information" at page 62.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     The merger agreement generally provides that Regions will indemnify and hold harmless each person entitled to indemnification from LCB Corporation or any of its subsidiaries to the full extent permitted by Tennessee law and by LCB Corporation's charter or bylaws as in effect on the date of the merger agreement, and that such rights will continue in full force and effect for six years from the effective time of the merger with respect to matters occurring at or prior to the effective time.

     The merger agreement also provides that, after the effective time of the merger, Regions will provide generally to officers and employees of LCB Corporation and its subsidiaries who, at or after the effective time, become officers or employees of Regions or its subsidiaries, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions common stock) on terms and conditions that, taken as a whole, are substantially similar to those currently provided by Regions and its subsidiaries to their similarly situated officers and employees. For purposes of participation and vesting (but not benefit accrual) under such employee benefit plans, service with LCB Corporation or its subsidiaries prior to the effective time of the merger will be treated as service with Regions or its subsidiaries. The merger agreement further provides that Regions will cause LCB Corporation to honor all employment, severance, consulting, and other compensation contracts previously disclosed to Regions between LCB Corporation or its subsidiaries and any current or former director, officer, or employee, and all provisions for vested amounts earned or accrued through the effective time of the merger under LCB Corporation's benefit plans.

     As of the record date, directors and executive officers of LCB Corporation owned no shares of Regions common stock.

DISSENTING STOCKHOLDERS

     According to the provisions of Chapter 23 of the Tennessee Business Corporation Act, if the merger is completed, any holder of LCB Corporation common stock who (1) gives to LCB

Corporation, prior to the vote at the special meeting with respect to the approval of the merger agreement, written notice of such stockholder's intent to demand payment for such stockholder's shares, and (2) does not vote in favor thereof, shall be entitled to receive, upon compliance with the statutory requirements summarized below, the fair value of such stockholder's shares as of the Effective Date, excluding any appreciation or depreciation in anticipation of the merger.

     A stockholder of record may assert dissenters' rights as to fewer than all the shares registered in such stockholder's name only if the stockholder dissents with respect to all shares beneficially owned by any one beneficial stockholder and such stockholder notifies LCB Corporation in writing of the name and address of each person on whose behalf the stockholder asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which the stockholder dissents and such holder's other shares were registered in the names of different stockholders. A beneficial stockholder may assert dissenters' rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote. A beneficial stockholder asserting dissenters' rights to shares held on such stockholder's behalf shall notify LCB Corporation in writing of the name and address of the record stockholder of the shares, if known.

     The written notice requirement referred to above will not be satisfied under the Tennessee statutory provisions by merely voting against approval of the merger agreement by proxy or in person at the special meeting. In addition to not voting in favor of the merger agreement, a stockholder wishing to preserve the right to dissent and seek appraisal must give a separate written notice of such stockholder's intent to demand payment for such stockholder's shares if the merger is effected, as hereinabove provided.

     Any written notice of intent to demand payment pursuant to Chapter 23 of the Tennessee Business Corporation Act should be addressed as follows: LCB Corporation, 302 East College Street, Fayetteville, Tennessee, 37334,
Attention: Corporate Secretary.

     If the merger is authorized at the special meeting, LCB Corporation must deliver a written dissenters' notice to all holders of LCB Corporation common stock who satisfied the foregoing requirements. The dissenters' notice must be sent within ten days after the effective date and must (1) state where the demand for payment must be sent and where certificates for shares of LCB Corporation common stock must be deposited, (2) inform holders of uncertificated shares to what extent transfer of these shares will be restricted after the demand for payment is received, (3) supply a form for demanding payment that includes the date of the first announcement to news media or to stockholders of the terms of the merger and requires that the person asserting dissenters' rights certify whether or not such person, or if a nominee asserting dissenters' rights on behalf of a beneficial stockholder, the beneficial stockholder acquired beneficial ownership of the shares before that date, (4) set a date by which LCB Corporation must receive the demand for payment (which date may not be less than one month nor more than two months after the dissenters' notice is delivered), and (5) be accompanied by a copy of Chapter 23 of the Tennessee Business Corporation Act if not previously provided.

     A stockholder of record who receives the dissenters' notice must demand payment, certify whether such holder (or the beneficial stockholder on whose behalf such holder is asserting dissenters' rights) acquired beneficial ownership of the shares before the date set forth in the dissenters' notice, and deposit such holder's certificates in accordance with the dissenters' notice. Such stockholder will retain all other rights of a stockholder until those rights are canceled or modified by the consummation of the merger. A stockholder who does not comply substantially with the requirements that such holder demand payment and deposit such holder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for such stockholders' shares under Chapter 23. A demand for payment may not be withdrawn unless the surviving corporation consents to the withdrawal.

     Except as described below, as soon as the merger is completed, or upon receipt of a payment demand, the surviving corporation resulting from the merger must pay to each dissenting stockholder who complied with the payment demand and deposit requirements described above the amount the surviving corporation estimates to be the fair value of such stockholder's shares, plus accrued interest from the effective date. Such payment must be accompanied by
(1) certain recent LCB Corporation financial statements, (2) the surviving corporation's estimate of the fair value of the shares and an explanation how the fair value was calculated, (3) an explanation of how the interest was calculated, (4) a statement of the dissenter's right to demand additional payment under Section 48-23-209 of the Tennessee Business Corporation Act, and
(5) a copy of Chapter 23 of the Tennessee Business Corporation Act if not previously provided.

     The surviving corporation may elect to withhold such payment from a dissenter as to any shares of which such dissenter (or the beneficial owner on whose behalf such dissenter is asserting dissenters' rights) was not the beneficial owner on the date set forth in the dissenters' notice as the date of the first announcement to news media or to stockholders of the terms of the proposed merger, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement. To the extent the surviving corporation elects to withhold payment, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of such dissenter's demand. The surviving corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter's right to demand additional payment under Section 48-23-209.

     Section 48-23-209 of the Tennessee Business Corporation Act provides that a dissenting stockholder may notify the surviving corporation in writing of such stockholder's own estimate of the fair value of such stockholder's shares and the interest due, and may demand payment of such stockholder's estimate (less any payment already received), if (1) such stockholder believes that the amount offered by the surviving corporation is less than the fair value of such stockholder's shares or that the interest due has been calculated incorrectly,
(2) the surviving corporation fails to make payment under Section 48-23-206 or to offer payment under Section 48-23-208 within two months after the date set for demanding payment; or (3) the corporation has failed to effect the merger and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two months after the date set for demanding payment. A dissenting stockholder waives the right to demand payment under Section 48-23-209 unless such stockholder notifies the surviving corporation in writing within one month after the surviving corporation makes or offers payment for the shares.

     If a demand for payment under Section 48-23-209 remains unsettled, the surviving corporation must commence a proceeding in the Circuit Court of Lincoln County, Tennessee, within two months after receiving the demand for additional payment and must petition the court to determine the fair value of the shares and accrued interest. If the surviving corporation does not commence the proceeding within those two months, it is required to pay each dissenting stockholder whose demand remains unsettled the amount demanded. The surviving corporation is required to make all dissenting stockholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon all such parties. The court may appoint appraisers to receive evidence and to recommend a decision on fair value. Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of such dissenter's shares, plus interest, exceeds the amount paid by the surviving corporation.

     The court in an appraisal proceeding commenced under these provisions must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against the surviving corporation, except that the court may assess the costs against all or some of the dissenting stockholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under
Section 48-23-209. The court also may assess the fees and expenses of attorneys and experts for the respective parties against the surviving corporation if the court finds the surviving corporation did not substantially comply with the requirements of specified provisions of Chapter 23 of the Tennessee Business Corporation Act, or against either the surviving corporation or a dissenting stockholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Chapter 23 of the Tennessee Business Corporation Act.

     If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the surviving corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

     In a proceeding commenced by dissenters to enforce the liability under
Section 48-23-301(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters' counsel against the surviving corporation and in favor of the dissenters.

     The foregoing is a summary of the material rights of a dissenting stockholder of LCB Corporation, but is qualified in its entirety by reference to Chapter 23 of the Tennessee Business Corporation Act, included in Appendix B to this Proxy Statement-Prospectus. It is not intended to give any right of dissent or payment to any stockholder and should not be so read. Stockholders' rights of dissent and payment are limited to those provided by law. Any LCB Corporation stockholder who intends to exercise the right to dissent from consummation of the merger should carefully review the text of such provisions and should also consult with such holder's attorney. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to LCB Corporation stockholders, except as indicated above or otherwise required by law.

     Any dissenting LCB Corporation stockholder who perfects such holder's right to be paid the value of such holder's shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See "-Federal Income Tax Consequences of the Merger."

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     THE FOLLOWING IS A DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO HOLDERS OF LCB CORPORATION COMMON STOCK. THIS DISCUSSION DOES NOT ADDRESS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A STOCKHOLDER IN LIGHT OF THE STOCKHOLDER'S PARTICULAR CIRCUMSTANCES OR TO THOSE LCB CORPORATION STOCKHOLDERS SUBJECT TO SPECIAL RULES, SUCH AS STOCKHOLDERS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, THOSE WHO RECEIVED THEIR

LCB CORPORATION COMMON STOCK AS COMPENSATION, THOSE WHO HOLD LCB CORPORATION COMMON STOCK AS PART OF A "STRADDLE" OR "CONVERSION TRANSACTION," THOSE WHO DO NOT HOLD THEIR LCB CORPORATION COMMON STOCK AS A CAPITAL ASSET WITHIN THE MEANING OF SECTION 1221 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR THOSE STOCKHOLDERS WHO ARE TAX EXEMPT ENTITIES, INSURANCE COMPANIES, SECURITIES DEALERS, OR FINANCIAL INSTITUTIONS. THIS DISCUSSION ALSO DOES NOT ADDRESS ANY ASPECTS OF STATE, LOCAL, OR FOREIGN TAXATION. THIS DISCUSSION IS BASED UPON LAWS, REGULATIONS, RULINGS AND DECISIONS NOW IN EFFECT, ALL OF WHICH ARE SUBJECT TO CHANGE (POSSIBLY WITH RETROACTIVE EFFECT) BY LEGISLATION, ADMINISTRATIVE ACTION, OR JUDICIAL DECISION. NO RULING HAS BEEN OR WILL BE REQUESTED FROM THE INTERNAL REVENUE SERVICE ON ANY MATTER RELATING TO THE TAX CONSEQUENCES OF THE MERGER.

     Consummation of the merger is conditioned upon receipt by Regions and LCB Corporation of an opinion from Alston & Bird LLP, special counsel to Regions, concerning the material federal income tax consequences of the merger. Based upon the assumption that the merger is consummated in accordance with the agreement and plan of merger and upon factual statements and factual representations made by Regions and LCB Corporation, it is such firm's opinion that:

     1. The merger will constitute a reorganization within the meaning of
Section 368(a) of the Code, and LCB Corporation and Regions will each be "a party to a reorganization" within the meaning of Section 368(b) of the Internal Revenue Code.

     2. No gain or loss will be recognized by holders of LCB Corporation common stock upon the exchange in the merger of all of their LCB Corporation common stock solely for shares of Regions common stock (except with respect to any cash received in lieu of fractional share interests in Regions common stock).

     3. The aggregate tax basis of the Regions common stock received by the LCB Corporation stockholders in the merger will, in each instance, be the same as the aggregate tax basis of the LCB Corporation common stock surrendered in exchange therefor, less the basis of any fractional share of Regions common stock settled by cash payment.

     4. The holding period of the Regions common stock received by the LCB Corporation stockholders in the merger will, in each instance, include the holding period of the LCB Corporation common stock surrendered in exchange therefor, provided that such LCB Corporation common stock is held as a capital asset at the effective time of the merger.

     5. The payment of cash to LCB Corporation stockholders in lieu of fractional share interests of Regions common stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed, as provided in Section 302(a) of the Internal Revenue Code.

     6. Where solely cash is received by a LCB Corporation stockholder in exchange for LCB Corporation common stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of such holder's LCB Corporation common stock, subject to the provisions and limitations of Section 302 of the Internal Revenue Code.

     THE TAX OPINION DOES NOT ADDRESS ANY STATE, LOCAL, FOREIGN, OR OTHER TAX CONSEQUENCES OF THE MERGER. LCB CORPORATION STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE

TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO THEM INDIVIDUALLY, INCLUDING TAX REPORTING REQUIREMENTS AND TAX CONSEQUENCES UNDER STATE, LOCAL, AND FOREIGN LAW.

ACCOUNTING TREATMENT

     It is anticipated that the merger will be accounted for as a "purchase," as that term is used pursuant to generally accepted accounting principles, for accounting and financial reporting purposes. Under the purchase method of accounting, the assets and liabilities of LCB Corporation as of the effective time of the merger will be recorded at their estimated respective fair values and added to those of Regions. Financial statements of Regions issued after the effective time will reflect such values and will not be restated retroactively to reflect the historical financial position or results of operations of LCB Corporation.

EXPENSES AND FEES

     The merger agreement provides, in general, that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions will bear and pay the filing fees and one-half of the printing costs in connection with the registration statement and this Proxy Statement-Prospectus.

RESALES OF REGIONS COMMON STOCK

     The Regions common stock to be issued to LCB Corporation stockholders in the merger has been registered under the Securities Act of 1933, but that registration does not cover resales of those shares by persons who control, are controlled by, or are under common control with, LCB Corporation (such persons are referred to hereinafter as "affiliates" and generally include executive officers, directors, and 10% stockholders) at the time of the Special Meeting. Affiliates may not sell shares of Regions common stock acquired in connection with the merger, except pursuant to an effective registration statement under the Securities Act or in compliance with Rule 145 promulgated under the Securities Act or in accordance with a legal opinion satisfactory to Regions that such sale or transfer is otherwise exempt from the Securities Act registration requirements.

     Rule 145 promulgated under the Securities Act restricts the sale of Regions common stock received in the merger by affiliates and certain of their family members and related interests. Under the rule, during the one-year period following the effective time of the merger, affiliates of LCB Corporation may resell publicly the Regions common stock received by them in the merger subject to certain limitations as to the amount of Regions common stock sold in any three-month period and as to the manner of sale, and subject to the timeliness of Regions' periodic reporting obligations with the Securities and Exchange Commission. After the one-year period and within two years following the effective time of the merger, affiliates of LCB Corporation who are not affiliates of Regions may effect such resales subject only to the timeliness of Regions' periodic reporting requirements. After two years, such affiliates of LCB Corporation who are not affiliates of Regions may resell their shares without restriction. Persons who are affiliates of Regions after the effective time of the merger may publicly resell the Regions common stock received by them in the merger subject to similar limitations and subject to certain filing requirements specified in SEC Rule 144. Affiliates will receive additional information regarding the effect of Rule 145 on their ability to resell Regions common stock received in the merger. Affiliates also would be permitted to resell Regions common stock received in the


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

merger pursuant to an effective registration statement under the Securities Act or an available exemption from the Securities Act registration requirements. This Proxy Statement-Prospectus does not cover any resales of Regions common stock received by persons who may be deemed to be affiliates of LCB Corporation or Regions.

     Each person who LCB Corporation reasonably believes will be an affiliate of LCB Corporation has delivered to Regions a written agreement providing that such person generally will not sell, pledge, transfer, or otherwise dispose of any Regions common stock to be received by such person upon consummation of the merger, except in compliance with the Securities Act and the rules and regulations promulgated thereunder.


                 EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

     As a result of the merger, holders of LCB Corporation common stock will be exchanging their shares of a Tennessee corporation governed by the Tennessee Business Corporation Act and LCB Corporation's charter, as amended, and bylaws, for shares of Regions, a Delaware corporation governed by the Delaware General Corporation Law and Regions' certificate of incorporation and bylaws. Certain significant differences exist between the rights of LCB Corporation stockholders and those of Regions stockholders. The material differences are summarized below. In particular, Regions' certificate of incorporation and bylaws contain several provisions that under certain circumstances may have an antitakeover effect in that they could impede or prevent an acquisition of Regions unless the potential acquirer has obtained the approval of Regions' Board of Directors. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of stockholders and their respective entities, and it is qualified in its entirety by reference to the Tennessee Business Corporation Act and the Delaware General Corporation Law as well as to Regions' certificate of incorporation and bylaws and LCB Corporation's charter and bylaws.

ANTITAKEOVER PROVISIONS GENERALLY

     We refer to the provisions of Regions' certificate of incorporation and bylaws described below under the headings, "-Authorized Capital Stock," "-Amendment of Certificate or Articles of Incorporation and Bylaws," "-Classified Board of Directors and Absence of Cumulative Voting," "-Removal of Directors," "-Limitations on Director Liability," "-Special Meetings of Stockholders," "-Actions by Stockholders Without a Meeting," "-Stockholder Nominations," and "-Mergers, Consolidations, and Sales of Assets Generally," and the provisions of the Delaware General Corporation Law described under the heading "-Business Combinations With Certain Persons," as protective provisions. In general, one purpose of the protective provisions is to assist Regions' Board of Directors in playing a role in connection with attempts to acquire control of Regions, so that the Board can advance and protect the interests of Regions and its stockholders as appropriate under the circumstances, including, if the Board determines that a sale of control is in their best interests, by enhancing the Board's ability to maximize the value to be received by the stockholders upon such a sale.

     Although Regions' management believes the protective provisions are, therefore, beneficial to Regions' stockholders, the protective provisions also may tend to discourage some takeover bids. As a result, Regions' stockholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the protective provisions discourage undesirable proposals, Regions may be able to avoid those expenditures of time and money.

     The protective provisions also may discourage open market purchases by a potential acquirer. Such purchases may increase the market price of Regions common stock temporarily, enabling stockholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the protective provisions may decrease the market price of Regions common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The protective provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of Regions through replacing the Board of Directors and management. Furthermore, the protective provisions may make it more difficult for Regions' stockholders to replace the Board of Directors or management, even if a majority of the stockholders believes such replacement is in the best interests of Regions. As a result, the protective provisions may tend to perpetuate the incumbent Board of Directors and management.

AUTHORIZED CAPITAL STOCK

     Regions. Regions' certificate of incorporation authorizes the issuance of up to 500,000,000 shares of Regions common stock and 5,000,000 shares of preferred stock. At September 30, 1999, 224,170,794 shares of Regions common stock were issued, including 4,882,066 treasury shares, and 219,288,728 shares were outstanding. Regions' Board of Directors may authorize the issuance of additional shares of Regions common stock or preferred stock without further action by Regions' stockholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which Regions' capital stock may be listed. Regions' certificate of incorporation does not provide preemptive rights to Regions stockholders.

     The authority to issue additional shares of Regions capital stock provides Regions with the flexibility necessary to meet its future needs without the delay resulting from seeking stockholder approval. The authorized but unissued shares of Regions common stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of Regions. In addition, the sale of a substantial number of shares of Regions common stock to persons who have an understanding with Regions concerning the voting of such shares, or the distribution or declaration of a dividend of shares of Regions common stock (or the right to receive Regions common stock) to Regions stockholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Regions. Regions has committed not to issue shares of preferred stock for any anti-takeover purpose, including any purpose to make a change in control of Regions more costly or difficult.

     LCB Corporation. LCB Corporation's charter authorizes the issuance of up to 100,000 shares of Class A common stock, of which 78,000 shares were issued and outstanding as of the record date, and 1,000 shares of Class B common stock, of which no shares are outstanding.

     According to the Tennessee Business Corporation Act, LCB Corporation's Board of Directors may authorize the issuance of additional shares of LCB Corporation common stock without further action by LCB Corporation's stockholders. LCB Corporation's charter, as amended, does not provide the


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

stockholders of LCB Corporation with preemptive rights to purchase or subscribe to any unissued authorized shares of LCB Corporation common stock or any option or warrant for the purchase thereof.

AMENDMENT OF CERTIFICATE OR ARTICLES OF INCORPORATION AND BYLAWS

     Regions. The Delaware General Corporation Law generally provides that the approval of a corporation's board of directors and the affirmative vote of a majority of (1) all shares entitled to vote thereon and (2) the shares of each class of stock entitled to vote thereon as a class is required to amend a corporation's certificate of incorporation, unless the certificate specifies a greater voting requirement. Regions' certificate of incorporation states that its provisions regarding authorized capital stock, election, classification, and removal of directors, the approval required for certain business combinations, meetings of stockholders, and amendment of Regions' certificate of incorporation and bylaws may be amended or repealed only by the affirmative vote of the holders of at least 75% of the outstanding shares of Regions common stock.

     Regions' certificate of incorporation also provides that the Board of Directors has the power to adopt, amend, or repeal the bylaws. Any action taken by the stockholders with respect to adopting, amending, or repealing any bylaws may be taken only upon the affirmative vote of the holders of at least 75% of the outstanding shares of Regions common stock.

     LCB Corporation. The Tennessee Business Corporation Act generally provides that a Tennessee corporation's charter may be amended by the affirmative vote of a majority of the shares entitled to vote thereon, unless the charter provides for a higher or lower voting requirement. LCB Corporation's charter does not include special provisions relating to amendment of the charter.

     The Board of Directors has the power to adopt, amend, or repeal the bylaws, by majority vote upon 10 days written notice of the proposed amendment. Under the Tennessee Business Corporation Act, the stockholders have the right to adopt, amend, or repeal the bylaws.

CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

     Regions. Regions' certificate of incorporation provides that Regions' Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office.

     The effect of Regions having a classified Board of Directors is that only approximately one-third of the members of the Board are elected each year; consequently, two annual meetings are effectively required for Regions' stockholders to change a majority of the members of the Board.

     Pursuant to Regions' certificate of incorporation, each stockholder generally is entitled to one vote for each share of Regions stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a stockholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The stockholder has the right to cast all of such holder's votes in favor of one candidate or to distribute such holder's votes in any manner among any number of candidates. Directors are elected by a plurality of the total votes cast by all stockholders. With cumulative voting, it may be possible for minority stockholders to obtain representation on the Board of Directors. Without cumulative voting, the holders


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

of more than 50% of the shares of Regions common stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining Regions common stock effectively may not be able to elect any person to the Board of Directors. The absence of cumulative voting, therefore, could make it more difficult for a stockholder who acquires less than a majority of the shares of Regions common stock to obtain representation on Regions' Board of Directors.

     LCB Corporation. LCB Corporation's charter does not provide for a classified board of directors. Holders of LCB Corporation common stock are not afforded cumulative voting rights.

REMOVAL OF DIRECTORS

     Regions. Under Regions' certificate of incorporation, any director or the entire Board of Directors may be removed only for cause and only by the affirmative vote of the holders of at least 75% of Regions' voting stock.

     LCB Corporation. According to the Tennessee Business Corporation Act and LCB Corporation's charter, one or more of the directors may be removed by the stockholders with or without cause. Removal may be effected only at a meeting of stockholders of which notice of the purpose has been given, and requires that the number of votes cast for removal exceeds the number of votes cast against removal.

LIMITATIONS ON DIRECTOR LIABILITY

     Regions. Regions' certificate of incorporation provides that a director of Regions will have no personal liability to Regions or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (1) any breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) the payment of certain unlawful dividends and the making of certain unlawful stock purchases or redemptions, or (4) any transaction from which the director derived an improper personal benefit.

     Although this provision does not affect the availability of injunctive or other equitable relief as a remedy for a breach of duty by a director, it does limit the remedies available to a stockholder who has a valid claim that a director acted in violation of such director's duties, if the action is among those as to which liability is limited. This provision may reduce the likelihood of stockholder derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duties, even though such action, if successful, might have benefited Regions and its stockholders. The SEC has taken the position that similar provisions added to other corporations' certificates of incorporation would not protect those corporations' directors from liability for violations of the federal securities laws.

     LCB Corporation. The Tennessee Business Corporation Act limits a director's liability in substantially the same manner and with substantially the same effect as in the case of Regions.

INDEMNIFICATION

     Regions. Regions' certificate of incorporation provides that Regions will indemnify its officers, directors, employees, and agents to the full extent permitted by the Delaware General Corporation

Law. Under Section 145 of the Delaware General Corporation Law as currently in effect, other than in actions brought by or in the right of Regions, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions and, with respect to any criminal proceeding, if such person had no reasonable cause to believe that the conduct was unlawful. In actions brought by or in the right of Regions, such indemnification probably would be limited to reasonable expenses (including attorneys' fees) and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions, except that no indemnification may be made with respect to any matter as to which such person is adjudged liable to Regions, unless, and only to the extent that, the court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper. To the extent that any director, officer, employee, or agent of Regions has been successful on the merits or otherwise in defense of any action, suit, or proceeding, as discussed herein, whether civil, criminal, administrative, or investigative, such person must be indemnified against reasonable expenses incurred by such person in connection therewith.

     LCB Corporation. The Tennessee Business Corporation Act and LCB Corporation's bylaws provide for indemnification of its directors, officers, employees, and agents in substantially the same manner and with substantially the same effect as in the case of Regions.

SPECIAL MEETINGS OF STOCKHOLDERS

     Regions. Regions' certificate of incorporation and bylaws provide that special meetings of stockholders may be called at any time, but only by the chief executive officer, the secretary, or the Board of Directors of Regions. Regions stockholders do not have the right to call a special meeting or to require that Regions' Board of Directors call such a meeting. This provision, combined with other provisions of the Certificate and the restriction on the removal of directors, would prevent a substantial stockholder from compelling stockholder consideration of any proposal (such as a proposal for a business combination) over the opposition of Regions' Board of Directors by calling a special meeting of stockholders at which such stockholder could replace the entire Board with nominees who were in favor of such proposal.

     LCB Corporation. Under LCB Corporation's bylaws, a special meeting of LCB Corporation stockholders may be called by the board of directors or by any three or more stockholders who hold in the aggregate 25% or more of the outstanding shares of LCB Corporation common stock.

ACTIONS BY STOCKHOLDERS WITHOUT A MEETING

     Regions. Regions' certificate of incorporation provides that any action required or permitted to be taken by Regions stockholders must be effected at a duly called meeting of stockholders and may not be effected by any written consent by the stockholders. These provisions would prevent stockholders from taking action, including action on a business combination, except at an annual meeting or special meeting called by the Board of Directors, chief executive officer, or secretary, even if a majority of the stockholders were in favor of such action.

     LCB Corporation. Under the Tennessee Business Corporation Act and LCB Corporation's bylaws, any action requiring or permitting stockholder approval may be approved by written consent of stockholders holding all of the shares of LCB Corporation common stock outstanding.

STOCKHOLDER NOMINATIONS

     Regions. Regions' certificate of incorporation and bylaws provide that any nomination by stockholders of individuals for election to the Board of Directors must be made by delivering written notice of such nomination to the Secretary of Regions not less than 14 days nor more than 50 days before any meeting of the stockholders called for the election of directors; provided, however, that if less than 21 days notice of the meeting is given to stockholders, the nomination notice must be delivered to the Secretary of Regions not later than the seventh day following the day on which notice of the meeting was mailed to stockholders. The nomination notice must set forth certain background information about the persons to be nominated, including information concerning (1) the name, age, business, and, if known, residential address of each nominee, (2) the principal occupation or employment of each such nominee, and (3) the number of shares of Regions capital stock beneficially owned by each such nominee. The Board of Directors is not required to nominate in the annual proxy statement any person so proposed; however, compliance with this procedure would permit a stockholder to nominate the individual at the stockholders' meeting, and any stockholder may vote such holder's shares in person or by proxy for any individual such holder desires.

     LCB Corporation. LCB Corporation's bylaws provide that nominations for director may be made by the board of directors or by any shareholder. Any nomination other than on behalf of the existing management of the corporation must be made in writing not less than 14 nor more than 50 days prior to the stockholder meeting at which directors are to be elected. The written nomination must include basic biographical information about the nominee as specified in the bylaws.

MERGERS, CONSOLIDATIONS, AND SALES OF ASSETS GENERALLY

     Regions. Regions' certificate of incorporation generally requires the affirmative vote of the holders of at least 75% of the outstanding voting stock of Regions to effect (1) any merger or consolidation with or into any other corporation, or (2) any sale or lease of any substantial part of the assets of Regions to any party that beneficially owns 5.0% or more of the outstanding shares of Regions voting stock, unless the transaction was approved by Regions' Board of Directors before the other party became a 5.0% beneficial owner or is approved by 75% or more of the Board of Directors after the party becomes such a 5.0% beneficial owner. In addition, the Delaware General Corporation Law generally requires the approval of a majority of the outstanding voting stock of Regions to effect (1) any merger or consolidation with or into any other corporation, (2) any sale, lease, or exchange of all or substantially all of Regions property and assets, or (3) the dissolution of Regions. However, pursuant to the Delaware General Corporation Law, Regions may enter into a merger transaction without stockholder approval if (1) Regions is the surviving corporation, (2) the agreement of merger does not amend in any respect Regions' certificate of incorporation, (3) each share of Regions stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of Regions after the effective date of the merger, and (4) either no shares of Regions common stock and no shares, securities, or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of Regions common stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities, or obligations to be issued or delivered under such plan do not exceed 20% of the shares of Regions common stock outstanding immediately prior to the effective date of the merger.

     LCB Corporation. The Tennessee Business Corporation Act generally requires approval of a majority of the outstanding shares of a corporation's voting stock to approve a merger, consolidation, share exchange, sale of all or substantially all of the corporation's assets, or similar corporate transaction.

BUSINESS COMBINATIONS WITH CERTAIN PERSONS

     Regions. Section 203 of the Delaware General Corporation Law places certain restrictions on "business combinations" (as defined in Section 203 to include, generally, mergers, sales and leases of assets, issuances of securities, and similar transactions) by Delaware corporations with an "interested stockholder" (as defined in Section 203 to include, generally, the beneficial owner of 15% or more of the corporation's outstanding voting stock).
Section 203 generally applies to Delaware corporations, such as Regions, that have a class of voting stock listed on a national securities exchange, authorized for quotation on an interdealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders, unless the corporation expressly elects in its certificate of incorporation or bylaws not to be governed by Section 203.

     Regions has not specifically elected to avoid the application of Section
203. As a result, Section 203 generally would prohibit a business combination by Regions or a subsidiary with an interested stockholder within three years after the person or entity becomes an interested stockholder, unless (1) prior to the time when the person or entity becomes an interested stockholder, Regions' Board of Directors approved either the business combination or the transaction pursuant to which such person or entity became an interested stockholder, (2) upon consummation of the transaction in which the person or entity became an interested stockholder, the interested stockholder held at least 85% of the outstanding Regions voting stock (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or (3) once the person or entity becomes an interested stockholder, the business combination is approved by Regions' Board of Directors and by the holders of at least two-thirds of the outstanding Regions voting stock, excluding shares owned by the interested stockholder.

     LCB Corporation. Although corporations organized under Tennessee law are generally subject to the Tennessee Business Combination Act, the Tennessee Control Share Acquisition Act, the Tennessee Investor Protection Act, and the Tennessee Greenmail Act, these statutes are not applicable to LCB Corporation.

     The Tennessee Business Combination Act provides that a party beneficially owning 10% or more of the voting power of any class or series of then outstanding shares entitled to vote generally in the election of directors of a corporation (an "interested shareholder") cannot engage in a business combination with the corporation for a period of five years following such interested shareholder's share acquisition date, unless the transaction either
(1) is approved by the holders of at least two-thirds of the voting stock of the corporation not beneficially owned by such interested shareholder at a meeting called for such purpose no earlier than five years after such interested shareholder's share acquisition date or (2) satisfies certain fairness criteria specified in the Tennessee Business Corporation Act. The Tennessee Business Combination Act exempts transactions with interested shareholders if the transaction is approved by the corporation's board of directors prior to the time when the person became an interested shareholder. The Tennessee Business Combination Act also exempts transactions under certain other circumstances.

     The Tennessee Investor Protection Act imposes certain filing and disclosure requirements on tender offers and covered share purchases that meet jurisdictional requirements of the act. However, the Tennessee Investor Protection Act does not apply to bank holding companies that, like LCB Corporation, are subject to U.S. federal regulation.

     The Tennessee Control Share Acquisition Act (the "TCSAA") generally restricts voting rights of shares acquired in certain control share acquisitions. Generally, if a person acquires in one or a series of related transactions an amount of stock equal to one-fifth or more of all of the voting power of a Tennessee corporation subject to such provisions in a "control share acquisition" (as defined in the TCSAA), such shares have only such voting rights as are accorded them by resolution adopted by the majority of stockholders of the corporation. The TCSAA defines "control shares" for purposes of such act and establishes the procedures under which an acquiring person obtains stockholder action with respect to voting rights of control shares. LCB Corporation has not elected in its charter to become subject to this legislation.

     The Tennessee Greenmail Act (the "TGA") provides that it is unlawful for any Tennessee corporation which has a class of voting stock registered or traded on a national securities exchange or registered with the Commission pursuant to Section 12(g) of the Exchange Act or any subsidiary of such corporation to purchase, directly or indirectly, any of its shares at a price above the market value of such shares from any person who holds more than 3% of the class of the securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock of the corporation, or, alternatively, unless the corporation makes an offer of at least equal value per share to all holders of such class. The TGA does not apply to purchases of LCB Corporation common stock.

DISSENTERS' RIGHTS

     Regions. The rights of dissenting stockholders of Regions are governed by the Delaware General Corporation Law. Pursuant thereto, except as described below, any stockholder has the right to dissent from any merger of which Regions could be a constituent corporation. No appraisal rights are available, however, for (1) the shares of any class or series of stock that is either listed on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders or (2) any shares of stock of the constituent corporation surviving a merger if the merger did not require the approval of the surviving corporation's stockholders, unless, in either case, the holders of such stock are required by an agreement of merger or consolidation to accept for that stock something other than: (a) shares of stock of the corporation surviving or resulting from the merger or consolidation; (b) shares of stock of any other corporation that will be listed at the effective date of the merger on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders; (c) cash in lieu of fractional shares of stock described in clause (a) or (b) immediately above; or (d) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (a) through
(c) immediately above. Because Regions common stock is quoted on the Nasdaq National Market and is held of record by more than 2,000 stockholders, unless the exception described immediately above applies, holders of Regions common stock do not have dissenters' rights.


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

     LCB Corporation. A summary of the pertinent provisions of the Tennessee Business Corporation Act pertaining to dissenters' rights is set forth under the caption "The Merger--Dissenting Stockholders" at page 21, and such provisions are included as Appendix B.

STOCKHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

     Regions. The Delaware General Corporation Law provides that a stockholder may inspect books and records upon written demand under oath stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.

     LCB Corporation. Pursuant to the Tennessee Business Corporation Act, upon written notice of a demand to inspect corporate records and demonstration of a proper purpose, a stockholder is entitled to inspect specified corporate records, including accounting records, minutes of stockholder meetings and certain resolutions adopted at director meetings, and stockholder records.

DIVIDENDS

     Regions. The Delaware General Corporation Law provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Substantially all of the funds available for the payment of dividends by Regions are derived from its subsidiary depository institutions. There are various statutory limitations on the ability of Regions' subsidiary depository institutions to pay dividends to Regions. See "Supervision and Regulation-Payment of Dividends" at page 56.

     LCB Corporation. Pursuant to the Tennessee Business Corporation Act, a board of directors may from time to time make distributions to its stockholders, subject to restrictions in its charter, provided that no distribution may be made if, after giving it effect, (1) the corporation would not be able to pay its debts as they become due in the usual course of business, or (2) the corporation's total assets would be less than the sum of its total liabilities plus (unless the charter permits otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

     Regions common stock is quoted on the Nasdaq National Market under the symbol "RGBK." LCB Corporation common stock is not traded in any established market. The following table sets forth, for the indicated periods, the high and low closing sale prices for Regions common stock as reported on the Nasdaq National Market and the cash dividends declared per share of Regions and LCB Corporation common stock. The amounts indicated for Regions have been adjusted to reflect a 2-for-1 stock split effected by Regions on June 13, 1997. For the indicated period there have been no transactions in LCB Corporation common stock of which management is aware.

                                               REGIONS                     LCB CORPORATION
                                      PRICE RANGE    CASH DIVIDENDS         CASH DIVIDENDS
                                      -----------       DECLARED                DECLARED
                                   HIGH         LOW    PER SHARE               PER SHARE
                                   ----         ---    ---------               ---------

1997
First Quarter.................    $30.94       $25.69    $.20                     $15.00
Second Quarter................     33.25        27.38     .20                         --
Third Quarter.................     39.13        32.06     .20                         --
Fourth Quarter................     44.75        36.56     .20                         --

1998
First Quarter ................     43.50        37.94     .23                      15.00
Second Quarter................     45.25        38.66     .23                         --
Third Quarter ................     42.69        33.81     .23                         --
Fourth Quarter ...............     40.69        30.25     .23                         --

1999
First Quarter.................     41.44        34.63     .25                      18.00
Second Quarter................     39.13        34.72     .25                         --
Third Quarter.................     38.94        29.81     .25                      13.50
Fourth Quarter (through
    December 3, 1999) ........     31.25        27.06     .25                         --

     On December 3, 1999, the last reported sale price of Regions common stock as reported on the Nasdaq National Market, was $27.94. On July 7, 1999, the last business day prior to public announcement of the proposed merger, the last reported sale price of Regions common stock as reported on the Nasdaq National Market, was $38.94.

     The holders of Regions common stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. Regions has paid regular quarterly cash dividends since 1971. Although Regions currently intends to continue to pay quarterly cash dividends on the Regions common stock, there can be no assurance that Regions' dividend policy will remain unchanged after completion of the merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Board of Directors' consideration of other relevant factors.

     Regions is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends from its subsidiary financial institutions. Regions' subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "Supervision and Regulation-Payment of Dividends."

     LCB Corporation has paid regular cash dividends out of current earnings. While LCB Corporation expects to continue to pay regular dividends if the merger is not completed, payment of future dividends will depend on business conditions, operating results, capital and reserve requirements, and other relevant factors.

                  LCB MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion provides certain information concerning the financial condition and results of operations of LCB Corporation (LCB) for three years ended December 31, 1998, and as of September 30, 1999 and 1998 and for the nine months periods then ended. The financial position and results of operations of LCB were due primarily to its banking subsidiaries, Lincoln County Bank and Bank of Huntland. Management's discussion should be read in conjunction with the financial statements and accompanying notes presented elsewhere in this Proxy Statement-Prospectus.

    Year Ended December 31, 1998 Compared To Year Ended December 31, 1997 And
      Year Ended December 31, 1997 Compared To Year Ended December 31, 1996

OVERVIEW

     Net Income for 1998 totaled $2,960,000 compared to $2,648,000 for 1997 and $2,445,000 for 1996. The increase in net income of $312,000 from 1998 to 1997 was primarily due to an increase in net interest income of $1,466,000 offset by an increase in non-interest expense of $1,190,000.

     Return on average assets was 1.81% and return on average equity was 16.34% for 1998, compared to 1.72% and 16.18%, respectively, for 1997 and 1.67% and 16.77%, respectively, for 1996.

     The net interest margin, the percentage of net interest income to average earning assets, increased in 1998, from 5.81% to 6.72%. The net interest margin of 6.72% in 1998 is favorable to LCB and is a reflection of the continued healthy spread between rates on deposits and yields on investments and loans.

RESULTS OF OPERATIONS

     Net Interest Income. LCB's primary source of revenue is net interest income. Net interest income is the difference between interest earned on interest earning assets and interest paid on interest bearing sources of funds. Net interest income is determined primarily by the level of interest earning assets and the various rate spreads between the interest earning assets and their funding sources.

     Net interest income for 1998 was $9,589,000, compared to $8,123,000 for 1997 and $7,646,000 for 1996. The increases of $1,466,000 from 1997 to 1998 and
$477,000 from 1996 to 1997 were due to higher levels of average earning assets and increase yields on those earning assets. LCB's net interest margin for 1998, 1997 and 1996 was 6.72%, 5.81% and 5.80%, respectively.

     Provision for Loan Losses. The provision for loan losses charged to operating expense is the result of a continuing review and assessment of the loan portfolio, taking into consideration the history of charge-offs in the loan portfolio by category, the current economic conditions in the lending area, the payment history, ability to repay and strength of collateral of specific borrowers, and other relevant factors. The 1998 provision was $16,000, compared to $113,000 in 1997 and $305,000 in 1996. Actual charge-offs, net of recoveries, were $192,000 in 1998, $65,000 in 1997 and $238,000 in 1996.

     Non-interest income. Non-interest income in 1998 totaled $1,603,000 compared to $1,503,000 in 1997 and $1,241,000 in 1996. The largest component of non-interest income is service charges and fees which totaled $1,336,000 in 1998, $1,247,000 in 1997 and $1,053,000 in 1996. Also included in the non-interest income totals are securities gains in the amount of $161,000, $13,000 and $4,000, in 1998, 1997 and 1996, respectively.

     Non-Interest Expenses. Non-interest expenses were $6,713,000 in 1998, compared to $5,523,000 in 1997 and $4,787,000 in 1996. Salaries and related benefits increased to $3,698,000 in 1998 and $2,808,000 in 1997 from $2,609,000 in 1996. Occupancy expense remained virtually unchanged during 1998 as compared to 1997, but were higher than in 1996. Operating and processing costs constitute the majority of the other non-interest expense.

     Income Taxes. LCB's effective tax rate was 33.1% in 1998, 31.7% in 1997 and 33.9% in 1996. The effective rate is less than the highest statutory rate primarily because of tax-free income from municipal investments.

ANALYSIS OF FINANCIAL CONDITION

     Investment Securities. Total investment securities at December 31, 1998 totaled $33,405,000 compared to $32,954,000 in 1997. The investment securities portfolio is used as a source of liquidity and a means of managing interest rates and interest rate sensitivity. In addition, the portfolio serves as a source of collateral on certain deposits. All of the investment securities portfolio is classified as available for sale.

     Securities Portfolio. The carrying amount of securities at the dates indicated is set forth in the table below:

                                                                      December 31,
                                                ----------------------------------------------------------
                                                          1998                              1997
                                                -------------------------        -------------------------
                                                                 (Dollars in thousands)

                                                 Amount           Percent         Amount           Percent
                                                 ------           -------         ------           -------
U.S. Government ........................        $  1,712            5.13%        $  2,209            6.70%
U.S. Agencies ..........................          16,607           49.71           17,672           53.63
Obligations of States &
    Political Subdivisions .............          15,017           44.95           13,004           39.46
Other Securities .......................              69             .21               69             .21
                                                --------          ------         --------          ------

          Total ........................        $ 33,405          100.00%        $ 32,954          100.00%
                                                ========          ======         ========          ======


     Investment Securities Maturity Distribution. The estimated fair market value of debt securities available for sale (in thousands) at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                           One Year       One To     Over Five
                                                            Or Less     Five Years     Years         Total
                                                            -------     ----------     -----         -----

Total Investment Securities...............................  $3,223       $13,665      $16,517      $33,405
                                                            ======       =======      =======      =======

     Loans. Net loans outstanding at December 31, 1998, totaled $112,575,000 compared to $100,272,000 in 1997, an increase of $12,303,000, or 12.3%.

     The following table sets forth the composition of LCB's loan portfolio by type of loan at the dates indicated:

                                                                          December 31,
                                                      -----------------------------------------------------
                                                               1998                           1997
                                                      ----------------------        -----------------------
                                                                     Percent                        Percent
                                                                       Of                             Of
                                                      Balance         Total         Balance          Total
                                                      -------         -----         -------          -----
                                                                      (Dollars in thousands)
TYPE OF LOAN:
Commercial Loans ............................        $  8,485          7.63%        $  9,123          9.25%
Real Estate
      Loans -- Other ........................          68,993         62.08           63,836         64.70
Real Estate Loans --
     Construction ...........................          13,289         11.96            7,514          7.62
Consumer Loans ..............................          16,424         14.78           14,349         14.54
Agricultural Loans ..........................           5,580          5.02            5,315          5.39
Other Loans .................................             963          0.87            1,328          1.35
                                                     --------        ------         --------        ------

  TOTAL LOANS ...............................         113,734        102.34%         101,465        102.85%
                                                     --------        ------         --------        ------

Less:
 Allowance for Loan Losses ..................           1,442          1.30%           1,618          1.64%
 Unearned Premium on Loans ..................           1,159          1.04%           1,193          1.21%
                                                     --------        ------         --------        ------

  TOTAL LOANS, NET ..........................        $111,133        100.00%        $ 98,654        100.00%
                                                     ========        ======         ========        ======


     Real estate loans is the largest category of loans, comprising 74.0% and 72.3% of net loans at December 31, 1998 and 1997, respectively.

     Non-performing Assets. Non-accrual loans, foreclosed assets and troubled debt restructurings are included in non-performing assets. Total non-performing assets increased $637,000 during 1998 to $1,592,000 at December 31, 1998.

     Non-accrual loans are loans on which the accrual of interest income has been discontinued and previously accrued interest has been reversed because the borrower's financial condition has deteriorated to the extent that the collection of principal and interest is doubtful. Until the loan is returned to performing status, generally as the result of the full payment of all past due principal and interest, interest income is recorded on the cash basis.

     The following table sets forth information with respect to non-performing assets identified by LCB, including non-accrual loans, other real estate owned and accruing loans past due ninety days or more at the dates indicated:

                                                                                                 December 31,
                                                                                           ----------------------
                                                                                           1998              1997
                                                                                           ----              ----
                                                                                           (Dollars in thousands)

NONACCRUAL LOANS:
Real Estate Loans...............................................................          $   700           $   164
Consumer Loans..................................................................               --                --
Commercial Loans................................................................              386               396
                                                                                          -------           -------

          TOTAL NONACCRUAL LOANS................................................            1,086               560
                                                                                          -------           -------

ACCRUING LOANS PAST DUE NINETY DAYS OR MORE:
Real Estate Loans...............................................................              383               233
Consumer Loans..................................................................               --                --
Commercial Loans................................................................               94                72
                                                                                          -------           -------

          TOTAL ACCRUING LOANS PAST DUE NINETY
            DAYS OR MORE........................................................              477               305
                                                                                          -------           -------

Total Non-Performing Loans......................................................            1,563               865
Other Real Estate Owned.........................................................               29                90
                                                                                          -------           -------

          TOTAL NON-PERFORMING ASSETS...........................................          $ 1,592           $   955
                                                                                          =======           =======

Non-Performing assets to net loans and other real
  estate........................................................................             1.41%             0.95%
Allowance for loan losses to total loans at end of
  period........................................................................             1.28%             1.61%
Allowance for loan losses to non-performing
  assets........................................................................            90.58%           169.42%


     Allowance for Loan Losses. Inherent in LCB's lending activities is the risk that loan losses will be experienced and that the risk of loss will vary with the type of loan being made and the creditworthiness of the borrower over the term of the loan. To reflect the currently perceived risk of loss associated with LCB's loan portfolio, provisions are made to the allowance for loan losses. The allowance is created by direct charges against income and is available for loan losses. The amount of the allowance for loan losses and the provisions for loan losses are evaluated quarterly, based on management's estimate of risk in the overall loan portfolio and the estimated exposure on individual loans. In evaluating the adequacy of the allowance and the amount of the provision, consideration is given to such factors as: management's evaluation of specific loans; the level and composition of classified loans; historical loss experience; results of examinations of regulatory agencies and an internal asset review process; expectations of future national and local economic conditions and their impact on particular industries and the individual borrowers; the market value of collateral and strength of available guaranties; concentrations of credit; and other judgmental factors. LCB maintains an allowance for loan losses which it believes is adequate to absorb reasonably foreseeable losses in the loan portfolio.

     The allowance for loan losses decreased $176,000 from December 31, 1997 to 1998, to $1,442,000 and was 1.28% of total loans. The 1997 balance in the allowance for loan losses was $1,618,000 or 1.61% of total loans.

     The following table summarizes the loan loss experience for each of the periods indicated:

                                                                                  December 31,
                                                                            ----------------------
                                                                            1998              1997
                                                                            ----              ----
                                                                             (Dollars in thousands)

BALANCE AT BEGINNING OF YEAR ....................................         $ 1,618           $ 1,570
PROVISION CHARGED TO EXPENSE ....................................              16               113
CHARGE-OFFS:
Real Estate Loans ...............................................            (108)              (53)
Installment Loans ...............................................              --               (94)
Commercial Loans ................................................            (219)             (123)
                                                                          -------           -------
TOTAL  CHARGE-OFFS ..............................................            (327)             (270)
                                                                          -------           -------

RECOVERIES:
Real Estate Loans ...............................................               1               100
Installment Loans ...............................................              --                32
Commercial Loans ................................................             134                73
                                                                          -------           -------

    TOTAL RECOVERIES ............................................             135               205
                                                                          -------           -------

    NET LOAN (CHARGE-OFFS) ......................................            (192)              (65)
                                                                          -------           -------

    BALANCE AT END OF PERIOD ....................................         $ 1,442           $ 1,618
                                                                          =======           =======

Net loan charge-offs to average loans ...........................            0.18%             0.07%

     Deposits. Total deposits at December 31, 1997 were $158,363,000, an increase of $20,953,000 from the December 31, 1997 total of $137,410,000. Increases occurred in the balance of all deposit types.

     Demand deposits increased $6,936,000 or 36% in 1998 and totaled $26,046,000 at the end of 1998. Demand deposits represent 16% of total deposits as of December 31, 1998.

     Transaction and NOW accounts increased from $25,481,000 at December 31, 1997 to $27,611,000 at December 1999. Transaction and NOW accounts account for 17% of total deposits as of December 1999.

     Money market and other savings deposits increased $1,124,000 or 8% since December of 1997. Money market and other savings deposits account balances account for 10% of total deposits.

     The largest category of deposits are time deposits of $100,000 or less which were $62,221,000, an increase $4,745,000 over 1997. This category represented 39% of total deposits at December 31, 1998.

     Time deposits of $100,000 or more were $26,543,000 at December 31, 1998, which comprised 17% of total deposits. These deposits consist primarily of deposits from local customers with which LCB has other banking relationships. LCB had no brokered deposits at December 31, 1997.

     Liquidity. Liquidity involves LCB's ability to raise funds to support asset growth or to reduce assets, meet deposit withdrawals and other borrowing needs, maintain reserve requirements and otherwise operate the company on an ongoing basis.

     As shown in the accompanying 1998 statement of cash flows, cash and cash equivalents increased by $9,313,000 from December 31, 1997 to December 31, 1998. Net cash provided by operating activities increased to $3.3 million primarily due to high levels of net income. Net cash used in investing activities of $14.8 million were the result of growth in the loan portfolio. Net cash provided by financing activities provided $20.8 million of funding sources for 1998. The net cash provided by financing activities consisted primarily of a net increase in deposits of $21 million.

     Capital Resources. LCB maintains adequate capital for regulatory purposes and has sufficient capital to absorb the risks inherent in the business. Risk-based capital requirements have been established that weight different assets according to the level of risk associated with those types of assets. The table below summarizes LCB's capital levels at the dates indicated:

                                                                    December 31,            Regulatory
                                                                1998          1997           Minimums
                                                                ----          ----           --------

Tier I Capital to Average Assets...........................     10.90%        11.59%            3%
Tier I Capital to Risk Weighted Assets.....................     14.49         16.43             4
Total Capital to Risk Weighted Assets......................     15.74         17.69             8


                 Nine Months Ended September 30, 1999 Compared
                    To Nine Months Ended September 30, 1998

OVERVIEW

     Net income for the nine months ended September 30, 1999 totaled $1,980,000 compared to $2,037,000 for the same period in 1998.

     Return on average assets was 1.51% and return on average equity was 14.38% for the nine months ended September 30, 1999 compared to 1.69% and 15.38%, respectively, for the comparable period in 1998.

RESULTS OF OPERATIONS

     Net Interest Income. LCB's primary source of revenue is net interest income. Net interest income is the difference between interest earned on interest earning assets and interest paid on interest bearing sources of funds. Net interest income is determined primarily by the level of interest earning assets and the various rate spreads between the interest earning assets and their funding sources.

     Net interest income for the nine-month period ended September 30, 1999 totaled $7,514,000, an increase of $408,000 or 5.7% from the $7,106,000 total for the comparable period in 1998. The increase in net interest income was attributable to an increase in total interest income of $511,000, which was partially offset by an increase in total interest expense of $103,000.

     Net interest margin, the ratio of net interest income to average earning assets, for the nine months ended September 30, 1999, decreased to 6.33%, a decrease of 45 basis points from September 30, 1998. The decrease in net interest margin in 1999 is a result of a lower base lending rate.

     Provision for Possible Loan Losses. As of September 30, 1999, the provision for possible loan losses totaled $143,000 compared to $16,000 for the same nine-month period in 1998. The increase in the provision in the nine months ended September 30, 1999 funded an increase in the level of the reserve necessitated by the increase in the volume of loans.

     Non-Interest Income. Non-interest income for the nine-month period ended September 30, 1999 totaled $972,000 compared to $1,060,000 for the same period in 1998. The decrease resulted from lower service charges and gains on the sale of securities.

     Non-Interest Expense. For the nine-month period ended September 30, 1999, total non-interest expenses totaled $5,102,000 an increase of $130,000 or 2.6% compared to the same period in 1997. The increase resulted from a $113,000 or 4.1% increase in salary and employee benefits.

     Income Taxes. LCB's effective tax rate was 38.9% for the nine month period ended September 30, 1999 compared to 35.0% for the same period in 1998. The effective tax rate is less than the highest statutory rate primarily because of the receipt of tax-free income from municipal investments.

ANALYSIS OF FINANCIAL CONDITIONS

     Investment Securities. Total investment securities at September 30, 1999 were $37,378,000 and all were classified as available for sale. The composition of the portfolio, effectively managed, limits LCB's exposure to changes in interest rates and economic conditions as they occur.

     Securities Portfolio. The carrying amount of securities as of September 30, 1999 and 1998 is set forth in the table below:

                                                                                         September 30,
                                                                        ---------------------------------------------
                                                                               1999                      1998
                                                                        --------------------    ---------------------
                                                                                    (Dollars in thousands)

                                                                         Amount      Percent      Amount      Percent
                                                                         ------      -------      ------      -------

U.S. Government...................................................      $    250       0.67%    $  2,216        6.63%
U.S. Agencies.....................................................        22,288      59.63       17,846       53.37
Obligations of States &
    Political Subdivisions........................................        14,715      39.37       13,308       39.79
Other Securities..................................................           125       0.33           69        0.21
                                                                        --------     ------     --------      ------

          Total...................................................      $ 37,378     100.00%    $ 33,439      100.00%
                                                                        ========     ======     ========      ======

     Loans and Non-Performing Assets. The loan portfolio is the largest component of LCB's earning assets. As of September 30, 1999, loans outstanding were $114,489,000 compared to $111,078,000 for the same period in 1998.

     The following table sets forth the composition of LCB's loan portfolio by type of loan at the dates indicated:

                                                                                        September 30,
                                                                        ----------------------------------------------
                                                                                1999                      1998
                                                                        ------------------       ---------------------
                                                                                     Percent                   Percent
                                                                                       Of                        Of
                                                                        Balance       Total       Balance       Total
                                                                        -------       -----       -------       -----
                                                                                    (Dollars in thousands)

TYPE OF LOAN:
Commercial Loans..................................................      $  8,417       7.47%    $  9,875       9.02%
Real Estate
      Loans -- Other..............................................        66,908      59.36       66,981      61.22
Real Estate Loans --
     Construction.................................................        14,618      12.97       11,949      10.92
Consumer Loans....................................................        18,020      15.99       16,266      14.87
Agricultural Loans. ..............................................         6,207       5.51        5,992       5.47
Other Loans ......................................................         1,196       1.06        1,254       1.15
                                                                        --------     ------     --------     ------

  TOTAL LOANS.....................................................       115,366     102.36%     112,317     102.65%
                                                                        --------     ------     --------     ------

Less:
 Allowance for Loan Losses .......................................         1,781       1.58%       1,665       1.52%
 Unearned Premium on Loans........................................           877       0.78%       1,239       1.13%
                                                                        --------     ------     --------     -------

  TOTAL LOANS, NET................................................      $112,708     100.00%    $109,413     100.00%
                                                                        ========     ======     ========     ======

     The largest segment of LCB's loan portfolio is real estate loans that represent approximately 72.3% of net loans as of September 30, 1999. As of September 30, 1998, real estate loans comprised 72.1% of net loans.

     Non-accrual loans are loans as to which the accrual of interest income has been discontinued and previously accrued interest has been reversed, because the borrower's financial condition has deteriorated to the extent that the collection of principal and interest is doubtful. Until the loan is returned to performing status, generally as the result of the full payment of all past due principal and interest, interest income is recorded on the cash basis.

     The following table sets forth information with respect to non-performing assets identified by LCB, including non-accrual loans, other real estate owned and accruing loans past due ninety days or more at the dates indicated:

                                                                                September 30,
                                                                           ----------------------
                                                                           1999              1998
                                                                           ----              ----
                                                                            (Dollars in thousands)

NONACCRUAL LOANS:
Real Estate Loans ...............................................         $   277           $   483
Consumer Loans ..................................................              --                --
Commercial Loans ................................................              --               579
                                                                          -------           -------

          TOTAL NONACCRUAL LOANS ................................             277             1,062
                                                                          -------           -------

ACCRUING LOANS PAST DUE NINETY DAYS OR MORE:
Real Estate Loans ...............................................           1,129               517
Consumer Loans ..................................................              --                --
Commercial Loans ................................................              41               171
                                                                          -------           -------

          TOTAL ACCRUING LOANS PAST DUE NINETY
            DAYS OR MORE ........................................           1,170               688
                                                                          -------           -------

Total Non-Performing Loans ......................................           1,447             1,750
Other Real Estate Owned .........................................             508                --
                                                                          -------           -------

          TOTAL NON-PERFORMING ASSETS ...........................         $ 1,955           $ 1,750
                                                                          =======           =======

Non-Performing assets to net loans and other real
  estate ........................................................            1.70%             1.58%
Allowance for loan losses to total loans at end of
  period ........................................................            1.56%             1.50%
Allowance for loan losses to non-performing
  assets ........................................................           86.00%            95.14%



     Allowance for Loan Losses. The allowance for loan losses increased $116,000 from September 30, 1998 to 1999, to $1,781,000 and was 1.56% of total loans. The September 1998 balance in the allowance for loan losses was $1,665,000 or 1.50% of total loans.

     The following table summarizes the loan loss experience for each of the periods indicated:

                                                                                September 30,
                                                                           ----------------------
                                                                           1999              1998
                                                                           ----              ----
                                                                            (Dollars in thousands)


BALANCE AT BEGINNING OF YEAR ....................................         $ 1,442           $ 1,618
PROVISION CHARGED TO EXPENSE ....................................             143                16
CHARGE-OFFS:
Real Estate Loans ...............................................             (25)               (1)
Installment Loans ...............................................              --                --
Commercial Loans ................................................             (91)              (84)
                                                                          -------           -------

TOTAL CHARGE-OFFS ...............................................            (116)              (85)
                                                                          -------           -------

RECOVERIES:
Real Estate Loans ...............................................              31                 1
Installment Loans ...............................................              --                --
Commercial Loans ................................................             281               115
                                                                          -------           -------

          TOTAL RECOVERIES ......................................             312               116
                                                                          -------           -------

          NET LOAN (CHARGE-OFFS) RECOVERIES .....................             196                31
                                                                          -------           -------

          BALANCE AT END OF PERIOD ..............................         $ 1,781           $ 1,665
                                                                          =======           =======

Net loan charge-offs (recoveries) to average loans ..............           (0.23)%           (0.04)%



     Deposits. Total deposits at September 30, 1999 were $154,103,000, an increase of $8,256,000 or 5.7% over the balance at September 30, 1997. LCB has experienced good deposit growth in all categories of deposits.

     Demand deposits have increased $1,880,000 since September 1998 to $21,248,000. Demand deposits represent 14% of total deposits.

     Transaction and NOW accounts increased from $24,997,000 at September 30, 1998 to $26,072,000 at September 1999. Transaction and NOW accounts account for 17% of total deposits as of September 1999.

     Money market and other savings deposits increased $1,765,000 or 12% since September of 1998. Money market and other savings deposits account balances account for 11% of total deposits.

     Time deposits of $100,000 or less totaled $63,207,000 and represented 41% of total deposits. This category of deposit increased $2,059,000 from $61,148,000 at September 1998.

     Time deposits of $100,000 or more were $26,885,000 at September 30, 1999 and represented 17% of total deposits. These deposits consist primarily of deposits from local customers with which LCB has other banking relationships. LCB had no brokered deposits at September 30, 1999.

     Liquidity. Liquidity is the ability of LCB to fund the needs of its borrowers, depositors and creditors. LCB's management maintains a strategy that provides adequate liquidity and manages interest rate risk. LCB's liquidity sources, including cash flows from sales, maturities and paydowns of loans and investment securities, federal funds purchased, securities sold under agreements to repurchase and a base of core deposits, are considered adequate to meet liquidity needs for normal operations.

     Capital Resources. LCB is required to comply with the risk-based capital guidelines adopted by the FDIC. Those guidelines apply weighing factors, which vary according to the level of risk associated with each asset category. As of September 30, 1999, LCB exceeds all minimum capital ratios.

     The table below summarizes LCB's capital levels at the dates indicated:

                                                                    September 30,
                                                                 ------------------        Regulatory
                                                                 1998          1997         Minimums
                                                                 ----          ----         --------

Tier I Capital to Average Assets...........................      9.88%        10.53%            3%
Tier I Capital to Risk Weighted Assets.....................     13.84         14.15             4
Total Capital to Risk Weighted Assets......................     15.10         15.40             8

                       INFORMATION ABOUT LCB CORPORATION

     LCB Corporation is a bank holding company organized under the laws of the state of Tennessee with its principal executive office located in Fayetteville, Tennessee. LCB Corporation operates principally through Lincoln County Bank and the Bank of Huntland, which are state-chartered commercial banks providing a range of consumer and commercial banking services through 10 offices in Lincoln and Franklin counties in Middle Tennessee. At September 30, 1999, LCB Corporation had total consolidated assets of approximately $175 million, total consolidated deposits of approximately $154 million, and total consolidated stockholders' equity of approximately $18 million. LCB Corporation's principal executive office is located at 302 East College Street, Fayetteville, Tennessee, 37334 and its telephone number at such address is (931) 433-7041.

BUSINESS AND PROPERTIES

         LCB Corporation's two subsidiary banks conduct their business as commercial banks, with special emphasis in retail banking, including the acceptance of checking and savings deposits, and the making of commercial, real estate, personal, home improvement, automobile and other installment and term loans. They also offer other customary bank services to their customers.

         LCB has its principal offices in its headquarters building at 302 E. College, Fayetteville, Tennessee, which is owned and occupied by Lincoln County Bank and also serves as the main office of Lincoln County Bank. Lincoln County Bank owns, except as indicated, the following properties which house its main office and branches:

         1.       Main Office, 302 E. College, Fayetteville, TN
                  Two-story building, two vaults, one drive-in operation, one ATM

         2. LCB Corporation's Operations Center, 219 E. College, Fayetteville, TN Three-story building with one vault

         3.       Storage Building, Edison Street, Fayetteville, TN
                  2,400 sq. ft.

         4.       LCB Mortgage, 2280 Thornton Taylor Pkwy., Fayetteville, TN
                  3.400 sq. ft.-one story building housing the mortgage operations.

         5. West College Branch, 202 West College, Fayetteville, TN (owned by WCS Corporation, Inc. See "--Transactions with Management at page 51.) 3,300 sq. ft. building with one vault, one ATM, and drive-in

         6. Park City Branch, 2754 Huntsville Hwy., Fayetteville, TN 3,200 sq. ft. building, one vault, one ATM, drive-in

         7. Petersburg Branch, 3283 Lewisburg Hwy., Petersburg, TN One story building, one vault, no ATM, drive-in

         The Bank of Huntland operates from its headquarters, which it owns, at 517 Main Street, Huntland, Tennessee. It owns its main office and branch quarters at the following locations:

         1.       Main Office, 517 Main Street, Huntland, TN
                  6,200 sq. ft. one floor, one vault, one ATM, one drive-in

         2. Old Bank building, 100 Banks Street, Huntland, TN 2,470 sq. ft. building, one vault, one drive-in

         3.       Vacant lot, Huntland, TN 2.22 acres in Huntland city limits

     LCB Corporation owns a tract of unimproved property which it acquired from Lincoln County Bank, which may be used in the future by the bank.

COMPETITION

     LCB Corporation encounters competition in its market areas for the provision of depository institution financial services from a number of sources, including bank holding companies and commercial banks, savings and loan associations and other thrift institutions, credit unions, other financial institutions, and financial intermediaries that operate in LCB Corporation's market area. Regional interstate banking laws and other recent federal and state laws have resulted in increased competition from both conventional banking institutions and other businesses offering financial services and products. LCB Corporation's subsidiary banks also compete for interest bearing funds with a number of other financial intermediaries and nontraditional consumer investment alternatives, including brokerage firms, consumer finance companies, commercial finance companies, credit unions, money market funds, and federal, state, and municipal issuers of short term obligations. Many of these competitors have greater financial resources than the banks. At September 30, 1999, there were approximately 12 commercial banks and 2 credit unions competing with LCB Corporation in its market area.

LEGAL PROCEEDINGS

     LCB Corporation and its subsidiary banks are not parties to any material legal proceedings other than ordinary routine litigation incidental to their business.

MANAGEMENT

     The following table presents information about the directors and executive officers of LCB Corporation and its subsidiary banks. Unless otherwise indicated, each person has sole voting and investment powers over the indicated shares. Information relating to beneficial ownership of LCB Corporation common stock is based upon "beneficial ownership" concepts set forth in rules promulgated under the Exchange Act. Under such rules a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days from the record date. The footnotes to the table indicate how many shares each person has the right to acquire within 60 days of the record date.

                          PRESENT OCCUPATION             POSITION AND          DIRECTOR OR      NUMBER OF SHARES
                             AND PRINCIPAL               OFFICES HELD           EXECUTIVE      BENEFICIALLY OWNED
                            OCCUPATION FOR                 WITH LCB              OFFICER       AT THE RECORD DATE
        NAME                LAST FIVE YEARS                AND BANKS              SINCE       AND PERCENT OF CLASS
---------------------       ---------------                ---------              -----       --------------------

Tom S. Bigham, III          Dentistry                    Director                  1983         5,000        6.4%

Barry Buckley               Banking                      President and             1997             0          0
                                                         Director of Lincoln
                                                         County Bank

Hugh G. Counts              Photography                  Director                  1983         8,600       11.0

Hardy B. Ferrell            Sheet Metal                  Director                  1983         3,800        4.9
                            Fabricating

Charles E. Gleghorn         Banking                      Chairman  and             1983        16,750       21.5
                                                         Chief Executive
                                                         Officer

Ray G. Groce                Paving and Road              Director                  1991         5,000        6.4
                            Construction
                            Contracting

Daniel T. McGee             Livestock Farming            Director                  1983         1,000        1.2

David R. Owens              Hardware, Agricultural       Director                  1992         5,000        6.4
                            Supply and Warehousing

Frank D. Wyatt              Law                          Director                  1983         8,000       10.3

Richard M. Knott            Banking                      President and             1987             0          0
                                                         Director of
                                                         Bank of
                                                         Huntland



TRANSACTIONS WITH MANAGEMENT

     In the ordinary course of business, LCB Corporation's subsidiary banks have loans, deposits and other transactions with LCB Corporation's executive officers, directors, and organizations with which such persons are associated. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. The aggregate amount of loans to the aforementioned persons and company(s) in which they have a 10% or more ownership interest as of September 30, 1999, were approximately $3,277,000.

     WCS Corporation, Inc. owns the West College branch of Lincoln County Bank. WCS is owned by the directors.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information concerning the beneficial owners of more than 5.0% of LCB Corporation common stock, as of the record date.

                          NAME AND ADDRESS                AMOUNT AND NATURE        PERCENT OF
TITLE OF CLASS            OF BENEFICIAL OWNER           BENEFICIAL OWNERSHIP        CLASS (1)
--------------            -------------------           --------------------        ---------

Class A Common            Tom S. Bigham, III              5,000      Direct           6.4%
                          6 Holman Road
                          Fayetteville, TN 37334

Class A Common            Hugh G. Counts                  6,600      Direct          11.0
                          204 Jeffrey Road                2,000      Indirect
                          Fayetteville, TN 37334

Class A Common            Charles E. Gleghorn            11,750      Direct          21.5
                          2022 Wells Hill Road            5,000      Indirect
                          Fayetteville, TN 37334

Class A Common            Ray G. Groce                    5,000      Direct           6.4
                          28 Possum Hollow Road
                          Fayetteville, TN 37334

Class A Common            L. Paul Monks Estate            5,000      Direct           6.4
                          273 Old Huntsville Road
                          Fayetteville, TN 37334

Class A Common            David R. Owens                  5,000      Direct           6.4
                          338 Limestone Road
                          Elora, TN 37328

Class A Common            Frank D. Wyatt                  8,000      Direct          10.3
                          301 North Elk Avenue
                          Fayetteville, TN 37334

(1) The information shown above is based upon information furnished by the named persons. Information relating to beneficial ownership is based upon "beneficial ownership" concepts set forth in rules promulgated under the Exchange Securities Act. Under such rules a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she has no beneficial interest.

                           INFORMATION ABOUT REGIONS


GENERAL

     Regions is a regional bank holding company organized and existing under the laws of the state of Delaware and headquartered in Birmingham, Alabama, with approximately 742 banking offices located in Alabama, Arkansas, Florida, Georgia, Louisiana, South Carolina, Tennessee, and Texas as of September 30, 1999. At that date, Regions had total consolidated assets of approximately $41.2 billion, total consolidated deposits of approximately $29.8 billion, and total consolidated stockholders' equity of approximately $3.0 billion. Regions has banking-related subsidiaries engaged in mortgage banking, credit life insurance, leasing, and securities brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.

     Regions was organized under the laws of the state of Delaware and commenced operations in 1971 under the name First Alabama Bancshares, Inc. In 1994, the name of First Alabama Bancshares, Inc. was changed to Regions Financial Corporation. Regions' principal executive offices are located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at such address is (205) 944-1300.

     Regions continually evaluates business combination opportunities and frequently conducts due diligence activities in connection with possible business combinations. As a result, business combination discussions and, in some cases, negotiations frequently take place, and future business combinations involving cash, debt, or equity securities can be expected. Any future business combination or series of business combinations that Regions might undertake may be material, in terms of assets acquired or liabilities assumed, to Regions' financial condition. Recent business combinations in the banking industry have typically involved the payment of a premium over book and market values. This practice could result in dilution of book value and net income per share for the acquirer.

     Additional information about Regions and its subsidiaries is included in documents incorporated by reference in this Proxy Statement-Prospectus. See "Where You Can Find More Information" at page 62.

RECENT DEVELOPMENTS

     Since December 31, 1998, and as of the date of this Proxy
Statement-Prospectus, Regions has completed the acquisitions of four financial institutions and has entered into a definitive agreement to acquire one other financial institution in addition to the merger. Certain aspects of the completed and other pending acquisitions are presented in the following table:


                                                                               CONSIDERATION
                                                                             ------------------
                                                                   APPROXIMATE
                                                            -------------------------
                                                                                                      ACCOUNTING
             INSTITUTION                                    ASSET SIZE(1)    VALUE(1)      TYPE        TREATMENT
                                                            -------------    --------      ----        ---------
                                                                (In millions)
Recently Completed Acquisitions:


Meigs County Bancshares, Inc., located in Decatur,          $     114       $   20        Regions        Pooling
Tennessee                                                                                 Common           of
                                                                                           Stock        Interests

Bullsboro BancShares, Inc., located in  Newnan                    101           31        Regions        Pooling
Georgia                                                                                   Common           of
                                                                                           Stock        Interests

VB&T Bancshares Corp., located in Valdosta,                        76           19        Regions        Pooling
Georgia                                                                                   Common           of
                                                                                           Stock        Interests

Arkansas Banking Company, located in Jonesboro, Arkansas          355           58        Regions       Purchase
                                                                                          Common
                                                                                           Stock

Other Pending Acquisitions

Minden Bancshares, Inc., located in Minden, Louisiana             332           87        Regions       Purchase
                                                                                          Common
                                                                                           Stock

---------------
(1) Calculated as of the date of consummation in the case of the completed acquisitions and as of the date of announcement of the transaction in the case of pending acquisitions.

     Consummation of the other pending acquisitions is subject to the approval of certain regulatory agencies and approval of the stockholders of the institutions to be acquired. Moreover, the closing of each transaction is subject to various contractual conditions precedent. No assurance can be given that the conditions precedent to consummating the transactions will be satisfied in a manner that will result in their consummation.

     If the other pending acquisitions and the merger had been consummated on September 30, 1999, as of that date Regions' total consolidated assets would have been increased by approximately $550 million to approximately $41.8 billion; its total consolidated deposits would have increased by approximately $431 million to approximately $30.2 billion; and its total consolidated stockholders' equity would have increased by approximately $104 million to approximately $3.1 billion.

                           SUPERVISION AND REGULATION


     The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to Regions and LCB Corporation. Additional information is available in Regions' Annual Report on Form 10-K for the fiscal year ended December 31, 1998. See "Where You Can Find More Information" at page 62.

GENERAL

     Regions and LCB Corporation are both bank holding companies registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act. As such, Regions and LCB Corporation and their non-bank subsidiaries are subject to the supervision, examination, and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve Board.

     The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve Board before: (1) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5.0% of the voting shares of the bank; (2) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (3) it may merge or consolidate with any other bank holding company.

     The Bank Holding Company Act further provides that the Federal Reserve Board may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve Board is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served.

     The Bank Holding Company Act generally prohibits Regions and LCB Corporation from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve Board must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices.

     On November 12, 1999, the President signed the Gramm-Leach-Bliley Act, which significantly relaxes previously existing restrictions on the activities of banks and bank holding companies. Effective

120 days after enactment, an eligible bank holding company may elect to be a "financial holding company" and thereafter may engage in a range of activities that are financial in nature and that were not previously permissible for banks and bank holding companies. For a bank holding company to be eligible for financial holding company status, all of its subsidiary financial institutions must be well-capitalized and well managed. It effects financial holding company status by filing a declaration with the Federal Reserve Board that it elects to be a financial holding company. A financial holding company may engage directly or through a subsidiary in the statutorily authorized activities of securities dealing, underwriting, and market making, insurance underwriting and agency activities, merchant banking, and insurance company portfolio investments, and in any activity that the Federal Reserve Board determines by rule or order to be financial in nature or incidental to such financial activity. The Federal Reserve Board must deny expanded authority to any bank holding company that received less than a satisfactory rating on its most recent Community Reinvestment Act review as of the time it submits its declaration.

     The Gramm-Leach-Bliley Act also permits securities brokerage firms and insurance companies to own banks and bank holding companies. The Act also seeks to streamline and coordinate regulation of integrated financial holding companies, providing generally for "umbrella" regulation of financial holding companies by the Federal Reserve Board, and for functional regulation of banking activities by bank regulators, securities activities by securities regulators, and insurance activities by insurance regulators.

     Each of the subsidiary banks of Regions and LCB Corporation is a member of the Federal Deposit Insurance Corporation (the "FDIC"), and as such, its deposits are insured by the FDIC to the extent provided by law. Each such subsidiary bank is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

     The subsidiary banks of Regions and LCB Corporation are state-chartered banks and are subject to supervision and examination by the FDIC and the state banking authorities of the states in which they are located. The appropriate state banking authority and the FDIC regularly examine the operations of the subsidiary banks and is given authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The federal and state banking regulators also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

PAYMENT OF DIVIDENDS

     Regions and LCB Corporation are legal entities separate and distinct from their banking and other subsidiaries. The principal sources of cash flow of both Regions and LCB Corporation, including cash flow to pay dividends to their respective stockholders, are dividends from their subsidiary banks. There are statutory and regulatory limitations on the payment of dividends by these subsidiary banks to Regions and LCB Corporation, as well as by Regions and LCB Corporation to their stockholders.

     As to the payment of dividends, each of the subsidiary banks is subject to the respective laws and regulations of the state in which the bank is located, and to the regulations of the FDIC.

     If, in the opinion of a federal banking regulatory agency, an institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such agency may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete an institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under current federal law, an insured institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "-Prompt Corrective Action." Moreover, the Federal Reserve Board and the FDIC have issued policy statements which provide that bank holding companies and insured banks should generally pay dividends only out of current operating earnings.

     At September 30, 1999, under dividend restrictions imposed under federal and state laws, the subsidiary banks of Regions, without obtaining governmental approvals, could declare aggregate dividends to Regions of approximately $309 million.

     The payment of dividends by Regions and LCB Corporation and their subsidiary banks may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

     Regions, LCB Corporation, and their respective subsidiary banks are required to comply with the capital adequacy standards established by the Federal Reserve Board in the case of Regions and LCB Corporation and the FDIC in the case of each of their subsidiary banks. There are two basic measures of capital adequacy for bank holding companies that have been promulgated by the Federal Reserve Board: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

     The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

     The minimum guideline for the ratio of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of the Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, qualifying noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of certain subordinated debt, other preferred stock, and a limited amount of loan loss reserves. The minimum guideline for Tier 1 Capital is 4.0% of risk-weighted assets. At September 30, 1999, Regions' consolidated Total Capital Ratio was 11.17% and its Tier 1 Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) was 9.42%, and LCB Corporation's consolidated Total Capital Ratio was 15.10% and its Tier 1 Capital Ratio was 13.84%.

     In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets (the "Leverage Ratio"), of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3.0%, plus an additional cushion of 100 to 200 basis points above the stated minimums. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it will consider a "tangible Tier 1 Capital leverage ratio" (deducting all intangibles) and other indicators of capital strength in evaluating proposals for expansion or new activities. At September 30, 1999 Regions' Leverage Ratio was 6.67% and LCB Corporation's Leverage Ratio was 9.88%.

     Each of Regions' and LCB Corporation's subsidiary banks is subject to risk-based and leverage capital requirements adopted by the FDIC, which are substantially similar to those adopted by the Federal Reserve Board. Each of the subsidiary banks was in compliance with applicable minimum capital requirements as of September 30, 1999. Neither Regions, LCB Corporation, nor any of their subsidiary banks has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.

     Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and to certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "-Prompt Corrective Action."

     The Federal Reserve Board, the Office of the Comptroller of the Currency, and the FDIC also have recently adopted final regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off- balance-sheet position) in the evaluation of a bank's capital adequacy. The bank regulatory agencies' methodology for evaluating interest rate risk requires banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures.

PROMPT CORRECTIVE ACTION

     Current federal law establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system the federal banking regulators have established five capital categories ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized") and must take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, current federal law requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

     Under the final agency rule implementing the prompt corrective action provisions, an institution that (1) has a Total Capital ratio of 10% or greater, a Tier 1 Capital ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (2) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be "well capitalized." An institution with a Total Capital ratio of 8.0% or greater, a Tier 1 Capital ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be "adequately capitalized." A depository institution that has a Total Capital ratio of less than 8.0%, a Tier

1 Capital ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be "undercapitalized." A depository institution that has a Total Capital ratio of less than 6.0%, a Tier 1 Capital ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be "significantly undercapitalized," and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

     An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of the law.

     At September 30, 1999, all of the subsidiary banks of Regions and LCB Corporation had the requisite capital levels to qualify as well capitalized.

FDIC INSURANCE ASSESSMENTS

     The FDIC currently uses a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The risk-based assessment system, which went into effect on January 1, 1994, assigns an institution to one of three capital categories: (1) well capitalized; (2) adequately capitalized; and (3) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied.

     The subsidiary banks of Regions and LCB Corporation are now assessed at the well-capitalized level where the premium rate is currently zero. Like all insured banks, they also must pay a quarterly assessment of approximately $.02 per $100 of assessable deposits to pay off bonds that were issued in the late 1980's by a government corporation, the financing corporation, to raise funds to cover costs of the savings and loan crisis.

     The FDIC may terminate an institution's insurance of deposits upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.


                      DESCRIPTION OF REGIONS COMMON STOCK

     Regions is authorized to issue 500,000,000 shares of Regions common stock and 5,000,000 shares of preferred stock. At September 30, 1999, 224,170,794 shares of Regions common stock were issued, including 4,882,066 treasury shares, and 219,288,728 shares were outstanding. At that date no preferred stock was issued. No other class of stock is authorized.

     Holders of Regions common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. The ability of Regions to pay dividends is affected by the ability of its subsidiary institutions to pay dividends, which is limited by applicable regulatory requirements and capital guidelines. At September 30, 1999, under such requirements and guidelines, Regions' subsidiary institutions had $309 million of undivided profits legally available for the payment of dividends. See "Supervision and Regulation-Payment of Dividends" at page 56.

     For a further description of Regions common stock, see "Effect of the Merger on Rights of Stockholders" at page 27.


                             STOCKHOLDER PROPOSALS

     Regions expects to hold its next annual meeting of stockholders after the merger during May 2000. Under SEC rules, proposals of Regions stockholders intended to be presented at that meeting must be received by Regions at its principal executive offices by December 9, 1999, for consideration by Regions for possible inclusion in such proxy statement.


                           FORWARD LOOKING STATEMENTS

         This Proxy Statement-Prospectus and documents incorporated in it may include forward looking statements which reflect Regions' current views with respect to future events and financial performance. Such forward looking statements are based on general assumptions and are subject to various risks, uncertainties, and other factors that may cause actual results to differ materially from the views, beliefs, and projections expressed in such statements. Some factors are specific to Regions, including:

- The cost and other effects of material contingencies, including litigation contingencies and other contingencies related to acquired operations.

- Regions' ability to expand into new markets and to maintain profit margins in the face of pricing pressures.

- Possible changes in the credit worthiness of Regions' customers and the possible impairment of collectibility of loans to certain customers resulting from the impact of Year 2000 issues on customers' operations and cashflows needed to service indebtedness.

- The ability of Regions to achieve the earnings expectations related to the acquired operations of recently-completed and pending acquisitions, which in turn depends on a variety of factors, including:

          - the ability of Regions to achieve the anticipated cost savings and revenue enhancements with respect to the acquired operations.

          - the assimilation of the acquired operations to Regions' corporate culture, including the ability to instill Regions' credit practices and efficient approach to the acquired operations.

          - the continued growth of the acquired entities' markets consistent with recent historical experience.

Other factors which may affect Regions apply to the financial services industry more generally, including:

- Possible changes in economic and business conditions that may affect the prevailing interest rates, the prevailing rates of inflation, or the amount of growth, stagnation, or recession in the global, U.S., and southeastern U.S. economies, the value of investments, collectibility of loans, and the profitability of business entities.

- Possible changes in monetary and fiscal policies, laws, and regulations, and other activities of governments, agencies, and similar organizations.

- The effects of easing of restrictions on participants in the financial services industry, such as banks, securities brokers and dealers, investment companies, and finance companies, and attendant changes in patterns and effects of competition in the financial services industry.

         The words "believe", "expect", "anticipate", "project", and similar expressions signify forward looking statements. Readers are cautioned not to place undue reliance on any forward looking statements made by or on behalf of Regions. Any such statement speaks only as of the date the statement was made. Regions undertakes no obligation to update or revise any forward looking statements.


                                    EXPERTS

     The consolidated financial statements of Regions at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, incorporated by reference in this Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon which is included in the Annual Report to Stockholders which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1998. The financial statements audited by Ernst & Young LLP have been incorporated herein by reference in reliance on their report given on their authority as experts in accounting and auditing.


                                    OPINIONS

     The legality of the shares of Regions common stock to be issued in the merger will be passed upon by Lange, Simpson, Robinson & Somerville LLP, Birmingham, Alabama. Henry E. Simpson, partner in the law firm of Lange, Simpson, Robinson & Somerville LLP, is a member of the Board of Directors of Regions. As of December 3, 1999, attorneys in the law firm of Lange, Simpson, Robinson & Somerville LLP owned an aggregate of 238,431 shares of Regions common stock.

     Certain tax consequences of the transaction have been passed upon by Alston & Bird LLP, Atlanta, Georgia.


                      WHERE YOU CAN FIND MORE INFORMATION

     Regions files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Regions files with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These filings are also available at the Internet world wide web site maintained by the SEC at "http://www.sec.gov."

     Regions filed a Registration Statement on Form S-4 (the "Registration Statement") to register with the SEC the Regions common stock to be issued to LCB Corporation stockholders in the merger. This Proxy Statement-Prospectus is a part of that Registration Statement and constitutes a prospectus of Regions. As allowed by SEC rules, this Proxy Statement-Prospectus does not contain all the information you can find in Regions' Registration Statement or the exhibits to that Registration Statement.

     SEC regulations allow Regions to "incorporate by reference" information into this Proxy Statement-Prospectus, which means that Regions can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this Proxy Statement-Prospectus, except for any information superseded by information contained directly in this Proxy Statement-Prospectus or in later filed documents incorporated by reference in this Proxy Statement-Prospectus.

     This Proxy Statement-Prospectus incorporates by reference the documents set forth below that Regions has previously filed with the SEC. These documents contain important information about Regions and its finances. Some of these filings have been amended by later filings, which are also listed.


REGIONS SEC FILINGS (FILE NO. 0-6159)  PERIOD/AS OF DATE

Annual Report on Form 10-K            Year ended December 31, 1998
Quarterly Reports on Form 10-Q/A      Quarters ended March 31 and June 30, 1999.
Quarterly Report on Form 10-Q         Quarter ended September 30, 1999.
Current Report on Form 8-K            October 18, 1999.

     Regions also incorporates by reference additional documents that may be filed with the SEC between the date of this Proxy Statement-Prospectus and the consummation of the merger or the termination of the merger agreement. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Regions has supplied all information contained or incorporated by reference in this Proxy Statement-Prospectus relating to Regions, and LCB Corporation has supplied all such information relating to LCB Corporation.

     If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through Regions, the SEC or the SEC's Internet web site as described above.

     Documents incorporated by reference are available from Regions without charge, excluding all exhibits, except that if Regions has specifically incorporated by reference an exhibit in this Proxy Statement-Prospectus, the exhibit will also be available without charge. Stockholders may obtain documents incorporated by reference in this Proxy Statement-Prospectus by requesting them in writing or by telephone from Regions at the following address:

           Regions Financial Corporation
           417 North 20th Street
           Birmingham, AL   35203

           Attention: Shareholder Relations

           Telephone: (205) 326-7090

     You should rely only on the information contained or incorporated by reference in this Proxy Statement-Prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement-Prospectus. This Proxy Statement-Prospectus is dated December 6, 1999. You should not assume that the information contained in this Proxy Statement-Prospectus is accurate as of any date other than that date. Neither the mailing of this Proxy Statement-Prospectus to stockholders nor the issuance of Regions common stock in the merger creates any implication to the contrary.

           INDEX TO LCB CORPORATION FINANCIAL STATEMENTS (UNAUDITED)



Consolidated Statements of Financial Condition as of
   December 31, 1998 and 1997 (Unaudited)..............................................  F-2
Consolidated Statements of Income for the Years
   Ended December 31, 1998, 1997, and 1996 (Unaudited).................................  F-3
Consolidated Statements of Shareholders'
   Equity for the Years Ended December 31, 1998, 1997, and 1996 (Unaudited)............  F-4
Consolidated Statements of Cash Flows for the Years
   Ended December 31, 1998, 1997, and 1996 (Unaudited).................................  F-5
Notes to Unaudited Consolidated Financial Statements...................................  F-6
Consolidated Statements of Financial Condition
   as of September 30, 1999 and 1998 (Unaudited).......................................  F-7
Consolidated Statements of Income for the
   the Nine Months Ended September 30, 1999 and 1998 (Unaudited).......................  F-8
Consolidated Statements of Shareholders' Equity
   for the Nine Months Ended September 30, 1999 (Unaudited)............................  F-9
Consolidated Statements of Cash Flows for the
   Nine Months Ended September 30, 1999 and 1998 (Unaudited)........................... F-10
Notes to Unaudited Consolidated Interim Financial Statements........................... F-11

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                LCB CORPORATION
                           DECEMBER 31, 1998 AND 1997

                                                                  1998           1997
                                                              ------------   ------------
                                                                      (UNAUDITED)
                                         ASSETS
Cash and due from banks.....................................  $ 12,449,000   $  8,410,000
Interest-bearing deposits at banks..........................     1,052,000             --
Federal funds sold..........................................    12,985,000      7,711,000
Securities available-for-sale...............................    33,405,000     32,954,000
Loans.......................................................   113,734,000    101,465,000
  Unearned income...........................................    (1,159,000)    (1,193,000)
                                                              ------------   ------------
  Loans, net of unearned income.............................   112,575,000    100,272,000
  Allowance for loan losses.................................    (1,442,000)    (1,618,000)
                                                              ------------   ------------
          NET LOANS.........................................   111,133,000     98,654,000
Premises and equipment, net.................................     4,382,000      4,579,000
Foreclosed real estate......................................        29,000         90,000
Other assets................................................     5,526,000      4,959,000
                                                              ------------   ------------
          TOTAL ASSETS......................................  $180,961,000   $157,357,000
                                                              ============   ============
                          LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
  Deposits:
     Noninterest-bearing....................................  $ 26,046,000   $ 19,110,000
     Interest-bearing.......................................   132,317,000    118,300,000
                                                              ------------   ------------
          TOTAL DEPOSITS....................................   158,363,000    137,410,000
  Other short-term borrowings...............................       110,000             --
  Other long-term borrowings................................       890,000             --
  Other liabilities.........................................     2,517,000      2,142,000
                                                              ------------   ------------
          TOTAL LIABILITIES.................................   161,880,000    139,552,000
Minority interest in subsidiary bank........................        56,000        599,000
SHAREHOLDERS' EQUITY
  Common stock -- par value $1.00 per share, 80,000 shares
     issued and 78,000 shares outstanding...................        80,000         80,000
  Capital surplus...........................................       763,000        763,000
  Retained earnings.........................................    18,067,000     16,277,000
  Accumulated other comprehensive income....................       230,000        201,000
  Less: Treasury stock at cost..............................      (115,000)      (115,000)
                                                              ------------   ------------
          TOTAL SHAREHOLDERS' EQUITY........................    19,025,000     17,206,000
                                                              ------------   ------------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........  $180,961,000   $157,357,000
                                                              ============   ============

            See notes to unaudited consolidated financial statements

                       CONSOLIDATED STATEMENTS OF INCOME

                                LCB CORPORATION
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                             1998          1997          1996
                                                          -----------   -----------   -----------
                                                          (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
INTEREST INCOME
  Interest and fees on loans............................  $13,050,000   $11,131,000   $10,857,000
  Interest and dividends on available-for-sale
     securities:
     US Treasury and US Government Obligations..........    1,232,000     1,274,000       907,000
     Tax-exempt securities..............................      606,000       613,000       567,000
  Interest on federal funds sold........................      397,000       510,000       597,000
  Interest on deposits in banks.........................       28,000       100,000        66,000
  Other interest income.................................       50,000            --            --
                                                          -----------   -----------   -----------
          TOTAL INTEREST INCOME.........................   15,363,000    13,628,000    12,994,000
                                                          -----------   -----------   -----------
INTEREST EXPENSE
  Interest on deposits..................................    5,732,000     5,505,000     5,347,000
  Interest on other borrowings..........................       42,000            --         1,000
                                                          -----------   -----------   -----------
          TOTAL INTEREST EXPENSE........................    5,774,000     5,505,000     5,348,000
                                                          -----------   -----------   -----------
Net interest income.....................................    9,589,000     8,123,000     7,646,000
Provision for loan losses...............................       16,000       113,000       305,000
                                                          -----------   -----------   -----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES.....    9,573,000     8,010,000     7,341,000
NONINTEREST INCOME
  Service charges on deposits...........................      772,000       781,000       782,000
  Commissions and fees..................................      564,000       466,000       271,000
  Realized gain on available-for-sale securities........      161,000        13,000         4,000
  Other non-interest income.............................      106,000       243,000       184,000
                                                          -----------   -----------   -----------
          TOTAL NONINTEREST INCOME......................    1,603,000     1,503,000     1,241,000
                                                          -----------   -----------   -----------
NONINTEREST EXPENSES
  Salaries and employee benefits........................    3,698,000     2,808,000     2,609,000
  Occupancy and equipment expense.......................      880,000       818,000       715,000
  Other non-interest expenses...........................    2,135,000     1,897,000     1,463,000
                                                          -----------   -----------   -----------
          TOTAL NONINTEREST EXPENSES....................    6,713,000     5,523,000     4,787,000
                                                          -----------   -----------   -----------
Income before income taxes and minority interest........    4,463,000     3,990,000     3,795,000
Income tax expense......................................    1,463,000     1,228,000     1,255,000
Minority interest in net income of consolidated
  subsidiary............................................       40,000       114,000        95,000
                                                          -----------   -----------   -----------
          NET INCOME....................................  $ 2,960,000   $ 2,648,000   $ 2,445,000
                                                          ===========   ===========   ===========
Basic earnings per common share.........................  $     37.95   $     33.95   $     31.35
                                                          ===========   ===========   ===========
Weighted average common shares outstanding..............       78,000        78,000        78,000
                                                          ===========   ===========   ===========

            See notes to unaudited consolidated financial statements

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                LCB CORPORATION
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                 ACCUMULATED
                                                                    OTHER
                             COMMON    CAPITAL     RETAINED     COMPREHENSIVE   TREASURY
                              STOCK    SURPLUS     EARNINGS        INCOME         STOCK        TOTAL
                             -------   --------   -----------   -------------   ---------   -----------
                                                            (UNAUDITED)
Balance at January 1,
  1996.....................  $80,000   $763,000   $12,900,000     $127,000      $(115,000)  $13,755,000
Comprehensive income:
  Net income...............                         2,445,000                                 2,445,000
  Unrealized losses on
     available-for-sale
     securities............                                        (23,000)                     (23,000)
                             -------   --------   -----------     --------      ---------   -----------
Comprehensive
  income -- 1996...........                         2,445,000      (23,000)                   2,422,000
Dividends declared.........                          (546,000)                                 (546,000)
                             -------   --------   -----------     --------      ---------   -----------
Balance at December 31,
  1996.....................   80,000    763,000    14,799,000      104,000       (115,000)   15,631,000
Comprehensive income:
  Net income...............                         2,648,000                                 2,648,000
  Unrealized gains on
     available-for-sale
     securities............                                         97,000                       97,000
                             -------   --------   -----------     --------      ---------   -----------
Comprehensive
  income -- 1997...........                         2,648,000       97,000                    2,745,000
Dividends declared.........                        (1,170,000)                               (1,170,000)
                             -------   --------   -----------     --------      ---------   -----------
Balance at December 31,
  1997.....................   80,000    763,000    16,277,000      201,000       (115,000)   17,206,000
Comprehensive income:
  Net income...............                         2,960,000                                 2,960,000
  Unrealized gain on
     available-for-sale
     securities............                                         29,000                       29,000
                             -------   --------   -----------     --------      ---------   -----------
Comprehensive
  income -- 1998...........                         2,960,000       29,000                    2,989,000
Dividends declared.........                        (1,170,000)                               (1,170,000)
                             -------   --------   -----------     --------      ---------   -----------
Balance at December 31,
  1998.....................  $80,000   $763,000   $18,067,000     $230,000      $(115,000)  $19,025,000
                             =======   ========   ===========     ========      =========   ===========

            See notes to unaudited consolidated financial statements

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                LCB CORPORATION
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                            1998           1997          1996
                                                        ------------   ------------   -----------
                                                        (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income..........................................  $  2,960,000   $  2,648,000   $ 2,445,000
  Adjustments to reconcile net income to net cash
     provided by operating activities:
  Depreciation........................................       364,000        397,000       318,000
  Provision for loan losses...........................        16,000        113,000       305,000
  Minority interest in net income of consolidated
     subsidiary.......................................        40,000        114,000        95,000
  Realized security (gains)...........................      (161,000)       (13,000)       (4,000)
  (Increase) in other assets..........................      (265,000)      (206,000)     (138,000)
  Increase in other liabilities.......................       375,000        748,000       154,000
                                                        ------------   ------------   -----------
          NET CASH PROVIDED BY OPERATING ACTIVITIES...     3,329,000      3,801,000     3,175,000
                                                        ------------   ------------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Net (increase) in loans.............................   (12,495,000)    (9,816,000)    4,096,000
  Purchase of minority interest.......................      (885,000)            --            --
  Net (increase) in available-for-sale securities.....      (261,000)    (3,441,000)   (6,818,000)
  Net (increase) in interest-bearing deposits in other
     banks............................................    (1,052,000)            --            --
  Net (increase) in premises and equipment............      (167,000)      (719,000)   (1,806,000)
  Proceeds from sale of foreclosed real estate........        61,000             --       299,000
                                                        ------------   ------------   -----------
          NET CASH USED IN INVESTING ACTIVITIES.......   (14,799,000)   (13,976,000)   (4,229,000)
                                                        ------------   ------------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in deposits............................    20,953,000      2,984,000     8,522,000
  Net increase in short-term borrowings...............       110,000             --            --
  Proceeds from long-term borrowings..................     1,000,000             --            --
  Payments of long-term borrowings....................      (110,000)        (5,000)       (5,000)
  Cash dividends......................................    (1,170,000)    (1,170,000)     (546,000)
                                                        ------------   ------------   -----------
          NET CASH PROVIDED BY FINANCING ACTIVITIES...    20,783,000      1,809,000     7,971,000
                                                        ------------   ------------   -----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.........................................     9,313,000     (8,366,000)    6,917,000
Cash and cash equivalents at beginning of year........    16,121,000     24,487,000    17,570,000
                                                        ------------   ------------   -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR..............  $ 25,434,000   $ 16,121,000   $24,487,000
                                                        ============   ============   ===========

            See notes to unaudited consolidated financial statements

                         LCB CORPORATION AND SUBSIDIARY

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  BASIS OF FINANCIAL STATEMENT PRESENTATION

     The accompanying unaudited consolidated financial statements do not include information or footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. All normal, recurring adjustments which, in the opinion of management, are necessary for a fair presentation of financial statements, have been included.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                LCB CORPORATION
                          SEPTEMBER 30, 1999 AND 1998

                                                                  1999           1998
                                                              ------------   ------------
                                                                      (UNAUDITED)
                           ASSETS
Cash and due from banks.....................................  $  7,728,000   $  7,501,000
Interest-bearing deposits at banks..........................     1,507,000        911,000
Federal funds sold..........................................     4,876,000      6,333,000
Securities available-for-sale...............................    37,378,000     33,439,000
Loans.......................................................   115,366,000    112,317,000
  Unearned income...........................................      (877,000)    (1,239,000)
                                                              ------------   ------------
  Loans, net of unearned income.............................   114,489,000    111,078,000
  Allowance for loan losses.................................    (1,781,000)    (1,665,000)
                                                              ------------   ------------
          NET LOANS.........................................   112,708,000    109,413,000
Premises and equipment, net.................................     4,388,000      4,450,000
Foreclosed real estate......................................       508,000             --
Other assets................................................     6,325,000      5,718,000
                                                              ------------   ------------
          TOTAL ASSETS......................................  $175,418,000   $167,765,000
                                                              ============   ============
            LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
  Deposits:
     Noninterest-bearing....................................  $ 21,248,000   $ 19,368,000
     Interest-bearing.......................................   132,855,000    126,479,000
                                                              ------------   ------------
          TOTAL DEPOSITS....................................   154,103,000    145,847,000
  Other short-term borrowings...............................            --        110,000
  Other long-term borrowings................................       600,000        890,000
  Other liabilities.........................................     2,941,000      2,650,000
                                                              ------------   ------------
          TOTAL LIABILITIES.................................   157,644,000    149,497,000
  Minority interest in subsidiary bank......................            --         66,000
SHAREHOLDERS' EQUITY
  Common stock -- par value $1.00 per share, 80,000 shares
     issued and 78,000 shares outstanding...................        80,000         80,000
Capital surplus.............................................       763,000        763,000
Retained earnings...........................................    17,590,000     17,144,000
Accumulated other comprehensive income......................      (544,000)       330,000
Less: Treasury stock at cost................................      (115,000)      (115,000)
                                                              ------------   ------------
          TOTAL SHAREHOLDERS' EQUITY........................    17,774,000     18,202,000
                                                              ------------   ------------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........  $175,418,000   $167,765,000
                                                              ============   ============

        See notes to unaudited consolidated interim financial statements

                       CONSOLIDATED STATEMENTS OF INCOME

                                LCB CORPORATION
                 NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

                                                                 1999          1998
                                                              -----------   -----------
                                                                     (UNAUDITED)
INTEREST INCOME
  Interest and fees on loans................................  $ 9,988,000   $ 9,651,000
  Interest and dividends on investment securities:
     US Treasury and US Government Obligations..............      990,000       931,000
     Tax-exempt securities..................................      506,000       449,000
     US equity securities...................................       46,000            --
  Interest on federal funds sold............................      301,000       285,000
  Interest on deposits in banks.............................       37,000        28,000
  Other interest income.....................................           --        13,000
                                                              -----------   -----------
          TOTAL INTEREST INCOME.............................   11,868,000    11,357,000
                                                              -----------   -----------
INTEREST EXPENSE
  Interest on deposits......................................    4,321,000     4,228,000
  Interest on other borrowings..............................       33,000        23,000
                                                              -----------   -----------
          TOTAL INTEREST EXPENSE............................    4,354,000     4,251,000
                                                              -----------   -----------
Net interest income.........................................    7,514,000     7,106,000
Provision for loan losses...................................      143,000        16,000
                                                              -----------   -----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES.........    7,371,000     7,090,000
NONINTEREST INCOME
  Service charges on deposits...............................      543,000       581,000
  Commissions and fees......................................      371,000       330,000
  Realized gains on available-for-sale securities...........       12,000        69,000
  Other non-interest income.................................       46,000        80,000
                                                              -----------   -----------
          TOTAL NONINTEREST INCOME..........................      972,000     1,060,000
                                                              -----------   -----------
NONINTEREST EXPENSES
  Salaries and employee benefits............................    2,845,000     2,732,000
  Premises and equipment expense............................      650,000       648,000
  Other operating expenses..................................    1,607,000     1,592,000
                                                              -----------   -----------
          TOTAL NONINTEREST EXPENSES........................    5,102,000     4,972,000
                                                              -----------   -----------
Income before income taxes and minority interest............    3,241,000     3,178,000
Income tax expense..........................................    1,261,000     1,097,000
Minority interest in net income of consolidated
  subsidiary................................................           --        44,000
                                                              -----------   -----------
          NET INCOME........................................  $ 1,980,000   $ 2,037,000
                                                              ===========   ===========
Basic earnings per common share.............................  $     25.38   $     26.12
                                                              ===========   ===========
Weighted average common shares outstanding..................       78,000        78,000
                                                              ===========   ===========

        See notes to unaudited consolidated interim financial statements

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                LCB CORPORATION
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

                                                                 ACCUMULATED
                                                                    OTHER
                             COMMON                RETAINED     COMPREHENSIVE   TREASURY
                              STOCK    SURPLUS     EARNINGS        INCOME         STOCK        TOTAL
                             -------   --------   -----------   -------------   ---------   -----------
                                                            (UNAUDITED)
Balance at January 1,
  1999.....................  $80,000   $763,000   $18,067,000     $ 230,000     $(115,000)  $19,025,000
Comprehensive income*:
  Net income...............                         1,980,000                                 1,980,000
  Unrealized loss on
     available-for-sale
       securities..........                                        (774,000)                   (774,000)
                             -------   --------   -----------     ---------     ---------   -----------
Comprehensive income.......                         1,980,000      (774,000)                  1,206,000
Dividends declared.........                        (2,457,000)                               (2,457,000)
                             -------   --------   -----------     ---------     ---------   -----------
Balance at September 30,
  1999.....................  $80,000   $763,000   $17,590,000     $(544,000)    $(115,000)  $17,774,000
                             =======   ========   ===========     =========     =========   ===========

---------------

* Comprehensive income for the nine months ended September 30, 1998 was $2,166,000.

        See notes to unaudited consolidated interim financial statements

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                LCB CORPORATION
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

                                                                  1999           1998
                                                              ------------   ------------
                                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $  1,980,000   $  2,037,000
  Adjustments to reconcile net income to net cash provided
     by operating activities:
  Depreciation..............................................       254,000        264,000
  Provision for loan losses.................................       143,000         16,000
  Minority interest in net income of consolidated
     subsidiary.............................................            --         44,000
  Realized security (gains).................................       (12,000)       (69,000)
  (Increase) in other assets................................      (799,000)      (451,000)
  Increase in other liabilities.............................       424,000        508,000
                                                              ------------   ------------
          NET CASH PROVIDED BY OPERATING ACTIVITIES.........     1,990,000      2,349,000
                                                              ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Net (increase) in loans...................................    (2,197,000)   (10,775,000)
  Purchase of minority interest.............................       (56,000)      (885,000)
  Net (increase) in available-for-sale securities...........    (4,735,000)      (287,000)
  Net (increase) in interest-bearing deposits in other
     banks..................................................      (455,000)      (911,000)
  Net (increase) in premises and equipment..................      (260,000)      (135,000)
  Proceeds from sale of foreclosed real estate..............            --         90,000
                                                              ------------   ------------
          NET CASH (USED IN) PROVIDED BY INVESTING
            ACTIVITIES......................................    (7,703,000)   (12,903,000)
                                                              ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net (decrease) increase in deposits.......................    (4,260,000)     8,437,000
  Net (decrease) increase in short-term borrowings..........      (110,000)       110,000
  Proceeds from long-term borrowings........................            --      1,000,000
  Payments of long-term borrowings..........................      (290,000)      (110,000)
  Cash dividends............................................    (2,457,000)    (1,170,000)
                                                              ------------   ------------
          NET CASH PROVIDED BY (USED IN) FINANCING
            ACTIVITIES......................................    (7,117,000)     8,267,000
                                                              ------------   ------------
          NET (DECREASE) INCREASE IN CASH AND CASH
            EQUIVALENTS.....................................   (12,830,000)    (2,287,000)
Cash and cash equivalents at beginning of period............    25,434,000     16,121,000
                                                              ------------   ------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................  $ 12,604,000   $ 13,834,000
                                                              ============   ============

        See notes to unaudited consolidated interim financial statements

                         LCB CORPORATION AND SUBSIDIARY

          NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

NOTE 1.  BASIS OF FINANCIAL STATEMENT PRESENTATION

     The accompanying unaudited consolidated interim financial statements do not include information or footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. All normal, recurring adjustments which, in the opinion of management, are necessary for a fair presentation of financial statements, have been included.

NOTE 2.  AGREEMENT TO MERGE WITH REGIONS

     An Agreement and Plan of Merger between LCB Corporation and Regions Financial Corporation was signed on July 8, 1999. The Agreement provides for a merger of the companies in a stock for stock exchange accounted for as a purchase. On the effective date of the merger each share of LCB Corporation stock will be exchanged for shares of Regions stock. The merger is contingent upon regulatory and shareholder approval.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                                LCB CORPORATION

                                      AND

                         REGIONS FINANCIAL CORPORATION

                            DATED AS OF JULY 8, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Parties.....................................................   A-6
Preamble....................................................   A-6
ARTICLE 1 -- TRANSACTIONS AND TERMS OF MERGER...............   A-6
  1.1  Merger...............................................   A-6
  1.2  Time and Place of Closing............................   A-6
  1.3  Effective Time.......................................   A-6
  1.4  Execution of Support Agreements......................   A-7
ARTICLE 2 -- TERMS OF MERGER................................   A-7
  2.1  Certificate of Incorporation.........................   A-7
  2.2  Bylaws...............................................   A-7
  2.3  Directors and Officers...............................   A-7
ARTICLE 3 -- MANNER OF CONVERTING SHARES....................   A-7
  3.1  Conversion of Shares.................................   A-7
  3.2  Anti-Dilution Provisions.............................   A-7
  3.3  Shares Held by LCB or Regions........................   A-7
  3.4  Dissenting Stockholders..............................   A-7
  3.5  Fractional Shares....................................   A-8
ARTICLE 4 -- EXCHANGE OF SHARES.............................   A-8
  4.1  Exchange Procedures..................................   A-8
  4.2  Rights of Former LCB Stockholders....................   A-8
ARTICLE 5 -- REPRESENTATIONS AND WARRANTIES OF LCB..........   A-9
  5.1  Organization, Standing, and Power....................   A-9
  5.2  Authority; No Breach By Agreement....................   A-9
  5.3  Capital Stock........................................  A-10
  5.4  LCB Subsidiaries.....................................  A-10
  5.5  Financial Statements.................................  A-10
  5.6  Absence of Undisclosed Liabilities...................  A-11
  5.7  Absence of Certain Changes or Events.................  A-11
  5.8  Tax Matters..........................................  A-11
  5.9  Assets...............................................  A-12
  5.10 Environmental Matters................................  A-12
  5.11 Compliance with Laws.................................  A-13
  5.12 Labor Relations......................................  A-13
  5.13 Employee Benefit Plans...............................  A-13
  5.14 Material Contracts...................................  A-15
  5.15 Legal Proceedings....................................  A-16
  5.16 Reports..............................................  A-16
  5.17 Statements True and Correct..........................  A-16
  5.18 Tax and Regulatory Matters...........................  A-16
  5.19 State Takeover Laws..................................  A-16
  5.20 Charter Provisions...................................  A-17
  5.21 Support Agreements...................................  A-17
  5.22 Derivatives..........................................  A-17
  5.23 Year 2000............................................  A-17
ARTICLE 6 -- REPRESENTATIONS AND WARRANTIES OF REGIONS......  A-17
  6.1  Organization, Standing, and Power....................  A-17
  6.2  Authority; No Breach By Agreement....................  A-17
  6.3  Capital Stock........................................  A-18

                                                              PAGE
                                                              ----
6.4  Regions Subsidiaries...................................  A-18
  6.5  SEC Filings; Financial Statements....................  A-18
  6.6  Absence of Undisclosed Liabilities...................  A-19
  6.7  Absence of Certain Changes or Events.................  A-19
  6.8  Compliance with Laws.................................  A-19
  6.9  Legal Proceedings....................................  A-20
  6.10 Reports..............................................  A-20
  6.11 Statements True and Correct..........................  A-20
  6.12 Tax and Regulatory Matters...........................  A-20
  6.13 Derivatives..........................................  A-20
  6.14 Year 2000............................................  A-20
ARTICLE 7 -- CONDUCT OF BUSINESS PENDING CONSUMMATION.......  A-21
  7.1  Affirmative Covenants of Both Parties................  A-21
  7.2  Negative Covenants of LCB............................  A-21
  7.3  Adverse Changes in Condition.........................  A-22
  7.4  Reports..............................................  A-23
ARTICLE 8 -- ADDITIONAL AGREEMENTS..........................  A-23
  8.1  Registration Statement; Proxy Statement; Stockholder
       Approval.............................................  A-23
  8.2  Exchange Listing.....................................  A-23
  8.3  Applications.........................................  A-23
  8.4  Filings with State Offices...........................  A-23
  8.5  Agreement as to Efforts to Consummate................  A-24
  8.6  Investigation and Confidentiality....................  A-24
  8.7  Press Releases.......................................  A-24
  8.8  Certain Actions......................................  A-24
  8.9  Tax Treatment........................................  A-25
  8.10 State Takeover Laws..................................  A-25
  8.11 Charter Provisions...................................  A-25
  8.12 Agreement of Affiliates..............................  A-25
  8.13 Employee Benefits and Contracts......................  A-25
  8.14 Indemnification......................................  A-26
  8.15 Certain Modifications................................  A-26
ARTICLE 9 -- CONDITIONS PRECEDENT TO OBLIGATIONS TO
  CONSUMMATE................................................  A-27
  9.1  Conditions to Obligations of Each Party..............  A-27
  9.2  Conditions to Obligations of Regions.................  A-28
  9.3  Conditions to Obligations of LCB.....................  A-29
ARTICLE 10 -- TERMINATION...................................  A-29
  10.1  Termination.........................................  A-29
  10.2  Effect of Termination...............................  A-30
  10.3  Non-Survival of Representations and Covenants.......  A-30
ARTICLE 11 -- MISCELLANEOUS.................................  A-30
  11.1  Definitions.........................................  A-30
  11.2  Expenses............................................  A-35
  11.3  Brokers and Finders.................................  A-36
  11.4  Entire Agreement....................................  A-36
  11.5  Amendments..........................................  A-36
  11.6  Waivers.............................................  A-36
  11.7  Assignment..........................................  A-36
  11.8  Notices.............................................  A-37
  11.9  Governing Law.......................................  A-37

                                                              PAGE
                                                              ----
  11.10 Counterparts........................................  A-37
  11.11 Captions............................................  A-37
  11.12 Interpretations.....................................  A-37
  11.13 Enforcement of Agreement............................  A-37
  11.14 Severability........................................  A-38
Signatures..................................................  A-38

                                LIST OF EXHIBITS

EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
  1.      --   Form of Support Agreement. (sec.sec. 1.4, 5.21).
  2.      --   Form of Affiliate Agreement. (sec.sec. 8.12, 9.2(d)).
  3.      --   Form of Claims Letter. (sec. 9.2(e)).
  4.      --   Opinion of LCB Counsel (sec. 9.2(f)).
  5.      --   Opinion of Regions Counsel (sec. 9.3(d)).

                               [EXHIBITS OMITTED]

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of July 8, 1999, by and between LCB CORPORATION ("LCB"), a corporation organized and existing under the Laws of the State of Tennessee, with its principal office located in Fayetteville, Tennessee; and REGIONS FINANCIAL CORPORATION ("Regions"), a corporation organized and existing under the Laws of the State of Delaware, with its principal office located in Birmingham, Alabama.

                                    PREAMBLE

     The Boards of Directors of LCB and Regions are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective stockholders. This Agreement provides for the acquisition of LCB by Regions pursuant to the merger (the "Merger") of LCB with and into Regions. At the effective time of the Merger, the outstanding shares of the capital stock of LCB shall be converted into shares of the common stock of Regions (except as provided herein). As a result, stockholders of LCB shall become stockholders of Regions, and each of the subsidiaries of LCB shall continue to conduct its business and operations as a subsidiary of Regions. The transactions described in this Agreement are subject to the approvals of the stockholders of LCB, the Board of Governors of the Federal Reserve System, and certain state regulatory authorities, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

     As a condition and inducement to Regions' willingness to enter into this Agreement, each of LCB's directors is executing and delivering to Regions an agreement (a "Support Agreement"), in substantially the form of Exhibit 1.

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

                                   ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

     1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, LCB shall be merged with and into Regions in accordance with the provisions of Section 48-21-102 of the TBCA and Section 252 of the DGCL and with the effect provided in Section 259 of the DGCL (the "Merger"). Regions shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of LCB and Regions.

     1.2 Time and Place of Closing. The consummation of the Merger (the "Closing") shall take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their duly authorized officers, may mutually agree. The place of Closing shall be at such location as may be mutually agreed upon by the Parties.

     1.3 Effective Time. The Merger and the other transactions contemplated by this Agreement shall become effective on the date and at the time the Tennessee Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Tennessee and the Delaware Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Delaware (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon by the duly authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which the last of the following occurs: (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger; and (ii) the date on which the stockholders of LCB approve the matters relating to this Agreement required to be approved by such stockholders by applicable Law; or such later day within 30 days thereof as may be specified by Regions.

     1.4 Execution of Support Agreements. Immediately prior to the execution of this Agreement and as a condition hereto, each of the directors and Barry T. Buckley is executing and delivering to Regions a Support Agreement.

                                   ARTICLE 2

                                TERMS OF MERGER

     2.1 Certificate of Incorporation. The Certificate of Incorporation of Regions in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

     2.2 Bylaws. The Bylaws of Regions in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

     2.3 Directors and Officers. The directors of Regions in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Regions in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

     3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Regions or LCB, or the stockholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of LCB Common Stock (excluding shares held by any LCB Company or any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall be converted into 15.789 shares of Regions Common Stock (the "Exchange Ratio").

     3.2 Anti-Dilution Provisions. In the event LCB changes the number of shares of LCB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock, the Exchange Ratio shall be proportionately adjusted. In the event Regions changes the number of shares of Regions Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.3 Shares Held by LCB or Regions. Each of the shares of LCB Common Stock held by any LCB Company or by any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4 Dissenting Stockholders. Any holder of shares of LCB Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Section 48-23-201 et seq. of the TBCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of

Law; provided, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the TBCA. In the event that a dissenting stockholder of LCB fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, such Person shall not have the right to receive payment in cash for his shares and, instead, as of the Effective Time the shares of LCB Common Stock held by such Person shall be converted into and exchanged for that number of shares of Regions Common Stock determined under Section 3.1 of this Agreement and the delivery of certificates representing such Regions Common Stock and any dividends or other distributions in respect thereof to which such holder may be entitled shall be governed by Section 4.1 of this Agreement.

     3.5 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of LCB Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time. The market value of one share of Regions Common Stock at the Effective Time shall be the last sale price of Regions Common Stock on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Regions) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

                                   ARTICLE 4

                               EXCHANGE OF SHARES

     4.1 Exchange Procedures. Promptly after the Effective Time, Regions and LCB shall cause the exchange agent selected by Regions (the "Exchange Agent") to mail to the former stockholders of LCB appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of LCB Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of LCB Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights of appraisal have been perfected) issued and outstanding at the Effective Time promptly upon surrender the certificate or certificates representing such shares to the Exchange Agent, shall receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends and other distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of LCB Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Regions Common Stock to which such holder may be otherwise entitled (without interest). Until so surrendered, each outstanding certificate of LCB Common Stock shall be deemed for all purposes, other than as provided below with respect to the payment of dividends or other distributions payable to the holders of shares of Regions Common Stock, to represent the consideration into which the number of shares of LCB Common Stock represented thereby prior to the Effective Time shall have been converted. Regions shall not be obligated to deliver the consideration to which any former holder of LCB Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of LCB Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of LCB Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation, LCB, nor the Exchange Agent shall be liable to a holder of LCB Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

     4.2 Rights of Former LCB Stockholders. At the Effective Time, the stock transfer books of LCB shall be closed as to holders of LCB Common Stock immediately prior to the Effective Time and no transfer of LCB Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore

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representing shares of LCB Common Stock (other than shares to be canceled pursuant to Sections 3.3 and 3.4 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by LCB in respect of such shares of LCB Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former stockholders of record of LCB shall be entitled to vote after the Effective Time at any meeting of Regions stockholders the number of whole shares of Regions Common Stock into which their respective shares of LCB Common Stock are converted, regardless of whether such holders have exchanged their certificates representing LCB Common Stock for certificates representing Regions Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Regions on the Regions Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Regions Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Regions Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of LCB Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such LCB Common Stock certificate, both the Regions Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF LCB

     LCB hereby represents and warrants to Regions as follows:

     5.1 Organization, Standing, and Power. LCB is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Tennessee, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. LCB is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB.

     5.2 Authority; No Breach By Agreement.

     (a) LCB has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of LCB, subject to the approval of this Agreement by the holders of a majority of the shares of LCB Common Stock present at the Stockholders Meeting, which is the only stockholder vote required for approval of this Agreement and consummation of the Merger by LCB. Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of LCB, enforceable against LCB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by LCB, nor the consummation by LCB of the transactions contemplated hereby, nor compliance by LCB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of LCB's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset

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of any LCB Company under, any Contract or Permit of any LCB Company, where such
Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB, or
(iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any LCB Company or any of their respective Material Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or both with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by LCB of the Merger and the other transactions contemplated in this Agreement.

     5.3 Capital Stock.

     (a) The authorized capital stock of LCB consists, as of the date of this Agreement, of 100,000 shares of LCB Common Stock, of which 78,000 shares are issued and outstanding as of the date of this Agreement and not more than 78,000 shares will be issued and outstanding at the Effective Time and 1,000 shares of LCB Class B common stock, of which no shares are issued and outstanding as of the date of this Agreement and no shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of LCB Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable under the TBCA. None of the outstanding shares of LCB Common Stock has been issued in violation of any preemptive rights of the current or past stockholders of LCB.

     (b) Except as set forth in Section 5.3(a) of this Agreement or Section 5.3(b) of the LCB Disclosure Memorandum, there are no shares of capital stock or other equity securities of LCB outstanding and no outstanding Rights relating to the capital stock of LCB.

     5.4 LCB Subsidiaries. LCB has disclosed in Section 5.4 of the LCB Disclosure Memorandum all of the LCB Subsidiaries as of the date of this Agreement. LCB or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each LCB Subsidiary. No equity securities of any LCB Subsidiary are or may become required to be issued (other than to another LCB Company) by reason of any Rights, and there are no Contracts by which any LCB Subsidiary is bound to issue (other than to another LCB Company) additional shares of its capital stock or Rights or by which any LCB Company is or may be bound to transfer any shares of the capital stock of any LCB Subsidiary (other than to another LCB Company). There are no Contracts relating to the rights of any LCB Company to vote or to dispose of any shares of the capital stock of any LCB Subsidiary. All of the shares of capital stock of each LCB Subsidiary held by a LCB Company are fully paid and, nonassessable under the applicable corporation or banking Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the LCB Company free and clear of any Lien. Each LCB Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each LCB Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB. Each LCB Subsidiary that is a depository institution is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or Savings Association Insurance Fund.

     5.5 Financial Statements. LCB has disclosed in Section 5.5 of the LCB Disclosure Memorandum, and has delivered to Regions copies of, all LCB Financial Statements prepared for periods ended prior to the date hereof and will deliver to Regions copies of all LCB Financial Statements prepared subsequent to the date
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hereof. The LCB Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the LCB Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with past business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the LCB Companies as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows of the LCB Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments which were not or are not expected to be Material in amount or effect).

     5.6 Absence of Undisclosed Liabilities. No LCB Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB, except Liabilities which are accrued or reserved against in the consolidated balance sheets of LCB as of March 31, 1999, included in the LCB Financial Statements or reflected in the notes thereto and except for Liabilities incurred in the ordinary course of business subsequent to March 31, 1999. No LCB Company has incurred or paid any Liability since March 31, 1999, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB.

     5.7 Absence of Certain Changes or Events.   Since March 31, 1999, except as
disclosed in the LCB Financial Statements delivered prior to the date of the Agreement or as otherwise disclosed in the LCB Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB, and (ii) the LCB Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of LCB provided in Article 7 of this Agreement, other than conducting the process that has led up to the execution and consummation of this Agreement.

     5.8 Tax Matters.

     (a) All Tax Returns required to be filed by or on behalf of any of the LCB Companies have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1998, and, to the Knowledge of LCB, all Tax Returns filed are complete and accurate in all Material respects. All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately preceding the Effective Time will be timely filed or requests for extensions will be timely filed. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on LCB, except to the extent reserved against in the LCB Financial Statements dated prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

     (b) None of the LCB Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

     (c) Adequate provision for any Taxes due or to become due for any of the LCB Companies for the period or periods through and including the date of the respective LCB Financial Statements has been made and is reflected on such LCB Financial Statements.

     (d) Each of the LCB Companies is in compliance with, and its records contain the information and documents (including properly completed IRS Forms W-9) necessary to comply with, in all material respects, applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

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

     (e) None of the LCB Companies has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

     (f) There are no Material Liens with respect to Taxes upon any of the Assets of the LCB Companies.

     (g) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the LCB Companies that occurred during or after any Taxable Period in which the LCB Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1998.

     (h) No LCB Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

     (i) After the date of this Agreement, no Material election with respect to Taxes will be made without the prior consent of Regions, which consent will not be unreasonably withheld.

     (j) No LCB Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     5.9 Assets. The LCB Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible properties used in the businesses of the LCB Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with LCB's past practices. All Assets which are Material to LCB's business on a consolidated basis, held under leases or subleases by any of the LCB Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The LCB Companies currently maintain insurance in amounts, scope, and coverage reasonably necessary for their operations. None of the LCB Companies has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under such policies of insurance and no notices have been given by any LCB Company under such policies. The Assets of the LCB Companies include all Material Assets required to operate the business of the LCB Companies as presently conducted.

     5.10 Environmental Matters.

     (a) Each LCB Company, its Participation Facilities, and, to the Knowledge of LCB, its Loan Properties are, and have been, in compliance with all Environmental Laws, except those instances of non-compliance which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB.

     (b) There is no Litigation pending or, to the Knowledge of LCB, threatened before any court, governmental agency, or authority, or other forum in which any LCB Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any LCB Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB.

     (c) There is no Litigation pending, or to the Knowledge of LCB, threatened before any court, governmental agency, or authority, or other forum in which any of its Loan Properties (or LCB in respect of such Loan Property) has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a Loan Property, except for such

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Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB.

     (d) To the Knowledge of LCB, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB.

     (e) To the Knowledge of LCB, during the period of (i) any LCB Company's ownership or operation of any of their respective current properties, (ii) any LCB Company's participation in the management of any Participation Facility, or
(iii) any LCB Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material in, on, under, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB. Prior to the period of (i) any LCB Company's ownership or operation of any of their respective current properties, (ii) any LCB Company's participation in the management of any Participation Facility, or (iii) any LCB Company's holding of a security interest in a Loan Property, to the Knowledge of LCB, there were no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility, or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB.

     5.11 Compliance with Laws. LCB is duly registered as a bank holding company under the BHC Act. Each LCB Company has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB. None of the LCB Companies:

          (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB; and

          (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any LCB Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB, or (iii) requiring any LCB Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any material manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     5.12 Labor Relations. No LCB Company is the subject of any Litigation asserting that it or any other LCB Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other LCB Company to bargain with any labor organization as to wages or conditions of employment, nor is any LCB Company a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any LCB Company, pending or threatened, or to the Knowledge of LCB, is there any activity involving any LCB Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     5.13 Employee Benefit Plans.

     (a) LCB has disclosed to Regions in writing prior to the execution of the Agreement and in Section 5.13 of the LCB Disclosure Memorandum, and has delivered or made available to Regions prior to the execution of this Agreement correct and complete copies in each case of, all Material LCB Benefits Plans. For purposes of this Agreement, "LCB Benefit Plans" means all written pension, retirement, profit-sharing, deferred
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compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs or agreements, all medical, vision, dental, or other written health plans, all life insurance plans, and all other written employee benefit plans or fringe benefit plans, including written "employee benefit plans" as that term is defined in
Section 3(3) of ERISA maintained by, sponsored in whole or in part by, or contributed to by, any LCB Company for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate. Any of the LCB Benefit Plans which is an "employee welfare benefit plan," as that term is defined in Section 3(l) of ERISA, or an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "LCB ERISA Plan." Any LCB ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA) is referred to herein as a "LCB Pension Plan." Neither LCB nor any LCB Company has an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). Each "employee pension benefit plan," as defined in Section 3(2) of ERISA, ever maintained by any LCB Company that was intended to qualify under Section 401(a) of the Internal Revenue Code, is disclosed as such in Section 5.13 of the LCB Disclosure Memorandum.

     (b) LCB has delivered or made available to Regions prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such LCB Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such LCB Benefit Plans or amendments, all determination letters, Material rulings, Material opinion letters, Material information letters, or Material advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1994, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any LCB Benefit Plan with respect to the most recent plan year, and
(iv) the most recent summary plan descriptions and any Material modifications thereto.

     (c) All LCB Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB. Each LCB ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and LCB is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Each trust created under any LCB ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and LCB is not aware of any circumstance which will or could reasonably result in revocation of such exemption. With respect to each LCB Benefit Plan to the Knowledge of LCB, no event has occurred which will or could reasonably give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on LCB. There is no Material pending or, to the Knowledge of LCB, threatened Litigation relating to any LCB ERISA Plan.

     (d) No LCB Company has engaged in a transaction with respect to any LCB Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date of this Agreement, would subject any LCB Company to a Material tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB. Neither LCB nor any administrator or fiduciary of any LCB Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner which could subject LCB to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA, where such Liability, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on LCB. No oral or written representation or communication with respect to any aspect of the LCB Benefit Plans has been made to employees of any LCB Company which is not in accordance with the written or otherwise preexisting terms and provisions of such plans, where any Liability with respect to such representation or disclosure is reasonably likely to have a Material Adverse Effect on LCB.

                                      A-14
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     (e) No LCB Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the Assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no Material change in the financial position or funded status of any LCB Pension Plan, (ii) no change in the actuarial assumptions with respect to any LCB Pension Plan, and (iii) no increase in benefits under any LCB Pension Plan as a result of plan amendments or changes in applicable Law, any of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB. Neither any LCB Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any LCB Company, or the single-employer plan of any entity which is considered one employer with LCB under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or
Section 302 of ERISA (whether or not waived) (a "LCB ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. All contributions with respect to a LCB Pension Plan or any single-employer plan of a LCB ERISA Affiliate have or will be timely made and there is no lien or expected to be a lien under Internal Revenue Code Section 412(n) or ERISA Section 302(f) or Tax under Internal Revenue Code Section 4971. No LCB Company has provided, or is required to provide, security to a LCB Pension Plan or to any single-employer plan of a LCB ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code. All premiums required to be paid under ERISA Section 4006 have been timely paid by LCB, except to the extent any failure would not have a Material Adverse Effect on LCB.

     (f) No Liability under Title IV of ERISA has been or is expected to be incurred by any LCB Company with respect to any defined benefit plan currently or formerly maintained by any of them or by any LCB ERISA Affiliate that has not been satisfied in full (other than Liability for Pension Benefit Guaranty Corporation premiums, which have been paid when due, except to the extent any failure would not have a Material Adverse Effect on LCB).

     (g) No LCB Company has any obligations for retiree health and retiree life benefits under any of the LCB Benefit Plans other than with respect to benefit coverage mandated by applicable Law.

     (h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, by themselves, (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any LCB Company from any LCB Company under any LCB Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any LCB Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

     5.14 Material Contracts. Except as set forth in Section 5.14 of the LCB Disclosure Memorandum, none of the LCB Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any LCB Company or the guarantee by any LCB Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by LCB with the SEC as of the date of this Agreement if LCB were required to file a Form 10-K with the SEC (together with all Contracts referred to in Sections 5.9 and 5.13(a) of this Agreement, the "LCB Contracts"). With respect to each LCB Contract: (i) the Contract is in full force and effect; (ii) no LCB Company is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB; (iii) no LCB Company has repudiated or waived any Material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of LCB, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB, or has repudiated or waived
                                      A-15
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any Material provision thereunder. Except for Federal Home Loan Bank advances, all of the indebtedness of any LCB Company for money borrowed is prepayable at any time by such LCB Company without penalty or premium.

     5.15 Legal Proceedings.

     (a) There is no Litigation instituted or pending, or, to the Knowledge of LCB, threatened against any LCB Company, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any LCB Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB.

     (b) Section 5.15(b) of the LCB Disclosure Memorandum includes a summary report of all Litigation as of the date of this Agreement to which any LCB Company is a party and which names a LCB Company as a defendant or cross-defendant.

     5.16 Reports. Since December 31, 1994, or the date of organization if later, each LCB Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on LCB. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws.

     5.17 Statements True and Correct. None of the information supplied or to be supplied by any LCB Company or any Affiliate thereof regarding LCB or such Affiliate for inclusion in the Registration Statement to be filed by Regions with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or contain any untrue statement of a Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any LCB Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to LCB's stockholders in connection with the Stockholders' Meeting will, when first mailed to the stockholders of LCB, be false or misleading with respect to any Material fact, or contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact required to be stated thereunder or necessary to correct any Material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any LCB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

     5.18 Tax and Regulatory Matters. Except as specifically contemplated by this Agreement, no LCB Company or any Affiliate thereof has taken or agreed to take any action, and LCB has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of LCB there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without imposition of any condition of the type described in the last sentence of such Section 9.1(b).

     5.19 State Takeover Laws. Each LCB Company has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination," or other anti-takeover laws and regulations of the State of Tennessee (collectively, "Takeover Laws") including those Laws contained within Sections 48-103-101 et seq. of the TBCA.

     5.20 Charter Provisions. Each LCB Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any LCB Company or restrict or impair the ability of Regions or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any LCB Company that may be directly or indirectly acquired or controlled by it.

     5.21 Support Agreements. Each of the directors of LCB has executed and delivered to Regions a Support Agreement in substantially the form as Exhibit 1 to this Agreement.

     5.22 Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for LCB's own account, or for the account of one or more the LCB Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible.

     5.23 Year 2000. To the Knowledge of LCB, all critical computer software necessary for the conduct of its business (the "Software") has been tested and is designed to be used prior to, during, and after the calendar year 2000 A.D., and critical Software will operate during each such time period without error relating to the year 2000, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century. LCB further represents and warrants that critical Software has been tested and accepts, calculates, sorts, extracts and otherwise processes date inputs and date values, and returns and displays date values, in a consistent manner regardless of the dates used, whether before, on, or after January 1, 2000.

                                   ARTICLE 6

                   REPRESENTATIONS AND WARRANTIES OF REGIONS

     Regions hereby represents and warrants to LCB as follows:

     6.1 Organization, Standing, and Power. Regions is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. Regions is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.2 Authority; No Breach By Agreement.

     (a) Regions has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Regions. This Agreement represents a legal, valid, and binding obligation of Regions, enforceable against Regions in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by Regions, nor the consummation by Regions of the transactions contemplated hereby, nor compliance by Regions with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Regions' Certificate of Incorporation or Bylaws, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Regions Company under, any Contract or Permit of any Regions Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or (iii) subject to receipt of the requisite Consents referred to in
Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Regions Company or any of their respective Material Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Regions of the Merger and the other transactions contemplated in this Agreement.

     6.3 Capital Stock. The authorized capital stock of Regions consists, as of the date of this Agreement, of 500,000,000 shares of Regions Common Stock, of which 223,910,093 shares were issued and outstanding and 888 shares were held as treasury shares as of March 31, 1999. All of the issued and outstanding shares of Regions Common Stock are, and all of the shares of Regions Common Stock to be issued in exchange for shares of LCB Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of Regions Common Stock has been, and none of the shares of Regions Common Stock to be issued in exchange for shares of LCB Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of Regions.

     6.4 Regions Subsidiaries. Regions or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each Regions Subsidiary. No equity securities of any Regions Subsidiary are or may become required to be issued (other than to another Regions Company) by reason of any Rights, and there are no Contracts by which any Regions Subsidiary is bound to issue (other than to another Regions Company) additional shares of its capital stock or Rights or by which any Regions Company is or may be bound to transfer any shares of the capital stock of any Regions Subsidiary (other than to another Regions Company). There are no Contracts relating to the rights of any Regions Company to vote or to dispose of any shares of the capital stock of any Regions Subsidiary. All of the shares of capital stock of each Regions Subsidiary held by a Regions Company are fully paid and, except as provided in statutes pursuant to which depository institution Subsidiaries are organized, nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Regions Company free and clear of any Lien. Each Regions Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Regions Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. Each Regions Subsidiary that is a depository institution is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or Savings Association Insurance Fund.

     6.5 SEC Filings; Financial Statements.

     (a) Regions has filed and made available to LCB all forms, reports, and documents required to be filed by Regions with the SEC since January 1 of the second fiscal year preceding the date of this Agreement (collectively, the "Regions SEC Reports"). The Regions SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a

Material fact required to be stated in such Regions SEC Reports or necessary in order to make the statements in such Regions SEC Reports, in light of the circumstances under which they were made, not misleading. Except for Regions Subsidiaries that are registered as a broker, dealer, or investment advisor or filings required due to fiduciary holdings of the Regions Subsidiaries, none of Regions Subsidiaries is required to file any forms, reports, or other documents with the SEC.

     (b) Each of the Regions Financial Statements (including, in each case, any related notes) contained in the Regions SEC Reports, including any Regions SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of Regions and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount or effect.

     6.6 Absence of Undisclosed Liabilities. No Regions Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Regions as of March 31, 1999, included in the Regions Financial Statements or reflected in the notes thereto and except for Liabilities incurred in the ordinary course of business subsequent to March 31, 1999. No Regions Company has incurred or paid any Liability since March 31, 1999, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.7 Absence of Certain Changes or Events. Since March 31, 1999, except as disclosed in the Regions Financial Statements delivered prior to the date of this Agreement, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, and (ii) the Regions Companies have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

     6.8 Compliance with Laws. Regions is duly registered as a bank holding company under the BHC Act. Each Regions Company has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. None of the Regions Companies:

          (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions; and

          (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Regions Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or (iii) requiring any Regions Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     6.9 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of Regions, threatened against any Regions Company, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Regions Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.10 Reports. Since December 31, 1994, or the date of organization if later, each Regions Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws.

     6.11 Statements True and Correct. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof regarding Regions or such Affiliate for inclusion in the Registration Statement to be filed by Regions with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or contain any untrue statement of a Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to LCB's stockholders in connection with the Stockholders' Meeting, will, when first mailed to the stockholders of LCB, be false or misleading with respect to any Material fact, or contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact required to be stated thereunder or necessary to correct any Material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any Regions Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

     6.12 Tax and Regulatory Matters. No Regions Company or any Affiliate thereof has taken or agreed to take any action, and Regions has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

     6.13 Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for Regions' own account, or for the account of one or more the Regions Subsidiaries or their customers, were entered into
(i) in accordance with prudent business practices and all applicable Laws, and
(ii) with counterparties believed to be financially responsible.

     6.14 Year 2000. Regions has disclosed to LCB a complete and accurate copy of Regions' plan, including an estimate of the anticipated associated costs, for implementing modifications to Regions' hardware, software, and computer systems, chips, and microprocessors, to ensure proper execution and accurate processing of all date-related data, whether from years in the same century or in different centuries. Between the date of this Agreement and the Effective Time, Regions shall endeavor to continue its efforts to implement such plan.

                                   ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1 Affirmative Covenants of Both Parties. Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each Party shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course, (ii) preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use its reasonable efforts to maintain its current employee relationships, and (iv) take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement, or (b) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any Regions Company from discontinuing or disposing of any of its Assets or business, or from acquiring or agreeing to acquire any other Person or any Assets thereof, if such action is, in the judgment of Regions, desirable in the conduct of the business of Regions and its Subsidiaries.

     7.2 Negative Covenants of LCB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, LCB covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of Regions, which consent shall not be unreasonably withheld:

          (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of any LCB Company, or

          (b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money (other than indebtedness of a LCB Company to another LCB Company) in excess of an aggregate of $100,000 (for the LCB Companies on a consolidated basis), except in the ordinary course of the business consistent with past practices (which shall include, for LCB Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any LCB Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the LCB Disclosure Memorandum); or

          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any LCB Company, or declare or pay any dividend or make any other distribution in respect of LCB's capital stock, provided that LCB may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay regular annual cash dividends on the shares of its common stock at a rate not in excess of $18.00 per share with usual and regular record and payment dates in accordance with past practice; provided further that any dividend declared by the Board of Directors of LCB for the annual period during which the Effective Time occurs shall be declared prior to the Effective Time and shall be payable in an amount determined by the Board of Directors of LCB not in excess of $18.00 multiplied by a fraction the numerator of which shall be the number of dividend record dates for quarterly dividends payable on shares for Regions Common Stock elapsed since the last dividend record date for the annual dividend payable on shares of LCB Common Stock and the denominator of which shall be four; or

          (d) except for this Agreement or pursuant to the exercise of Rights outstanding as of the date of this Agreement and pursuant to the terms thereof in existence on the date of this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of LCB Common Stock or any other capital stock of any LCB Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

          (e) adjust, split, combine, or reclassify any capital stock of any LCB Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of LCB Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any LCB Subsidiary (unless any such shares of stock are sold or otherwise transferred to another LCB Company) or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration and other than dispositions in the ordinary course of business of (i) investment securities, (ii) loans, including dispositions thereof through loan participation agreements, and (iii) other real estate owned by any LCB Company; or

          (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any Material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly-owned LCB Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

          (g) grant any increase in compensation or benefits to the employees or officers of any LCB Company, except as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement; enter into or amend any severance agreements with officers of any LCB Company; grant any increase in fees or other increases in compensation or other benefits to directors of any LCB Company; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

          (h) enter into or amend any employment Contract between any LCB Company and any Person (unless such amendment is required by Law) that the LCB Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

          (i) adopt any new employee benefit plan of any LCB Company or make any Material change in or to any existing employee benefit plans of any LCB Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan provided, however that LCB Companies may continue to provide bonuses under currently existing benefit plans consistent with past practices; or

          (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

          (k) commence any Litigation other than as necessary for the prudent operation of its business or settle any Litigation involving any Liability of any LCB Company for Material money damages or restrictions upon the operations of any LCB Company; or

          (l) except in the ordinary course of business, modify, amend, or terminate any Material Contract or waive, release, compromise, or assign any Material rights or claims.

     7.3 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a Material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.4 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not Material). As of their respective dates, such reports filed with the SEC will comply in all Material respects with the Securities Laws and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 8

                             ADDITIONAL AGREEMENTS

     8.1 Registration Statement; Proxy Statement; Stockholder Approval. As soon as reasonably practicable after execution of this Agreement, Regions shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Regions Common Stock upon consummation of the Merger. LCB shall furnish all information concerning it and the holders of its capital stock as Regions may reasonably request in connection with such action. LCB shall call a Stockholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with the Stockholders' Meeting, (i) LCB shall mail the Proxy Statement to all its stockholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of LCB shall recommend to its stockholders the approval of the matters submitted for approval, and (iv) the Board of Directors and officers of LCB shall use their reasonable efforts to obtain such stockholders' approval, provided that each of Regions and LCB may withdraw, modify, or change in an adverse manner to the other Party its recommendations if the Board of Directors of such Party, after having consulted with and based upon the advice of outside counsel, determines in good faith that the failure to so withdraw, modify, or change its recommendation could constitute a breach of the fiduciary duties of LCB's Board of Directors under applicable Law. In addition, nothing in this Section 8.1 or elsewhere in this Agreement shall prohibit accurate disclosure by LCB of information that is required to be disclosed in the Registration Statement or the Proxy Statement or in any other document required to be filed with the SEC (including, without limitation, a Solicitation/Recommendation Statement on Schedule 14D-9) or otherwise required to be publicly disclosed by applicable Law or regulations or rules of the NASD.

     8.2 Exchange Listing. Regions shall use its reasonable efforts to list, prior to the Effective Time, on the Nasdaq NMS, subject to official notice of issuance, the shares of Regions Common Stock to be issued to the holders of LCB Common Stock pursuant to the Merger.

     8.3 Applications. Regions shall promptly prepare and file, and LCB shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

     8.4 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, Regions shall execute and file the Delaware Certificate of Merger with the Secretary of State of the State of Delaware and the Tennessee Articles of Merger with the Secretary of State of the State of Tennessee in connection with the Closing.

     8.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.6 Investigation and Confidentiality.

     (a) Prior to the Effective Time, each Party shall keep the other Party advised of all Material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

     (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

     (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

     (d) Neither Party nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client or similar privilege with respect to such information or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty, or agreement entered into prior to the date of this Agreement. The Parties will use their reasonable efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply.

     8.7 Press Releases. Prior to the Effective Time, Regions and LCB shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.8 Certain Actions. Except with respect to this Agreement and the transactions contemplated hereby, no LCB Company nor any Affiliate thereof nor any Representatives thereof retained by any LCB Company shall directly or indirectly solicit or engage in negotiations concerning any Acquisition Proposal, or provide any confidential information or assistance to, or have any discussions with, any Person with respect to an Acquisition Proposal. Notwithstanding the foregoing, LCB may, and may authorize and permit its Representatives to, provide Persons with confidential information, have discussions or negotiations with, or otherwise facilitate an effort or attempt by such Person to make or implement an Acquisition Proposal not solicited in violation of this Agreement if LCB's Board of Directors, after having consulted with, and based upon the advice of, outside counsel, determines in good faith that the failure to take such actions could constitute a breach of the fiduciary duties of LCB's Board of Directors under applicable Law; provided, that LCB shall promptly advise Regions following the receipt of any Acquisition Proposal and the Material details thereof; and, provided further, that prior to delivery of confidential information relating to LCB or access to LCB's books, records, or properties in connection therewith. Nothing contained in this Section 8.8 shall prohibit the Board of Directors of LCB from complying with Rule 14e-2, promulgated under the 1934 Act. LCB shall (i) immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and
(ii) direct and use its reasonable efforts to cause of all its Representatives not to engage in any of the foregoing.

     8.9 Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

     8.10 State Takeover Laws. Each LCB Company shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws.

     8.11 Charter Provisions. Each LCB Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any LCB Company or restrict or impair the ability of Regions or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any LCB Company that may be directly or indirectly acquired or controlled by it.

     8.12 Agreement of Affiliates. LCB has disclosed in Section 8.12 of the LCB Disclosure Memorandum each Person whom it reasonably believes may be deemed an "affiliate" of LCB for purposes of Rule 145 under the 1933 Act. LCB shall use its reasonable efforts to cause each such Person to deliver to Regions not later than 30 days prior to the Effective Time, a written agreement, in substantially the form of Exhibit 2, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of LCB Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Regions Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. Shares of Regions Common Stock issued to such affiliates of LCB in exchange for shares of LCB Common Stock shall not be transferable, regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.12 (and Regions shall be entitled to place restrictive legends upon certificates for shares of Regions Common Stock issued to affiliates of LCB pursuant to this Agreement to enforce the provisions of this Section 8.12). Regions shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Regions Common Stock by such affiliates.

     8.13. Employee Benefits and Contracts. Following the Effective Time, Regions shall provide generally to officers and employees of the LCB Companies, who at or after the Effective Time become employees of a Regions Company, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock except as set forth in this Section 8.13), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Regions Companies to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under such employee benefit plans, (i) service under any qualified defined benefit plans of LCB shall be treated as service under Regions' qualified defined benefit plans, (ii) service under any qualified defined contribution plans of LCB shall be treated as service under Regions' qualified defined contribution plans, and (iii) service under any other employee benefit plans of LCB shall be treated as service under any similar employee benefit plans maintained by Regions. Regions also shall cause LCB and its Subsidiaries to honor all employment, severance, consulting, and other compensation Contracts disclosed in Section 8.13 of the LCB Disclosure Memorandum to Regions between any LCB Company and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the LCB Benefit Plans.

     8.14 Indemnification.

     (a) Subject to the conditions set forth in paragraph (b) below, for a period of six (6) years after the Effective Time, Regions shall indemnify, defend, and hold harmless each Person entitled to indemnification from a LCB Company (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent permitted by Tennessee Law, in each case as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation; provided, however, that all rights to indemnification in respect of any claim asserted or made against an Indemnified Party within such six- (6) year period shall continue until the final disposition of such claim. Without limiting the foregoing, in any case in which approval by LCB is required to effectuate any indemnification, Regions shall cause LCB to direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Regions and the Indemnified Party.

     (b) Any Indemnified Party wishing to claim indemnification under paragraph
(a) above, upon learning of any such Liability or Litigation, shall promptly notify Regions thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Regions or LCB shall have the right to assume the defense thereof and Regions shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof (employing counsel reasonably satisfactory to the Indemnified Parties), except that if Regions or LCB elects not to assume such defense or counsel for the Indemnified Parties advises in writing that there are Material substantive issues which raise conflicts of interest between Regions or LCB and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Regions or LCB shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that (i) Regions shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, unless counsel for any Indemnified Party advises in writing that there are Material substantive issues which raise conflicts of interest between the Indemnified Parties, (ii) the Indemnified Parties will cooperate (to the extent reasonably appropriate under the circumstances) in the defense of any such Litigation, and (iii) Regions shall not be liable for any settlement effected without its prior written consent; and provided further that Regions shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

     (c) If Regions or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Regions shall assume the obligations set forth in this Section 8.14.

     (d) The provisions of this Section 8.14 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

     8.15 Certain Modifications. Regions and LCB shall consult with respect to their loan, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) and LCB shall make such modifications or changes to its policies and practices, if any, prior to the Effective Time, as may be mutually agreed upon. Regions and LCB also shall consult with respect to the character, amount, and timing of restructuring and Merger-related expense charges to be taken by each of the Parties in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP as may be mutually agreed upon by the Parties. Neither Party's representations, warranties, and covenants contained in this Agreement shall be deemed to be inaccurate or breached in any respect or deemed to have a Material Adverse Effect on LCB as a consequence of any modifications or charges undertaken solely on account of this Section 8.15.

                                   ARTICLE 9

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

          (a) Stockholder Approval. The stockholders of LCB shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of any governing instruments.

          (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (excluding requirements relating to the raising of additional capital or the disposition of Assets or deposits) which in the reasonable good faith judgment of the Board of Directors of Regions would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

          (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the Board of Directors of Regions would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

          (d) Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

          (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Regions Common Stock issuable pursuant to the Merger shall have been received.

          (f) Exchange Listing. The shares of Regions Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq NMS, subject to official notice of issuance.

          (g) Tax Matters. Each Party shall have received a written opinion from Alston & Bird LLP, in a form reasonably satisfactory to such Party (the "Tax Opinion"), dated the date of the Effective Time, substantially to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) no gain or loss will be recognized by holders of LCB Common Stock who exchange all of their LCB Common Stock solely for Regions Common Stock pursuant to the Merger (except with respect to any cash received in lieu of a fractional share interest in Regions Common Stock), (iii) the tax basis of the Regions Common Stock received by holders of LCB Common Stock who exchange all of their LCB Common Stock solely for Regions Common Stock in the Merger will be the same as the tax basis of the LCB Common Stock surrendered in exchange for the

     Regions Common Stock (reduced by an amount allocable to a fractional share interest in Regions Common Stock for which cash is received), and (iv) the holding period of the Regions Common Stock received by holders who exchange all of their LCB Common Stock solely for Regions Common Stock in the Merger will be the same as the holding period of the LCB Common Stock surrendered in exchange therefor, provided that such LCB Common Stock is held as a capital asset at the Effective Time. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of LCB and Regions reasonably satisfactory in form and substance to such counsel.

          (h) Consummation of NAB Acquisition. The satisfaction or waiver of all of the conditions to consummation of the transactions contemplated by that certain Agreement and Plan of Reorganization by and between North Alabama Bank and Regions dated as of July 8, 1999.

     9.2 Conditions to Obligations of Regions. The obligations of Regions to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Regions pursuant to Section 11.6(a) of this Agreement:

          (a) Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of LCB set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of LCB set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of LCB set forth in Sections 5.18, 5.19, and
     5.20 of this Agreement shall be true and correct in all Material respects. There shall not exist inaccuracies in the representations and warranties of LCB set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.18, 5.19, and 5.20) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on LCB; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material, "Material," "Material Adverse Effect," or variations thereof, or to the "Knowledge" of LCB or to a matter being "known" by LCB shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of LCB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

          (c) Certificates. LCB shall have delivered to Regions (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by LCB's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Regions and its counsel shall request.

          (d) Affiliate Agreements. Regions shall have received from each affiliate of LCB the affiliates agreement referred to in Section 8.12 of this Agreement.

          (e) Claims Letters. Each of the directors and executive officers of LCB shall have executed and delivered to Regions, letters in substantially the form of Exhibit 3.

          (f) Legal Opinion. Regions shall have received a written opinion, dated as of the Effective Time, of counsel to LCB, in substantially the form of Exhibit 4.

     9.3 Conditions to Obligations of LCB. The obligations of LCB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by LCB pursuant to Section 11.6(b) of this Agreement:

          (a) Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Regions set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Regions set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of Regions set forth in Section 6.12 of this Agreement shall be true and correct in all Material respects. There shall not exist inaccuracies in the representations and warranties of Regions set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.12) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Regions; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material," "Material," "Material Adverse Effect," or variations thereof, or to the "Knowledge" of Regions or to a matter being "known" by Regions shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Regions to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

          (c) Certificates. Regions shall have delivered to LCB (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Regions' Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as LCB and its counsel shall request.

          (d) Legal Opinion. LCB shall have received a written opinion, dated as of the Effective Time, of counsel to Regions, in substantially the form of Exhibit 5.

                                   ARTICLE 10

                                  TERMINATION

     10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of LCB, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of the Board of Directors of Regions and the Board of Directors of LCB; or

          (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of LCB and Section 9.3(a) of this Agreement in the case of Regions or in Material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of LCB and
     Section 9.3(a) of this Agreement in the case of Regions; or

          (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of LCB and Section 9.3(a) in the case of Regions) in the event of a Material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

          (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the stockholders of LCB fail to vote their approval of the matters submitted for the approval by such stockholders at the Stockholders' Meeting where the transactions were presented to such stockholders for approval and voted upon; or

          (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by March 31, 2000, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

          (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of LCB and Section 9.3(a) of this Agreement in the case of Regions or in Material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement; or

          (g) By the Board of Directors of Regions, at any time prior to the 45th day after execution of this Agreement without any Liability in the event that the review of the Assets, business, financial condition, results of operations, and prospects of LCB undertaken by Regions during such time period or any of the disclosures contained in the LCB Disclosure Memorandum causes the Board of Directors of Regions to determine, in its reasonable good faith judgment, that a fact or circumstance exists or is likely to exist or result which materially and adversely impacts one or more of the economic benefits to Regions of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

     10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c), or 10.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

     10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles 2, 3, 4, and 11 and Sections 8.12 and 8.14 of this Agreement.

                                   ARTICLE 11

                                 MISCELLANEOUS

     11.1 Definitions.

     (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

          "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or Assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of, such Party or any of its Subsidiaries.

          "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

          "Agreement" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

          "Assets" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

          "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

          "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

          "Default" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or
     (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

          "Delaware Certificate of Merger" shall mean the certificate of merger to be executed by Regions and filed with the Secretary of State of the State of Delaware, relating to the Merger as contemplated by Section 1.1 of this Agreement.

          "DGCL" shall mean the Delaware General Corporation Law.

          "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq.("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "Exhibits" 1 through 5, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

          "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

          "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge of the chairman, president, or chief financial officer of such Person.

          "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

          "LCB Common Stock" shall mean the $1.00 par value Class A common stock of LCB.

          "LCB Companies" shall mean, collectively, LCB and all LCB
     Subsidiaries.

          "LCB Disclosure Memorandum" shall mean the written information entitled "LCB Disclosure Memorandum" delivered prior to the execution of this Agreement to Regions describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section or subsection of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section or subsection shall not be deemed to be disclosed for any other purpose hereunder. The inclusion of any matter in this document shall not be deemed an admission or otherwise to imply that any such matter is Material for purposes of this Agreement.

          "LCB Financial Statements" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of LCB as of March 31, 1999 and as of December 31, 1998 and 1997, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 1999 and for each of the three years ended December 31, 1998, 1997, and 1996, included in the LCB Disclosure Memorandum, and (ii) the consolidated statements of condition of LCB (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to March 31, 1999.

          "LCB Subsidiaries" shall mean the Subsidiaries of LCB, which shall include the LCB Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of LCB in the future and owned by LCB at the Effective Time.

          "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for property Taxes not yet due and payable, and (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and other Liens incurred in the ordinary course of the banking business.

          "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

          "Loan Property" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "Material Adverse Effect" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a Material adverse impact on (i) the financial condition, results of operations, or business of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, and (d) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

          "NASD" shall mean the National Association of Securities Dealers, Inc.

          "Nasdaq NMS" shall mean the National Market System of The Nasdaq Stock Market.

          "1933 Act" shall mean the Securities Act of 1933, as amended.

          "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

          "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including, but not limited to, participating in a fiduciary capacity) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

          "Party" shall mean either LCB or Regions, and "PARTIES" shall mean both LCB and Regions.

          "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

          "Person" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "Proxy Statement" shall mean the proxy statement used by LCB to solicit the approval of its stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of Regions relating to the issuance of the Regions Common Stock to holders of LCB Common Stock.

          "Regions Common Stock" shall mean the $.625 par value common stock of Regions.

          "Regions Companies" shall mean, collectively, Regions and all Regions Subsidiaries.

          "Regions Financial Statements" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Regions as of March 31, 1999 and as of December 31, 1998 and 1997, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 1999 and for each of the three years ended December 31, 1998, 1997, and 1996, as filed by Regions in SEC Documents, and (ii) the consolidated statements of condition of Regions (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31, 1999.

          "Regions Subsidiaries" shall mean the Subsidiaries of Regions and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Regions in the future and owned by Regions at the Effective Time.

          "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Regions under the 1933 Act with respect to the shares of Regions Common Stock to be issued to the stockholders of LCB in connection with the transactions contemplated by this Agreement.

          "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

          "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

          "Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

          "SEC" shall mean the United States Securities and Exchange Commission.

          "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

          "Stockholders' Meeting" shall mean the meeting of the stockholders of LCB to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

          "Subsidiaries" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

          "Surviving Corporation" shall mean Regions as the surviving corporation resulting from the Merger.

          "Tax" or "Taxes" shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, including any interest, penalties, or additions thereto.

          "Taxable Period" shall mean any period prescribed by any governmental authority, including the United States or any state, local, or foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

          "Tax Return" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

          "TBCA" shall mean the Tennessee Business Corporation Act, as amended.

          "TBL" shall mean the Tennessee Banking Law, as amended.

          "Tennessee Articles of Merger" shall mean the Articles of Merger to be executed by Regions and filed with the Secretary of State of the State of Tennessee relating to the Merger as contemplated by Section 1.1 of this Agreement.

     (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Closing.....................................................  Section 1.2
Effective Time..............................................  Section 1.3
Exchange Agent..............................................  Section 4.1
Exchange Ratio..............................................  Section 3.1(b)
Indemnified Party...........................................  Section 8.14
LCB Benefit Plans...........................................  Section 5.13(a)
LCB Contracts...............................................  Section 5.14
LCB ERISA Affiliate.........................................  Section 5.13(e)
LCB ERISA Plan..............................................  Section 5.13(a)
LCB Pension Plan............................................  Section 5.13(a)
LCB SEC Reports.............................................  Section 5.5(a)
Merger......................................................  Section 1.1
Regions SEC Reports.........................................  Section 6.5(a)
Takeover Laws...............................................  Section 5.19
Tax Opinion.................................................  Section 9.1(g)

     (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     11.2 Expenses.

     (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and one-half of the printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

     (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

     11.3 Brokers and Finders. Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his, her, or its representing or being retained by or allegedly representing or being retained by LCB or Regions, each of LCB and Regions, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than the Confidentiality Agreement, which shall remain in effect. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.12 and 8.14 of this Agreement.

     11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that the provisions of this Agreement relating to the manner or basis in which shares of LCB Common Stock will be exchanged for Regions Common Stock shall not be amended after the Stockholders' Meeting without the requisite approval of the holders of the issued and outstanding shares of Regions Common Stock and LCB Common Stock, as the case may be, entitled to vote thereon.

     11.6 Waivers.

     (a) Prior to or at the Effective Time, Regions, acting through its Board of Directors, chief executive officer, chief financial officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by LCB, to waive or extend the time for the compliance or fulfillment by LCB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Regions under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Regions except that any unfulfilled conditions shall be deemed to have been waived at the Effective Time.

     (b) Prior to or at the Effective Time, LCB, acting through its Board of Directors, chief executive officer, chief financial officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Regions, to waive or extend the time for the compliance or fulfillment by Regions of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of LCB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of LCB except that any unfulfilled conditions shall be deemed to have been waived at the Effective Time.

     (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this

Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

     11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

LCB:              LCB CORPORATION
                  P.O. Box 677
                  Fayetteville, Tennessee 37334
                  Telecopy Number: (931) 433-8959
                  Attention: Charles E. Gleghorn
                             Chairman and Chief Executive Officer

Copy to Counsel:  BAKER, DONELSON, BEARMAN & CALDWELL,
                  A PROFESSIONAL CORPORATION
                  Nashville City Center
                  Suite 1700
                  511 Union Street
                  Nashville, Tennessee 37219-1750
                  Attention: Steven J. Eisen

Regions:          REGIONS FINANCIAL CORPORATION
                  417 N. 20th Street
                  Birmingham, Alabama 35203
                  Telecopy Number: (205) 326-7571
                  Attention: Richard D. Horsley
                             Vice Chairman and Executive Financial Officer

Copy to Counsel:  REGIONS FINANCIAL CORPORATION
                  417 N. 20th Street
                  Birmingham, Alabama 35203
                  Telecopy Number: (205) 326-7751
                  Attention: Samuel E. Upchurch, Jr. General Counsel

     11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws, except to the extent that the Laws of the State of Tennessee relate to the consummation of the Merger.

     11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     11.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.

     11.13 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                                                LCB CORPORATION

By: /s/ MARY JANE CALDWELL                             By: /s/ CHARLES E. GLEGHORN
                                                       -----------------------------------------------------
-----------------------------------------------------      Charles E. Gleghorn
    Mary Jane Caldwell                                     Chairman and Chief Executive Officer
    Secretary

ATTEST:                                                REGIONS FINANCIAL CORPORATION

By: /s/ SAMUEL E. UPCHURCH, JR.                        By: /s/ RICHARD D. HORSLEY
                                                       -----------------------------------------------------
-----------------------------------------------------      Richard D. Horsley
    Samuel E. Upchurch, Jr.                                Vice Chairman
    Corporate Secretary

[CORPORATE SEAL]

                                                                      APPENDIX B

                            TENNESSEE CODE ANNOTATED
                     TITLE 48 CORPORATIONS AND ASSOCIATIONS
                        FOR-PROFIT BUSINESS CORPORATIONS
                         CHAPTER 23 DISSENTERS' RIGHTS

48-23-101. DEFINITIONS

     As used in this chapter, unless the context otherwise requires:

          (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder;

          (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;

          (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under sec. 48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;

          (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

          (5) "Interest" means interest from the effective date of the corporate action that gave rise to the shareholder's right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

          (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

          (7) "Shareholder" means the record shareholder or the beneficial shareholder.

48-23-102. RIGHT TO DISSENT

     (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party:

             (A) If shareholder approval is required for the merger by sec. 48-21-104 or the charter and the shareholder is entitled to vote on the merger; or

             (B) If the corporation is a subsidiary that is merged with its parent under sec. 48-21-105;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

          (4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter's shares because it:

             (A) Alters or abolishes a preferential right of the shares;

             (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

             (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

             (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

             (E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under sec. 48-16-104; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     (c) Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters' rights, is listed on an exchange registered under sec. 6 of the Securities Exchange Act of 1934, as amended, or is a "national market system security," as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

48-23-103. DISSENT BY NOMINEES AND BENEFICIAL OWNERS

     (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one
(1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and the partial dissenter's other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares of any one (1) or more classes held on the beneficial shareholder's behalf only if the beneficial shareholder:

          (1) Submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (2) Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.

48-23-201. NOTICE OF DISSENTERS' RIGHTS

     (a) If proposed corporate action creating dissenters' rights under sec. 48-23-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

     (b) If corporate action creating dissenters' rights under sec. 48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in sec. 48-23-203.

     (c) A corporation's failure to give notice pursuant to this section will not invalidate the corporate action.

48-23-202. NOTICE OF INTENT TO DEMAND PAYMENT

     (a) If proposed corporate action creating dissenters' rights under sec. 48-23-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must:

          (1) Deliver to the corporation, before the vote is taken, written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

          (2) Not vote the shareholder's shares in favor of the proposed action. No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provide the notice required by sec. 48-23-201.

     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder's shares under this chapter.

48-23-203. DISSENTERS' NOTICE

     (a) If proposed corporate action creating dissenters' rights under sec. 48-23-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of sec. 48-23-202.

     (b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders or effectuated, whichever is the first to occur, and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person asserting dissenters' rights acquired beneficial ownership of the shares before that date;

          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date the subsection (a) notice is delivered; and

          (5) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to sec. 48-23-201.

48-23-204. DUTY TO DEMAND PAYMENT

     (a) A shareholder sent a dissenters' notice described in sec. 48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to sec. 48-23-203(b)(3), and deposit the shareholder's certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

     (d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.

48-23-205. SHARE RESTRICTIONS

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under sec. 48-23-207.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

48-23-206. PAYMENT

     (a) Except as provided in sec. 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with sec. 48-23-204 the amount the corporation estimates to be the fair value of each dissenter's shares, plus accrued interest.

     (b) The payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under sec. 48-23-209; and

          (5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to sec. 48-23-201 or sec. 48-23-203.

48-23-207. FAILURE TO TAKE ACTION

     (a) If the corporation does not effectuate the proposed action that gave rise to the dissenters' rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters' notice under sec. 48-23-203 and repeat the payment demand procedure.

48-23-208. AFTER-ACQUIRED SHARES

     (a) A corporation may elect to withhold payment required by sec. 48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

     (b) To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under sec. 48-23-209.

48-23-209. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

     (a) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate (less any payment under sec. 48-23-206), or reject the corporation's offer under sec. 48-23-208 and demand payment of the fair value of the dissenter's shares and interest due, if:

          (1) The dissenter believes that the amount paid under sec. 48-23-206 or offered under sec. 48-23-208 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

          (2) The corporation fails to make payment under sec. 48-23-206 within two (2) months after the date set for demanding payment; or

          (3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

     (b) A dissenter waives the dissenter's right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter's shares.

48-23-301. COURT ACTION

     (a) If a demand for payment under sec. 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (e) Each dissenter made a party to the proceeding is entitled to judgment:

          (1) For the amount, if any, by which the court finds the fair value of the dissenter's shares, plus accrued interest, exceeds the amount paid by the corporation; or

          (2) For the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under sec. 48-23-208.

48-23-302. COURT COSTS AND COUNSEL FEES

     (a) The court in an appraisal proceeding commenced under sec. 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under sec. 48-23-209.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:

          (1) The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or

          (2) Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

                                LCB CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints Charles E. Gleghorn and Mary Jane Caldwell, and each or either one of them, with full power of substitution, as Proxies to represent and to vote as designed below, all the shares of common stock of LCB Corporation (the "Company") held of record by the undersigned on December 1, 1999, at the Special Meeting of Stockholders (the "Special Meeting") to be held on January 4, 2000, or any adjournments thereof.

1. Proposal to approve the Agreement and Plan of Merger, dated as of July 8, 1999, (the "Agreement"), by and between the Company and Regions Financial Corporation ("Regions") pursuant to which the Company will merge with and into Regions and each share of the Company's common stock (except for certain shares held by the Company, Regions, or their respective subsidiaries) will be converted into 15.789 shares of Regions common stock, subject to possible adjustment, and under such other terms and conditions as are set forth in the
   Agreement:

  [ ]  FOR                      [ ]  AGAINST                      [ ]  ABSTAIN

2. To transact such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER, AND IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES ON ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT THEREOF. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSAL 1.

                   (Continued and to be signed on other side)

                          (Continued from other side)

This Proxy revokes all prior proxies with respect to the Special Meeting and may be revoked prior to its exercise.

Please date and sign exactly as name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                  Dated:

  ----------------------------------------------------------------------------,
  ------

                                                  ------------------------------
                                                   (Print Name of Stockholder)

                                                  ------------------------------

                                                    (Signature of Stockholder)

                                                  ------------------------------

                                                   (Print Name of Stockholder)

                                                  ------------------------------

                                                    (Signature of Stockholder)

      PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED
                           POSTAGE-PREPAID ENVELOPE.